Exhibit 10.1

AMENDMENT NO. 4 TO AMENDED AND RESTATED
REVOLVING CREDIT AND SECURITY AGREEMENT
This AMENDMENT NO. 4 TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 29, 2024 by and among VIRCO MFG. CORPORATION, a Delaware corporation (“VMC”), VIRCO INC., a Delaware corporation (“Virco”, and together with VMC, “Borrowers” and, each individually, a “Borrower”), the financial institutions from time to time party to the Credit Agreement (as defined below) as lenders (collectively, “Lenders”), and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as administrative agent for Lenders (PNC, in such capacity, “Agent”), with respect to the following:
RECITALS
WHEREAS, Borrowers, Lenders and Agent have previously entered into that certain Amended and Restated Revolving Credit and Security Agreement, dated as of September 28, 2021 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”); and
WHEREAS, Borrowers have requested that Lenders and Agent amend the Credit Agreement in certain respects, including without limitation to provide a one-time seasonal increase to the Maximum Revolving Advance Amount, which Lenders and Agent are willing to do on the terms and subject to the conditions contained in this Amendment.
NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in the Credit Agreement, the Other Documents and this Amendment, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENTS
A.Definitions Incorporated. Initially capitalized terms used but not otherwise defined in this Amendment have the respective meanings set forth in the Credit Agreement, as amended hereby.
B.Recitals. The Recitals above are incorporated herein as though set forth in full and Borrowers stipulate to the accuracy of each of the Recitals.
C.Amendments to the Credit Agreement. Subject to the covenants, terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, as of the Amendment No. 4 Effective Date:
1.The Credit Agreement is hereby amended as set forth in Exhibit A to this Amendment, with all revisions to the Credit Agreement reflected in Exhibit A in redlined format (i.e., to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and (b) to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text).

2.Exhibit 1.2(a) [Compliance Certificate] to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit B hereto.
The amendments to the Credit Agreement are limited to the extent specifically set forth above and no other terms, covenants or provisions of the Credit Agreement are intended to be affected hereby.
A.Conditions Precedent. The obligations of Agent and Lenders hereunder, and this Amendment, will be effective on the date (the “Amendment No. 4 Effective Date”) of satisfaction of each of the following conditions precedent, each in a manner in form and substance acceptable to Agent:
1.Amendment. Borrowers shall have delivered to Agent an executed original of this Amendment.
2.Revolving Credit Note. Borrowers shall have delivered to Agent, on behalf of PNC, as the sole Lender, an executed original of a replacement (amended and restated) Revolving Credit Note dated the date hereof in form and substance satisfactory to Agent.
3.Amendment to Fee Letter. Borrowers shall have delivered to Agent an executed original of the Amendment to Fee Letter dated the date hereof, and shall have paid all fees in connection therewith.
4.Representations and Warranties. The representations and warranties contained herein and in the Credit Agreement shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date, in which case each such representation and warranty shall be true and correct in all material respects as of such specific date;
5.No Default. After giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing; and
6.Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be satisfactory in form and substance to Agent and its counsel.
B.Representations and Warranties. To induce Lenders and Agent to enter into this Amendment, each Borrower represents and warrants to Lenders and Agent as of the date hereof as follows:
1.Such Borrower has full power, authority and legal right to enter into this Amendment and to perform all its respective Obligations hereunder. This Amendment has been duly executed and delivered by such Borrower and the Credit Agreement, as amended by this Amendment constitutes the legal, valid and binding obligation of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Amendment (i) are within such Borrower’s powers, have been duly authorized by all necessary company action, are not in contravention of law or the terms of such Borrower’s by-laws, certificate of incorporation, or other applicable documents relating to such Borrower’s formation or to the conduct of such Borrower’s business or of any material agreement or undertaking to which such Borrower is a party or by which such Borrower is bound, (ii) will not conflict with or violate any law or regulation, or any
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judgment, order, writ, injunction or decree of any court or Governmental Body, (iii) will not require the Consent of any Governmental Body or any other Person, except those Consents which will have been duly obtained, made or compiled prior to date hereof and which are in full force and effect, and (iv) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any material agreement, charter document, instrument, by-law or other instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound.
2.After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement are true and correct in all material respects except to the extent any such representation or warranty is expressly stated to have been made as of a specific date, in which case each such representation and warranty is true and correct in all material respects as of such specific date, and no Default or Event of Default has occurred and is continuing.
C.Reaffirmation. Except as specifically modified by this Amendment, the Credit Agreement and the Other Documents remain in full force and effect in accordance with their respective terms and are hereby ratified, reaffirmed and confirmed by Borrowers.
D.Events of Default. Any failure to comply with the terms of this Amendment will constitute an Event of Default under the Credit Agreement.
E.Integration. This Amendment, together with the Credit Agreement and the Other Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
F.Severability. If any part of this Amendment is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
G.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or Lenders to amend or otherwise modify any of the provisions of the Credit Agreement and this Amendment shall have no binding force or effect until the Amendment No. 4 Effective Date.
H.Counterparts; Facsimile Signatures. This Amendment may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or other similar form of electronic transmission (e.g., via .pdf) shall be deemed to be an original signature hereto.
I.Governing Law. This Amendment is an Other Document and is governed by the Applicable Law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction. This governing law election has been made by the parties in reliance on, among other things, Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other Applicable Law.
J.Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of Borrowers, Lenders, Agent, and all future holders of the Obligations and their respective
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successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Amendment without the prior written consent of Agent.
K.Attorneys’ Fees; Costs. Borrowers agree to promptly pay, upon written demand, all reasonable and documented attorneys’ fees and costs incurred in connection with the negotiation, documentation and execution of this Amendment. If any legal action or proceeding shall be commenced at any time by any party to this Amendment in connection with its interpretation or enforcement, the prevailing party or parties in such action or proceeding shall be entitled to reimbursement of its reasonable attorneys’ fees and costs in connection therewith, in addition to all other relief to which the prevailing party or parties may be entitled.
L.Jury Waiver; California Judicial Reference. WITHOUT LIMITING THE APPLICABILITY OF ANY OTHER PROVISION OF THE CREDIT AGREEMENT, THE TERMS OF ARTICLE XII OF THE CREDIT AGREEMENT, INCLUDING WITHOUT LIMITATION SECTION 12.3 REGARDING JURY TRIAL WAIVER AND CALIFORNIA JUDICIAL REFERENCE SHALL APPLY TO THIS AMENDMENT.
M.Total Agreement. This Amendment, the Credit Agreement, and the Other Documents contain the entire understanding among Borrowers, Lenders and Agent and supersede all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties, or guarantees not herein contained and hereinafter made have no force and effect unless in writing, signed by Borrowers’ and Agent’s respective officers. Neither this Amendment nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled, or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Amendment and the Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Amendment.
[signature pages follow]
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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first written above.
VIRCO MFG. CORPORATION,
a Delaware corporation, as a Borrower
By: /s/ Bassey Yau
Name:    Bassey Yau
Title:     Vice President of Finance, Assistant Treasurer and Assistant Secretary
VIRCO INC.,
a Delaware corporation, as a Borrower
By: /s/ Bassey Yau
Name:    Bassey Yau
Title:     Vice President of Finance, Assistant Treasurer and Assistant Secretary
Signature Page to Amendment No. 4 [Virco]

PNC BANK, NATIONAL ASSOCIATION,
as Lender and as Agent
By: /s/ Anthony F. Armstrong
Name: Anthony F. Armstrong
Title:     Vice President
Signature Page to Amendment No. 4 [Virco]

EXHIBIT A TO
AMENDMENT NO. 4 TO AMENDED AND RESTATED
REVOLVING CREDIT AND SECURITY AGREEMENT

Credit Agreement

See attached.

EXHIBIT A

~~Conformed through~~Exhibit A
CONFORMED COPY
through Amendment No. ~~3~~4
dated as of ~~May 5~~April 29, ~~2023~~2024

AMENDED AND RESTATED REVOLVING CREDIT
AND
SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION
(AS LENDER AND AS AGENT)

WITH

VIRCO MFG. CORPORATION,
a Delaware corporation

AND

VIRCO INC.,
a Delaware corporation

(AS BORROWERS)

September 28, 2021
as amended by Amendment No. 1, dated as of December 7, 2021,
Amendment No. 2, dated as of April 15, 2022, ~~and~~ Amendment No. 3, dated as of May 5, 2023, and Amendment No. 4, dated as of April 29, 2024

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LIST OF EXHIBITS AND SCHEDULES
Exhibits

Exhibit 1.2	Borrowing Base Certificate
Exhibit 1.2(a)	Compliance Certificate
Exhibit 16.3	Commitment Transfer Supplement

Schedules

Schedule 1.2	Permitted Encumbrances
Schedule 4.4	Equipment and Inventory Locations; Place of Business, Chief Executive Office, Real Property
Schedule 4.8(j)	Deposit and Investment Accounts
Schedule 5.1	Consents
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.4	Federal Tax Identification Number
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)(i)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 5.24	Equity Interests
Schedule 5.25	Commercial Tort Claims
Schedule 5.26	Letter of Credit Rights
Schedule 5.27 Schedule 7.3 Schedule 7.4	Material Contracts Guaranties Investments
Schedule 7.8	Indebtedness

AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT
This Amended and Restated Revolving Credit and Security Agreement dated as of September 28, 2021 among VIRCO MFG. CORPORATION, a corporation organized under the laws of the State of Delaware (“VMC”), VIRCO INC., a corporation organized under the laws of the State of Delaware (“Virco”) (VMC, Virco and each Person joined hereto as a borrower from time to time, collectively, the “Borrowers”, and each a “Borrower”), the financial institutions which are now or which hereafter become a party hereto (collectively, the “Lenders” and each individually a “Lender”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”), as agent for Lenders (PNC, in such capacity, “Agent”).
IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrowers, Lenders and Agent hereby agree as follows:
ARTICLE IDEFINITIONS.
I.1Accounting Terms. As used in this Agreement, the Other Documents or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied in preparation of the audited financial statements of Borrowers for the fiscal year ended January 31, 2021. If there occurs after the Restatement Date any change in GAAP that affects in any respect the calculation of any covenant contained in this Agreement or the definition of any term defined under GAAP used in such calculations, Agent, Lenders and Borrowers shall negotiate in good faith to amend the provisions of this Agreement that relate to the calculation of such covenants with the intent of having the respective positions of Agent, Lenders and Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the Restatement Date, provided, that, until any such amendments have been agreed upon, the covenants in this Agreement shall be calculated as if no such change in GAAP had occurred and Borrowers shall provide additional financial statements or supplements thereto, attachments to Compliance Certificates and/or calculations regarding financial covenants as Agent may reasonably require in order to provide the appropriate financial information required hereunder with respect to Borrowers both reflecting any applicable changes in GAAP and as necessary to demonstrate compliance with the financial covenants before giving effect to the applicable changes in GAAP.
I.2General Terms. For purposes of this Agreement the following terms shall have the following meanings:
“Accountants” shall have the meaning set forth in Section 9.7 hereof.
“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Agent.
“Advance Rates” shall mean, collectively, the Receivables Advance Rate and the Inventory Advance Rate.
“Advances” shall mean and include the Revolving Advances, the Letters of Credit and the Swing Loans.
“Affected Lender” shall have the meaning set forth in Section 3.11 hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote 10.0% or more of the Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for any such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.
“Agent” shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.
“Agreement” shall mean this Amended and Restated Revolving Credit and Security Agreement, as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, including all schedules and exhibits.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Base Rate in effect on such day, (b) the sum of the Overnight Bank Funding Rate in effect on such day plus one half of one percent (0.5%), and (c) the sum of ~~the~~ Daily ~~BSBY Floating Rate~~Simple SOFR in effect on such day plus one percent (1.0%), so long as ~~a~~ Daily ~~BSBY Floating Rate~~Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Alternate Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Alternate Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs.
“Amendment No. 1” shall mean that certain Amendment No. 1 to Amended and Restated Revolving Credit and Security Agreement and Limited Waiver dated as of December 7, 2021 among Borrowers, the Lenders party thereto and Agent.
“Amendment No. 1 Effective Date” has the meaning specified for such term in Amendment No. 1.
“Amendment No. 2” shall mean that certain Amendment No. 2 to Amended and Restated Revolving Credit and Security Agreement and Limited Waiver dated as of April 15, 2022 among Borrowers, the Lenders party thereto and Agent.
“Amendment No. 2 Effective Date” has the meaning specified for such term in Amendment No. 2.
“Amendment No. 3” shall mean that certain Amendment No. 3 to Amended and Restated Revolving Credit and Security Agreement dated as of May 5, 2023 among Borrowers, the Lenders party thereto and Agent.
“Amendment No. ~~1~~3 Effective Date” has the meaning specified for such term in Amendment No. 3.
“Amendment No. 4” shall mean that certain Amendment No. 4 to Amended and Restated Revolving Credit and Security Agreement dated as of April 29, 2024 among Borrowers, the Lenders party thereto and Agent.

“Amendment No. 4 Effective Date” has the meaning specified for such term in Amendment No. 4.
“Anti-Corruption Laws” shall mean (a) the ~~United States~~U.S. Foreign Corrupt Practices Act of 1977, as amended~~,~~; (b) the ~~UK~~U.K. Bribery Act 2010, as amended; and (c) any other ~~similar~~applicable Law relating to anti-bribery or anti-corruption ~~laws or regulations administered or enforced~~ in any jurisdiction in which ~~the~~any Borrower or ~~any of its Subsidiaries conduct~~Guarantor is located or doing business.
“~~Anti-Terrorism Law~~Anti-Money Laundering Laws” shall mean ~~any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339b, and any regulations or directives promulgated under these provisions.~~(a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended, and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Borrower or Guarantor is located or doing business.
“Applicable Law” shall mean all Laws applicable to the Person, conduct, transaction, covenant, Other Document or contract in question, all provisions of all applicable state, federal and foreign constitutions, statutes, rules, regulations, treaties, directives and orders of any Governmental Body, and all orders, judgments and decrees of all courts and arbitrators.
“Applicable Margin” shall mean, commencing as of ~~May 5, 2023~~or promptly following the Amendment No. 4 Effective Date (in accordance with Agent’s customary procedures for implementing a benchmark change), as of any date of determination, the number of percentage points set forth below opposite the level then in effect, it being understood that the Applicable Margin for (i) Advances that are Domestic Rate Loans shall be the percentage set forth under the column “Domestic Rate Loans” and (ii) Advances that are ~~BSBY~~Term SOFR Rate Loans shall be the percentage set forth under the column “~~BSBY~~Term SOFR Rate Loans”:

Level	Applicable Trigger Period	Domestic Rate Loans	~~BSBY~~Term SOFR Rate Loans
I	during the Seasonal Overadvance Period (as defined in Section 2.1(a)(iii))	2.00	3.00
II	at all other times	1.50	2.50

Notwithstanding anything to the contrary contained herein, (i) no downward adjustment in any Applicable Margin shall be made on any applicable date on which any Event of Default shall have occurred and be continuing, and (ii) upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any affirmative action by any party), each Applicable Margin shall increase to and equal the highest Applicable Margin specified in the pricing table set forth above and shall continue at such highest Applicable Margin until the date (if any) on which such Event of Default shall be waived in accordance with the provisions of this Agreement, at which time the rate will be adjusted based upon whether the Seasonal Advance Period is or is not in effect. Any increase in interest rates and/or other fees payable by Borrowers under this Agreement and the Other Documents pursuant to the provisions of the foregoing sentence shall be in addition to and independent of any increase in such interest rates and/or other fees resulting from the occurrence of any Event of Default and/or the effectiveness of the Default Rate provisions of Section 3.1 hereof or the default fee rate provisions of Section 3.2 hereof.
“Application Date” shall have the meaning set forth in Section 2.8(b) hereof.
“Approvals” shall have the meaning set forth in Section 5.7(b) hereof.
“Approved Electronic Communication” shall mean each notice, demand, communication, information, document and other material transmitted, posted or otherwise made or communicated by e-mail, E-Fax, the Credit Management Module of PNC’s PINACLE® system, or any other equivalent electronic service agreed to by Agent, whether owned, operated or hosted by Agent, any Lender, any of their Affiliates or any other Person, that any party is obligated to, or otherwise chooses to, provide to Agent pursuant to this Agreement or any Other Document, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that Approved Electronic Communications shall not include any notice, demand, communication, information, document or other material that Agent specifically instructs a Person to deliver in physical form.
“ATS Inventory” shall mean Inventory that constitutes “assemble-to-ship” Inventory
“Availability” means, as of any date of determination, (a) the Maximum Revolving Advance Availability as of such date minus (b) the aggregate amount of all outstanding Revolving Advances as of such date.
“Base Rate” shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.
“Benchmark Replacement” means as is specified in Section 3.8.2 hereof.
“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.
“Benefited Lender” shall have the meaning set forth in Section 2.6(e) hereof.

“Blocked Account Bank” shall have the meaning set forth in Section 4.8(h) hereof.
“Blocked Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
~~“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator of the BSBY Screen Rate).~~
“Blocked Property” shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders or Agent of any applicable International Trade Law if the Lenders or Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
“Borrower” or “Borrowers” shall have the meaning set forth in the preamble to this Agreement and shall extend to all permitted successors and assigns of such Persons.
“Borrowers on a Consolidated Basis” shall mean the consolidation in accordance with GAAP of the accounts or other items of Borrowers and their respective Subsidiaries.
“Borrowers’ Account” shall have the meaning set forth in Section 2.10 hereof.
“Borrowing Agent” shall mean VMC.
“Borrowing Base Certificate” shall mean a certificate in substantially the form of Exhibit 1.2 hereto duly executed by the President, Vice President Finance or Controller of the Borrowing Agent and delivered to the Agent, appropriately completed, by which such officer shall certify to Agent the Formula Amount and calculation thereof as of the date of such certificate.
~~“BSBY Floor” means a rate of interest equal to zero basis points (0.00%).~~
~~“BSBY Rate” means, for any BSBY Rate Loan for any Interest Period, the rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (a) the BSBY Screen Rate two (2) Business Days prior to the first day of such Interest Period and having a term comparable to such Interest Period; provided that if the rate is not published on such determination date, then the rate per annum for purposes of this clause (a) shall be the BSBY Screen Rate on the first Business Day immediately prior thereto, so long as such first preceding Business Day is not more than three (3) Business Days prior to such determination date, by (b)  a number equal to 1.00 minus the BSBY Reserve Percentage; provided, further, that if the BSBY Rate, determined as provided above, would be less than the BSBY Floor, then the BSBY Rate shall be deemed to be the BSBY Floor.~~
~~The BSBY Rate shall be adjusted with respect to any BSBY Rate Loan that is outstanding on the effective date of any change in the BSBY Reserve Percentage as of such effective date and the Agent shall give prompt notice to the Borrowers of the BSBY Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.~~
~~“BSBY Rate Loan” means an Advance that bears interest based on BSBY Rate.~~

~~“BSBY Reserve Percentage” shall mean, as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System of the United States (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to BSBY Screen Rate funding.~~
~~“BSBY Screen Rate” means the Bloomberg Short-Term Bank Yield Index rate administered by Bloomberg and published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Agent from time to time)~~
“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by Law to be closed for business in East Brunswick, New Jersey; provided that~~, for purposes of~~ when used in connection with an amount that bears interest at a rate based on the Term SOFR Reference Rate or SOFR or any direct or indirect calculation or determination of the ~~BSBY Screen~~Term SOFR Reference Rate or SOFR, the ~~term~~ “Business Day” means any such day that is also a U.S. Government Securities Business Day.
“Capital Expenditures” shall mean expenditures made or liabilities incurred for the acquisition of any fixed assets or improvements (or of any replacements or substitutions thereof or additions thereto) which have a useful life of more than one year and which, in accordance with GAAP, would be classified as capital expenditures, excluding, however, any such expenditure (a) constituting leasehold improvement expenditures that are actually paid for or reimbursed by unaffiliated third parties and (b) made to restore, replace or rebuild property to the condition of such property immediately prior to any damage, loss, destruction or condemnation of such property, to the extent such expenditure is (i) not in excess of the amount of insurance proceeds or condemnation awards received in cash by Borrowers relating to any such damage, loss, destruction or condemnation and (ii) made within one hundred and eighty (180) days of the date of receipt of such insurance proceeds or condemnation awards. Capital Expenditures shall include the total principal portion of Capitalized Lease Obligations.
“Capitalized Lease Obligation” shall mean any Indebtedness of any Borrower represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Dividend” shall have the meaning set forth in Section 7.7 hereof.
“Cash Management Liabilities” shall have the meaning provided in the definition of “Cash Management Products and Services.”
“Cash Management Products and Services” shall mean agreements or other arrangements under which Agent or any Lender or any Affiliate of Agent or a Lender provides any of the following products or services to any Borrower: (a) credit cards; (b) credit card processing services; (c) debit cards and stored value cards; (d) commercial cards (purchase cards); (e) ACH transactions; and (f) cash management and treasury management services and products, including without limitation controlled disbursement accounts or services, lockboxes, automated clearinghouse transactions, overdrafts, interstate depository network services. The indebtedness, obligations and liabilities of any Borrower to the provider of any Cash Management Products and Services (including all obligations and liabilities owing to such provider in respect of any returned items deposited with such provider) (the “Cash Management Liabilities”) shall be “Obligations” hereunder, guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of each of the Other Documents. The Liens securing the Cash Management Products and

Services shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5.
“CEA” shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
“CFTC” shall mean the Commodity Futures Trading Commission.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601 et seq.
“Certificate of Beneficial Ownership” shall mean, for each Borrower, a certificate in form and substance acceptable to Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.
“Change in Law” shall mean the occurrence, after the Restatement Date, of any of the following: (a) the adoption or taking effect of any Applicable Law; (b) any change in any Applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Applicable Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
“Change of Control” shall mean an event or series of events by which:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than members of the Virtue Family, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the equity securities of VMC entitled to vote for members of the board of directors or equivalent governing body of VMC on a fully-diluted basis (i.e., taking into account all such securities that such person or group has the right to acquire pursuant to any option right), provided that in no event may the Virtue Family hold more than 45% in the aggregate of such equity securities of VMC; or
(b)VMC fails to own directly or indirectly 100% of the issued and outstanding Equity Interests of any of its Subsidiaries (other than pursuant to any merger, transaction or other event expressly permitted by Section 7.1).
“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, any Borrower or any of its Affiliates.
“CIP Regulations” shall have the meaning set forth in Section 14.12 hereof.
“Closing” means the consummation or waiver by the Agent and the Lenders of all requirements set forth in this Agreement (including, without limitation, those set forth in Section 8.1 hereof).
“Closing Date” shall mean June 15, 2012.
“Code” shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
“Collateral” shall mean and include all right, title and interest of each Borrower in all of the following property and assets of such Borrower, in each case whether now existing or hereafter arising or created and whether now owned or hereafter acquired and wherever located:
all Receivables and all supporting obligations relating thereto;
(c)all equipment and fixtures;
(d)all general intangibles (including all payment intangibles and all software) and all supporting obligations related thereto;
(e)all Inventory;
(f)all Subsidiary Stock, securities, investment property, and financial assets;
(g)all Real Property described in a Mortgage;
(h)all Leasehold Interests described in a Mortgage;
(i)(i) its respective goods and other property including all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Borrower’s rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Borrower from any Customer relating to the Receivables; (iv) other property, including warranty claims, relating to any goods securing the Obligations; (v) all of such Borrower’s contract rights, rights of payment that have been earned under a contract right, instruments (including promissory notes), documents, chattel paper (including electronic chattel paper), warehouse receipts, deposit accounts, letters of credit and money; (vi) all commercial tort claims (whether now existing or hereafter arising); (vii) if and when obtained by such Borrower, all real and personal property of third parties in which such Borrower has been granted a lien or security interest as security for the payment or enforcement of Receivables; (viii) all letter of credit rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all supporting obligations; and (x) any other goods, personal property or real property now owned or hereafter acquired in which such Borrower has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Borrower;
(j)all ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software (owned by any Borrower or in which it has an interest), computer programs, tapes, disks and documents, including all of such property relating to the property described in clauses (a) through (h) of this definition; and
(k)all proceeds and products of the property described in clauses (a) through (i) of this definition, in whatever form. It is the intention of the parties that if Agent shall fail to have a perfected Lien in any particular property or assets of any Borrower for any reason whatsoever, but the provisions of this Agreement and/or of the Other Documents, together with all financing statements and other public filings relating to Liens filed or recorded by Agent against Borrowers, would be sufficient to create a perfected Lien in any property or assets that such Borrower may receive upon the sale, lease, license, exchange, transfer or disposition of such particular property or assets, then all such “proceeds” of such particular property or assets shall be included in the Collateral as original collateral that is the subject of a direct and original grant of a security interest as provided for herein and in the Other Documents (and not merely as proceeds (as defined in Article 9 of the Uniform Commercial Code) in which a security interest is created or arises solely pursuant to Section 9-315 of the Uniform Commercial Code).
Notwithstanding the foregoing, Collateral shall not include, and no Borrower shall be deemed to have granted a security interest in: (A) any rights or interests in any license, contract or agreement to which such Borrower is a party to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement; (B) property owned by such Borrower that is subject to a purchase money Lien or Capitalized Lease Obligation permitted under this Agreement if the lease, license, contract, property right or agreement to which such Lien is granted prohibits or requires the consent of any Person other than such Borrower or its Affiliates as a condition to the creation of any other Lien on such property; (C) any voting stock of a Foreign Subsidiary in excess of 65% of all outstanding voting stock of such Foreign Subsidiary; (D) any rights or property, including any intent-to-use trademark applications to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein; or (E) any rights or interests in the Leasehold Interest for the leased Real Property of the Borrowers located at 2027 Harpers Way and Torrance, CA 90501, other than in each case of the foregoing clauses (A) and (B), to the extent the terms of any of the foregoing could be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the UCC or other Applicable Law; provided, that immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and each Borrower shall be deemed to have granted a security interest in, all such rights and interests or other assets, as the case may be, as if such provision had never been in effect; and provided, further, that notwithstanding any such restriction, Collateral shall, to the extent such restriction does not by its terms apply thereto, include all rights incident or appurtenant to any such rights or interests and the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests (all of the foregoing to the extent excluded from “Collateral” pursuant to this paragraph being referred to herein as “Excluded Property”).
“Commitment Transfer Supplement” shall mean a document in the form of Exhibit 16.3 hereto, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing

Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.
“Compliance Authority” shall mean (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Governmental Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.
“Compliance Certificate” shall mean a compliance certificate substantially in the form of Exhibit 1.2(a) hereto to be signed by the Vice President Finance, Treasurer or Controller of Borrowing Agent.
“Conforming Changes” means, with respect to the ~~BSBY Screen~~Term SOFR Rate or any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period~~,~~” (or other applicable provision regarding interest periods available), the definition of “U.S. Government Securities Business Day,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of the ~~BSBY Screen~~Term SOFR Rate or such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the ~~BSBY Screen~~Term SOFR Rate or the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the Other Documents).
“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Borrower’s business or necessary (including to avoid a conflict or breach under any agreement, instrument, other document, license, permit or other authorization) for the execution, delivery or performance of this Agreement, the Other Documents, including any Consents required under all applicable federal, state or other Applicable Law.
“Consigned Inventory” shall mean Inventory of any Borrower that is in the possession of another Person on a consignment, sale or return, sale on approval, or other basis that does not constitute a final sale and acceptance of such Inventory.
“Contract Rate” shall have the meaning set forth in Section 3.1 hereof.
“Controlled Group” shall mean, at any time, each Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with any Borrower, are treated as a single employer under Section 414 of the Code.

“Conway Indebtedness” shall mean the Indebtedness of VMC in favor of SHARON DAVIS, TRUSTEE OF THE DEWAYNE DAVIS CHILDREN’S TRUST, U/A DATED AUGUST 1, 1988, in an aggregate original principal amount of $5,760,000, as evidenced by the Conway Seller Note.
“Conway Mortgage” shall mean the mortgage dated August 7, 2017, by VMC, as the Mortgagor in favor of SHARON DAVIS, TRUSTEE OF THE DEWAYNE DAVIS CHILDREN’S TRUST, U/A DATED AUGUST 1, 1988, as the Mortgagee.
“Conway Mortgagee Waiver Agreement” shall mean the Mortgagee Waiver Agreement dated August 7, 2017 by and between SHARON DAVIS, TRUSTEE OF THE DEWAYNE DAVIS CHILDREN’S TRUST, U/A DATED AUGUST 1, 1988 and PNC.
“Conway Property” shall mean the Real Property located at 1655 Amity Road, Conway, Arkansas 72034.
“Conway Seller Note” shall mean that certain promissory note made by VMC to SHARON DAVIS, TRUSTEE OF THE DEWAYNE DAVIS CHILDREN’S TRUST, U/A DATED AUGUST 1, 1988, dated August 7, 2017 in the original principal amount of $5,760,000.
“Conway Transaction” shall mean the acquisition by VMC of the Conway Real Property, with an aggregate purchase price of Seven Million Two Hundred Thousand Dollars ($7,200,000), of which Five Million Seven Hundred Sixty Thousand Dollars ($5,760,000) will be evidenced by the Conway Seller Note.
“Conway Transaction Documents” shall mean the (a) Conway Mortgage, (b) Conway Mortgagee Waiver Agreement, and (c) Conway Seller Note.
“Covered Entity” shall mean (a) each Borrower~~,~~ and each ~~of~~ Borrower’s Subsidiaries~~, all Guarantors and all pledgors of Collateral, and (b)~~; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral hereunder or under any Other Document; and (c) each Person that, directly or indirectly, ~~is in control of~~controls a Person described in ~~clause~~clauses (a) and (b) above. ~~For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.~~
“Customer” shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
“Daily ~~BSBY Floating Rate~~Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (~~a) the BSBY Screen Rate for such day for a one (1) month period~~A) SOFR for the day (the “SOFR Determination Date”) that is two (2) Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, by (~~b~~B) a number equal to 1.00 minus the ~~BSBY~~SOFR Reserve Percentage~~; provided, that if the Daily BSBY Floating Rate,~~ , in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined ~~as provided~~ above~~,~~  would be less than the ~~BSBY~~SOFR Floor, then ~~the~~ Daily ~~BSBY Floating Rate~~Simple SOFR shall be deemed to be the ~~BSBY Floor. The rate of interest will be adjusted automatically as of each Business Day based on changes in the Daily BSBY Rate~~SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.
“Daily SOFR” means Daily Simple SOFR.
“Default” shall mean an event, circumstance or condition which, with the giving of notice or passage of time or both, would constitute an Event of Default.
“Default Rate” shall have the meaning set forth in Section 3.1 hereof.
“Defaulting Lender” shall mean any Lender that: (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Revolving Commitment Percentage of Advances, (ii) if applicable, fund any portion of its Participation Commitment in Letters of Credit or (iii) pay over to Agent, Issuer, Swing Loan Lender or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including a particular Default or Event of Default, if any) has not been satisfied; (b) has notified Borrowers or Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including a particular Default or Event of Default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit; (c) has failed, within two (2) Business Days after request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Advances and, if applicable, participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to the Agent; (d) has become the subject of an Insolvency Event; or (e) has failed at any time to comply with the provisions of Section 2.6(e) with respect to purchasing participations from the other Lenders, whereby such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders.
“Depository Accounts” shall have the meaning set forth in Section 4.8(h) hereof.
“Designated Lender” shall have the meaning set forth in Section 16.2(d) hereof.

“Dilution Percent” shall mean the percentage obtained by dividing (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to all Receivables, by (b) gross sales.
“Dilution Reserve” shall mean a reserve against the Formula Amount in an amount equivalent to a 1.00% reduction in the Receivables Advance Rate for each percentage point (or portion thereof) by which the Dilution Percent exceeds 5.00%.
“Disqualified Equity Interests” shall mean any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition, (a) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are redeemable at the option of the holder thereof (in each case, other than solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), in whole or in part, on or prior to the date that is ninety-one (91) days following the final maturity date of this Agreement (excluding any provisions requiring redemption upon a “change of control” or similar event; provided that such “change of control” or similar event results in the occurrence of the repayment or repurchase in full in cash of the Revolving Advances), (b) are convertible into or exchangeable for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case, at any time on or prior to the date that is ninety-one (91) days following the final maturity date of this Agreement at the time such Equity Interests were issued, or (c) are entitled to receive scheduled dividends or distributions in cash prior to the date that is ninety-one (91) days following the final maturity date of this Agreement; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Borrowers and their Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by any Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations (unless such repurchase requirement is expressly required (for any reason other than being required by such a statutory or regulatory obligation) within the applicable documents to occur at any time on or prior to the date that is ninety-one (91) days following the final maturity date of this Agreement).
“Document” shall have the meaning given to the term “document” in the Uniform Commercial Code.
“Dollar” and the sign “$” shall mean lawful money of the United States of America.
“Domestic Rate Loan” shall mean any Advance that bears interest based upon the Alternate Base Rate.
“Drawing Date” shall have the meaning set forth in Section 2.14(b) hereof.
“Early Termination Date” shall have the meaning set forth in Section 13.1 hereof.
“Earnings Before Interest and Taxes” shall mean for any period the sum of (a) net income (or loss) of Borrowers on a Consolidated Basis for such period (excluding extraordinary gains and losses), provided, however, that for purposes of calculating net income for any relevant period, any gain (or loss) resulting from the Permitted Conway Property Sale-Leaseback shall be disregarded, plus (b) all interest expense of Borrowers on a Consolidated Basis for such period, plus (c) all charges against income of Borrowers on a Consolidated Basis for such period for federal, state and local taxes actually expensed for such period.

“EBITDA” shall mean for any period, with respect to Borrowers on a Consolidated Basis, the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period, plus (d) reasonable and documented extraordinary expenses directly related to the impacts of the COVID-19 on the business and operations of Borrowers and actually incurred by Borrowers during the period from May 1, 2020 through and including April 30, 2021, to the extent such expenses are approved by Agent and Lenders in their Permitted Discretion, in an amount not to exceed $2,000,000 for any trailing twelve month period, plus (e) to the extent deducted in determining net income of the Borrowers on a Consolidated Basis, non-cash compensation expense (including deferred non-cash compensation expense), other non-cash expenses, or charges arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock, stock option, stock appreciation rights or similar arrangements) or non-cash interest and accretion charges related to pension plan adjustments, plus (f) to the extent deducted in determining net income of the Borrowers on a Consolidated Basis, non-recurring expenses incurred by Borrowers during the period from February 1, 2022 through and including January 31, 2023 in connection with an unsolicited bid for a purchase of VMC, in an aggregate amount not to exceed $2,000,000 for any trailing twelve month period.
“Effective Date” means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
“Effective Federal Funds Rate” means for any day the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1% announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Effective Federal Funds Rate” as of the date of this Agreement; provided that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Effective Federal Funds Rate” for such day shall be the Effective Federal Funds Rate for the last day on which such rate was announced. Notwithstanding the foregoing, if the Effective Federal Funds Rate as determined under any method above would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Eligible Assignee” shall mean (a) a commercial bank, or any Affiliate thereof, organized under the laws of the United States, or any state thereof, which has total assets in excess of $500,000,000 and (b) a commercial bank, or any Affiliate thereof, organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which (i) is acting through a branch or agency located in the United States, and (ii) has total assets in excess of $500,000,000, (c) any Lender or Affiliate (other than a natural Person) of a Lender, (d) so long as no Default or Event of Default has occurred and is continuing, any other Person (other than a natural Person) approved by Borrowing Agent (which approval of Borrowing Agent shall not be unreasonably withheld, conditioned or delayed), and (e) during the continuation of a Default or an Event of Default, any other Person.
“Eligible ATS Inventory” means ATS Inventory that otherwise qualifies as Eligible Finished Goods Inventory except for the fact that such Inventory constitutes “assemble-to-ship” Inventory.

“Eligible Contract Participant” shall mean an “eligible contract participant” as defined in the CEA and regulations thereunder.
“Eligibility Date” shall mean, with respect to each Borrower and Guarantor and each Swap, the date on which this Agreement or any Other Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any Other Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the Effective Date of this Agreement and/or such Other Document(s) to which such Borrower or Guarantor is a party).
“Eligible Inventory” shall mean Eligible ATS Inventory, Eligible Finished Goods Inventory and Eligible Work In Process Inventory.
“Eligible Finished Goods Inventory” shall mean and includes Inventory, excluding work in process and ATS Inventory, with respect to each Borrower, valued at the lower of cost or market value, determined on a first-in-first-out basis, that is not, in Agent’s Permitted Discretion, obsolete, slow moving or unmerchantable and that Agent, in its Permitted Discretion, does not deem to be ineligible Inventory, based on such considerations as Agent may from time to time deem appropriate in its Permitted Discretion, including whether the Inventory is subject to a perfected, first priority security interest in favor of Agent and no other Lien (other than a Permitted Encumbrance). In addition, Inventory shall not be Eligible Finished Goods Inventory if it: (a) does not conform to all applicable standards imposed by any Governmental Body that has regulatory authority over such goods or the use or sale thereof; (b) is in transit (other than in transit between locations of the Borrowers and/or Guarantors, which locations are in the United States); (c) is located outside the United States or at a location that is not otherwise in compliance with this Agreement; (d) constitutes Consigned Inventory; (e) is the subject of an Intellectual Property Claim that Agent determines in its Permitted Discretion could have an adverse impact on the ability to sell or otherwise dispose of or realize upon such Inventory or the value thereof; (f) is subject to a License Agreement or other agreement that limits, conditions or restricts any Borrower’s or Agent’s right to sell or otherwise dispose of such Inventory, unless Agent is a party to a Licensor/Agent Agreement with the Licensor under such License Agreement; or (g) is situated at a location not owned by a Borrower unless (i) the owner or occupier of such location has executed a Lien Waiver Agreement or (ii) Agent, in its sole discretion, establishes a Landlord Reserve in lieu of a Lien Waiver Agreement.
“Eligible Receivables” shall mean and include, each Receivable of a Borrower arising in the Ordinary Course of Business and which Agent, in its Permitted Discretion, does not deem an ineligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent’s first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:
it arises out of a sale made by any Borrower to an Affiliate of any Borrower or to a Person controlled by an Affiliate of any Borrower;
(l)it is subject to a factoring arrangement;
(m)it is due or unpaid more than (i) sixty (60) days after the original due date or (ii) ninety (90) days after the original invoice date ;

(n)fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder (such percentage may, in Agent’s Permitted Discretion, be increased or decreased from time to time);
(o)any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;
(p)an Insolvency Event shall have occurred with respect to such Customer;
(q)the sale is to a Customer outside the United States of America or Canada, unless the sale is (i) on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its Permitted Discretion or (ii) insured pursuant to credit insurance acceptable to Agent in its sole discretion that is issued by a credit insurer and pursuant to documentation (including an assignment to Agent of such credit insurance and the proceeds thereof) that is, in each case, acceptable to Agent in its sole discretion, provided, that the aggregate amount of Receivables included pursuant to this clause (g)(ii) shall not exceed a sublimit to be established by Agent from time to time in its sole discretion;
(r)the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;
(s)Agent believes, in its Permitted Discretion, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer’s financial inability to pay;
(t)the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the applicable Borrower assigns its right to payment of such Receivable to Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Sub-Section 3727 et seq. and 41 U.S.C. Sub-Section 15 et seq.) or has otherwise complied with other applicable statutes or ordinances;
(u)the goods giving rise to such Receivable have not been delivered to and accepted by the Customer or the services giving rise to such Receivable have not been performed by the applicable Borrower and accepted by the Customer or the Receivable otherwise does not represent a final sale;
(v)the Receivables of the Customer exceed fifteen percent (15%) of the amount of all Receivables of the Borrowers;
(w)the Receivable is subject to any offset, deduction, defense, dispute, credits or counterclaim (but such Receivable shall only be ineligible to the extent of such offset, deduction, defense or counterclaim), the Customer is also a creditor or supplier of a Borrower or the Receivable is contingent in any respect or for any reason;
(x)the applicable Borrower has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the Ordinary Course of Business, but only to the extent of such discount, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;
(y)any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed, but only to the extent of such return, rejection, repossession, or dispute;

(z)such Receivable is not payable to a Borrower; or
(aa)such Receivable is not otherwise satisfactory to Agent as determined by Agent in its Permitted Discretion.
“Eligible Work In Process Inventory” shall mean Inventory that otherwise qualifies as Eligible Finished Goods Inventory except for the fact that such Inventory constitutes “work in process” Inventory (excluding (i) Eligible ATS Inventory and (ii) any such Inventory at or in transit to a third party processor for finishing such Inventory (other than Valley Plating located in Conway, Arkansas for same day or next day finishing), including to any third party for processor for chrome plating or otherwise, provided that such Inventory may be included as “Eligible Work In Process Inventory” upon return of such Inventory by such third party to the Borrowers).
~~“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or possible violation by the Lenders or Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property or provide services in consideration of such property.~~
“Environmental Complaint” shall have the meaning set forth in Section 9.3(b) hereof.
“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international and local governmental agencies and authorities with respect thereto.
“Equity Interests” shall mean, with respect to any Person, any and all shares, rights to purchase, options, warrants, general, limited or limited liability partnership interests, member interests, participation or other equivalents of or interest in (regardless of how designated) equity of such Person, whether voting or nonvoting, including common stock, preferred stock, convertible securities or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act), including in each case all of the following rights relating to such Equity Interests, whether arising under the Organizational Documents of the Person issuing such Equity Interests (the “issuer”) or under the applicable Laws of such issuer’s jurisdiction of organization relating to the formation, existence and governance of corporations, limited liability companies or partnerships or business trusts or other legal entities, as the case may be: (i) all economic rights (including all rights to receive dividends and distributions) relating to such Equity Interests; (ii) all voting rights and rights to consent to any particular action(s) by the applicable issuer; (iii) all management rights with respect to such issuer; (iv) in the case of any Equity Interests consisting of a general partner interest in a partnership, all powers and rights as a general partner with respect to the management, operations and control of the business and affairs of the applicable issuer; (v) in the case of any Equity Interests consisting of the membership/limited liability company interests of a managing member in a limited liability company, all powers and rights as a managing member with respect to the management, operations and control of the business and affairs of the applicable issuer; (vi) all rights to designate or appoint or vote for or remove any officers, directors, manager(s), general partner(s) or managing member(s) of such issuer and/or any members of any board of members/managers/partners/directors that may at any time have any rights to manage and direct the business and affairs of the applicable issuer under its Organizational Documents as in effect from time to time or under Applicable Law; (vii) all rights to amend the Organizational Documents of such issuer, (viii) in the case of any Equity Interests in a partnership or limited liability company, the status of the holder of such Equity Interests as a “partner”, general or limited, or “member” (as applicable) under the applicable Organizational Documents and/or Applicable Law; and (ix) all certificates evidencing such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time and the rules and regulations promulgated thereunder.
“Erroneous Payment” has the meaning assigned to it in Section 14.14(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 14.14(d).
“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 14.14(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 14.14(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 14.14(d).
“Event of Default” shall have the meaning set forth in Article X hereof.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Hedge Liability or Liabilities” shall mean, with respect to each Borrower and Guarantor, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any Other Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Borrower’s and/or Guarantor’s failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any Other Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the Other Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
“Excluded Property” has the meaning assigned to it in the definition of “Collateral”.
“Excluded Taxes” shall mean, with respect to Agent, any Lender, Participant, Swing Loan Lender, Issuer or any other recipient of any payment to be made by or on account of any Obligations, (a)

taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office or applicable lending office is located or, in the case of any Lender, Participant, Swing Loan Lender or Issuer, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.10(e), except to the extent that such Foreign Lender or Participant (or its assignor or seller of a participation, if any) was entitled, at the time of designation of a new lending office (or assignment or sale of a participation), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.10(a), or (d) any Taxes imposed on any “withholding payment” payable to such recipient as a result of the failure of such recipient to satisfy the requirements set forth in the FATCA after December 31, 2012.
“Existing Credit Agreement” shall mean that certain Revolving Credit and Security Agreement dated as of December 22, 2011 by and among Agent, the Borrowers party thereto and Existing Lenders, as the same has been amended or otherwise modified prior to the Restatement Date.
“Existing Lenders” shall mean the “Lenders” (as defined in the Existing Credit Agreement) party to the Existing Credit Agreement.
“Existing Obligations” shall mean the “Obligations” as defined in the Existing Credit Agreement.
“Extraordinary Receipts” shall mean all Net Cash Proceeds received by Borrowers or Guarantors not in the Ordinary Course of Business, including: (a) foreign, United States, state or local tax refunds; (b) pension plan reversions; (c) proceeds of business interruption insurance; (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action; (e) indemnity payments; (f) (i) 50% of the net proceeds for the issuance of Equity Interests expressly permitted hereunder (other than issuances to a Borrower) and (ii) 100% of all other Equity Issuances; and (g) proceeds of any issuance of Funded Debt (other than Funded Debt permitted pursuant to Section 7.8); and (h) any purchase price adjustment received in connection with any purchase agreement.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations thereunder or official interpretations thereof.
“Fee Letter” shall mean that certain amended and restated fee letter dated as of September 28, 2021 among Borrowers and PNC, as amended, restated, or otherwise modified from time to time.
“Fixed Charge Coverage Ratio” shall mean, for Borrowers on a Consolidated Basis, with respect to any fiscal period, the ratio of:
EBITDA, minus Unfinanced Capital Expenditures made during such period, minus cash taxes paid during such period; to
(ab)the sum of all cash actually expended to make (i) interest payments on any Advances hereunder (other than amortization of fees and other non-interest expense hereunder), plus (ii) payments with respect to any other Funded Debt (other than principal payments in respect of Revolving

Advances that are not made in connection with a permanent reduction to the Maximum Revolving Advance Amount), plus (iii) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (iv) payments on Capitalized Lease Obligations (to the extent not included in clause (ii) above), plus (v) Restricted Payments.
“Flood Laws” shall mean all Applicable Laws relating to policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and other Applicable Laws related thereto.
“Foreign Currency Hedge” shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency entered into by any Borrower, Guarantor and/or any of their respective Subsidiaries.
“Foreign Currency Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Foreign Currency Hedge.
“Foreign Lender” shall mean any Lender that is organized under the Laws of a jurisdiction other than that in which Borrowers are resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” shall mean any Subsidiary of any Person that is not organized or incorporated in the United States, any State or territory thereof or the District of Columbia.
“Formula Amount” shall have the meaning set forth in Section 2.1(a) hereof.
“Funded Debt” shall mean, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capitalized Lease Obligations, current maturities of long-term debt, revolving credit and short term debt extendible beyond one year at the option of the debtor, and also including, in the case of each Borrower, the Obligations and, without duplication, Indebtedness consisting of guaranties of Funded Debt of other Persons.
“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.
“Governmental Acts” shall mean any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Body.
“Governmental Body” shall mean ~~any nation or~~the government~~, any state or other~~ of the United States of America or of any other nation, or of any political subdivision thereof ~~or any entity, authority, agency, division or department~~, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising ~~the~~ executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to ~~a~~ government (including any supra-

national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including~~, without limitation,~~  the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantor” shall mean any Person who may hereafter guarantee, as surety, payment or performance of the whole or any part of the Obligations and “Guarantors” means collectively all such Persons.
“Guarantor Security Agreement” shall mean any security agreement executed by any Guarantor in favor of Agent securing the Obligations or the Guaranty of such Guarantor, in form and substance satisfactory to Agent.
“Guaranty” shall mean any guaranty of the Obligations executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders, in form and substance satisfactory to Agent.
“Hazardous Discharge” shall have the meaning set forth in Section 9.3(b) hereof.
“Hazardous Materials” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in or subject to regulation under Environmental Laws.
“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state Law, and any other applicable Federal and state Laws now in force or hereafter enacted relating to hazardous waste disposal.
“Hedge Liabilities” shall mean the Interest Rate Hedge Liabilities.
“Inchoate Obligations” shall mean contingent indemnification or expense reimbursement Obligations other than those related to claims, causes of action, or liabilities that have been asserted or threatened or that otherwise can be reasonably identified by the Agent or any Lender based on the then-known facts and circumstances.
“Indebtedness” shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money; (b) amounts received under or liabilities in respect of any note purchase or acceptance credit facility, and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all Capitalized Lease Obligations; (d) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, banker’s acceptance agreement or similar arrangement; (e) obligations under any Interest Rate Hedge, Foreign Currency Hedge, or other interest rate management device, foreign currency exchange agreement, currency swap agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement; (f) any other advances of credit made to or on behalf of such Person or other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements including to finance the purchase price of property or services and all obligations of such Person to pay the deferred purchase price of property or services (but not including trade payables and accrued expenses incurred in the Ordinary Course of Business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due); (g) all Equity Interests of such Person subject to repurchase or redemption rights or obligations (excluding repurchases or redemptions (i) at the sole option of such Person or (ii) that must be satisfied with Equity Interests (other than Disqualified Equity Interests) of such Person); (h) all indebtedness, obligations or liabilities secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are otherwise an obligation of such Person; (i) all obligations of such Person for “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts; (j) off-balance sheet liabilities and/or pension plan liabilities of such Person; (k) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business; and (l) any guaranty of any indebtedness, obligations or liabilities of a type described in the foregoing clauses (a) through (k).
“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Ineligible Security” shall mean any security which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended.
“Insolvency Event” shall mean, with respect to any Person, including without limitation any Lender, such Person or such Person’s direct or indirect parent company (a) becomes the subject of a bankruptcy or insolvency proceeding (including any proceeding under Title 11 of the United States Code), or regulatory restrictions, (b) has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it or has called a meeting of its creditors, (c) admits in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (d) with respect to a Lender, such Lender is unable to perform hereunder due to the application of Applicable Law, or (e) in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment of a type described in clauses (a) or (b), provided that an Insolvency Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person or such Person’s direct or indirect parent company by a Governmental Body or instrumentality thereof if, and only if, such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Body or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Intellectual Property” shall mean property constituting a patent, copyright, trademark (or any application in respect of the foregoing), service mark, trade name, mask work, trade secrets, design right, assumed name or license or other right to use any of the foregoing under Applicable Law.
“Intellectual Property Claim” shall mean the assertion, by any means, by any Person of a claim that any Borrower’s ownership, use, marketing, sale or distribution of any Inventory, equipment, Intellectual Property or other property or asset is violative of any ownership of or right to use any Intellectual Property of such Person.
“Intellectual Property Security Agreements” shall mean, collectively, the following: (a) the Trademark Security Agreement, dated as of the Closing Date, between Borrowers and Agent, (b) the Patent Security Agreement, dated as of the Closing Date, between Borrowers and Agent, and (c) any other security, pledge or similar collateral agreement executed from time to time by any Borrower or Guarantor in favor of Agent which encumbers Intellectual Property.
“Interest Period” shall mean the period provided for any ~~BSBY~~Term SOFR Rate Loan pursuant to Section 2.2(b) hereof.
“Interest Rate Hedge” shall mean an interest rate exchange, collar, cap, swap, floor, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Borrower, Guarantor and/or their respective Subsidiaries in order to provide protection to, or minimize the impact upon, such Borrower, any Guarantor and/or their respective Subsidiaries of increasing floating rates of interest applicable to Indebtedness.
“Interest Rate Hedge Liabilities” shall have the meaning assigned in the definition of Lender-Provided Interest Rate Hedge.
“International Trade Laws” shall mean all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
“Inventory” shall mean and include as to each Borrower all of such Borrower’s inventory (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s goods, merchandise and other personal property, wherever located, to be furnished under any consignment arrangement, contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower’s business or used in selling or furnishing such goods, merchandise and other personal property, and all Documents.
“Inventory Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(ii) hereof.
“Inventory Sublimit” shall mean (a) during the period commencing on December 1 of each fiscal year of VMC and ending on January 31 of the next fiscal year, $30,000,000, (b) during the period commencing on February 1 of each fiscal year of VMC and ending on August 31 of such fiscal year, $33,000,000 (other than during each May, June, July and August ~~2023~~, during which months the Inventory Sublimit shall be $35,000,000), (c) during the period commencing on September 1 of each fiscal year of VMC and ending on October 31 of such fiscal year, $20,000,000 and (c) during the period commencing on November 1 of each fiscal year of VMC and ending on the last day of November in such fiscal year, $12,500,000.
“Issuer” shall mean (i) Agent in its capacity as the issuer of Letters of Credit under this Agreement and (ii) any other Person which Agent in its discretion shall designate as the issuer of and cause to issue any particular Letter of Credit under this Agreement in place of Agent as issuer.
“Landlord Reserve” shall mean, as to each location at which a Borrower has Inventory or books and records located and as to which a Lien Waiver Agreement has not been received by Agent, a reserve in an amount equal to three months’ rent or expense, as applicable, for such location; provided, that for Borrowers’ leased location at 2027 Harpers Way, Torrance, California, in lieu of a Landlord Waiver Agreement, Agent will implement a three month rent reserve.
“Law(s)” shall mean any law(s) (including common law and equitable principles), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, code, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.
“Leasehold Interests” shall mean all of each Borrower’s right, title and interest in and to the premise located at 2027 Harpers Way, Torrance, CA 90501.
“Lender” and “Lenders” shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person which becomes a transferee, successor or assign of any Lender. For the purpose of provision of this Agreement or any Other Document which provides for the granting of a security interest or other Lien to the Agent for the benefit of Lenders as security for the Obligations, “Lenders” shall include any Affiliate of a Lender to which such Obligation (specifically including any Hedge Liabilities and any Cash Management Liabilities) is owed.
“Lender-Provided Interest Rate Hedge” shall mean an Interest Rate Hedge which is provided by any Lender and with respect to which such Lender confirms to Agent in writing prior to the execution thereof that it: (a) is documented in a standard International Swap Dealers Association, Inc. Master Agreement or another reasonable and customary manner; (b) provides for the method of calculating the reimbursable amount of the provider’s credit exposure in a reasonable and customary manner; and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender-Provided Interest Rate Hedge (the “Interest Rate Hedge Liabilities”) by any Borrower, Guarantor, or any of their respective Subsidiaries that is party to such Lender-Provided Interest Rate Hedge shall, for purposes of this Agreement and all Other Documents be “Obligations” of such Person and of each other Borrower and Guarantor, be guaranteed obligations under any Guaranty and secured obligations under any Guarantor Security Agreement, as applicable, and otherwise treated as Obligations for purposes of the Other Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the Other Documents, subject to the express provisions of Section 11.5 hereof.
“Letter of Credit Application” shall have the meaning set forth in Section 2.12(a) hereof.
“Letter of Credit Borrowing” shall have the meaning set forth in Section 2.14(d) hereof.
“Letter of Credit Fees” shall have the meaning set forth in Section 3.2 hereof.
“Letter of Credit Sublimit” shall mean $3,000,000.
“Letters of Credit” shall have the meaning set forth in Section 2.11 hereof.
“License Agreement” shall mean any agreement between any Borrower and a Licensor pursuant to which such Borrower is authorized to use any Intellectual Property in connection with the manufacturing, marketing, sale or other distribution of any Inventory of such Borrower or otherwise in connection with such Borrower’s business operations (other than any off-the-shelf, shrink wrap or other generally commercially available pre-packaged software products or licenses).
“Licensor” shall mean any Person from whom any Borrower obtains the right to use (whether on an exclusive or non-exclusive basis) any Intellectual Property in connection with such Borrower’s manufacture, marketing, sale or other distribution of any Inventory or otherwise in connection with such Borrower’s business operations.

“Licensor/Agent Agreement” shall mean an agreement between Agent and a Licensor, in form and substance satisfactory to Agent in its Permitted Discretion, by which Agent is given the unqualified right, vis-á-vis such Licensor, to enforce Agent’s Liens with respect to complete manufacture of and dispose of any Borrower’s Inventory with the benefit of any Intellectual Property applicable thereto, irrespective of such Borrower’s default under any License Agreement with such Licensor.
“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.
“Lien Waiver Agreement” shall mean an agreement, in form and substance acceptable to Agent, executed in favor of Agent in its Permitted Discretion by a Person who owns or occupies premises at which any Collateral may be located from time to time and by which such Person shall waive any Lien that such Person may ever have with respect to any of the Collateral and shall authorize Agent from time to time to enter upon the premises to inspect or remove the Collateral from such premises or to use such premises to store or dispose of such Inventory.
“LLC Division” shall mean, in the event a Borrower or Guarantor is a limited liability company, (a) the division of any such Borrower or Guarantor into two or more newly formed limited liability companies (whether or not such Borrower or Guarantor is a surviving entity following any such division) pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any similar provision under any similar act governing limited liability companies organized under the laws of any other State or Commonwealth or of the District of Columbia, or (b) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Body that results or may result in, any such division.
“Material Adverse Effect” shall mean a material adverse effect on (a) the condition (financial or otherwise), results of operations, assets, business, properties or prospects of any Borrower or any Guarantor, (b) any Borrower’s ability to duly and punctually pay or perform the Obligations in accordance with the terms thereof, (c) the value of the Collateral, or Agent’s Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Agent’s and each Lender’s rights and remedies under this Agreement and the Other Documents.
“Material Contract” shall mean any contract, agreement, instrument, permit, lease or license, written or oral, of any Borrower, which is material to any Borrower’s business or which the failure to comply with could reasonably be expected to result in a Material Adverse Effect.
“Maximum Face Amount” shall mean, with respect to any outstanding Letter of Credit, the face amount of such Letter of Credit including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Maximum Revolving Advance Amount” shall mean (a) during the period (i) commencing on February 1 of each fiscal year of VMC and ending on May 31 of such fiscal year and ending on September 30 of such fiscal year, $60,000,000 (other than during each June, July and August ~~2023~~, during which months the Maximum Revolving Advance Amount shall be $~~72,500,000~~70,000,000), (b) during the period commencing on October 1 of each fiscal year of VMC and ending on November 30 of such fiscal year, $40,000,000 and (c) during the period commencing on December 1 of each fiscal year of VMC and ending on the last day of January in such fiscal year, $30,000,000.
“Maximum Revolving Advance Availability” shall mean, as of any date of determination, the lesser of (a) the Maximum Revolving Advance Amount, minus the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, or (b) the Formula Amount.
“Maximum Swing Loan Advance Amount” shall mean $5,000,000.
“Maximum Undrawn Amount” shall mean with respect to any outstanding Letter of Credit, the amount of such Letter of Credit that is or may become available to be drawn (whether or not any of the circumstances permitting the beneficiary to so draw exist at the time of determination), including all automatic increases provided for in such Letter of Credit, whether or not any such automatic increase has become effective.
“Modified Commitment Transfer Supplement” shall have the meaning set forth in Section 16.3(d) hereof.
“Mortgage” shall mean the mortgage or deed of trust on the Real Property securing the Obligations, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof.
“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) or 4001(a)(3) of ERISA to which contributions are required or, within the preceding five plan years, were required by any Borrower or any member of the Controlled Group.
“Multiple Employer Plan” shall mean a Plan which has two or more contributing sponsors (including any Borrower or any member of the Controlled Group) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Negotiable Document” shall mean a Document that is “negotiable” within the meaning of Article 7 of the Uniform Commercial Code.
“Net Cash Proceeds” shall mean gross cash proceeds less (a) bona fide direct costs incurred to non-Affiliates of any Borrower in connection with obtaining such proceeds, including (i) legal fees and fees of accountants and consultants, and (ii) transfer or similar taxes actually payable by such Borrower with respect thereto and (b) the amounts necessary to discharge any Permitted Encumbrances with respect thereto.
“Net Invoice Cost” shall mean, with respect to equipment, the net invoice cost of such equipment (excluding taxes, shipping, delivery, handling, installation, overhead and other so called “soft” costs).
“Non-Defaulting Lender” shall mean, at any time, any Lender holding a Revolving Commitment that is not a Defaulting Lender at such time.
“Non-Qualifying Party” shall mean any Borrower or any Guarantor that on the Eligibility Date fails for any reason to qualify as an Eligible Contract Participant.
“Notes” shall mean collectively, the Equipment Notes, the Revolving Credit Notes and the Swing Loan Note.

“Obligations” shall mean and include any and all loans (including without limitation, all Advances and Swing Loans), advances, debts, liabilities, obligations (including without limitation all reimbursement obligations and cash collateralization obligations with respect to Letters of Credit issued hereunder), covenants and duties owing by any Borrower or Guarantor or any Subsidiary of any Borrower or any Guarantor under this Agreement or any Other Document (and any amendments, extensions, renewals or increases thereto), to Issuer, Swing Loan Lender, Lenders or Agent (or to any other direct or indirect subsidiary or affiliate of Issuer, Swing Loan Lender, any Lender or Agent) of any kind or nature, present or future (including any interest or other amounts accruing thereon, any fees accruing under or in connection therewith, any costs and expenses of any Person payable by any Borrower and any indemnification obligations payable by any Borrower arising or payable after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest, fees or other amounts is allowable or allowed in such proceeding), whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise including all costs and expenses of Agent, Issuer, Swing Loan Lender and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys’ fees and expenses and all obligations of any Borrower to Agent, Issuer, Swing Loan Lender or Lenders to perform acts or refrain from taking any action, (ii) all Hedge Liabilities and (iii) all Cash Management Liabilities. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
“Ordinary Course of Business” shall mean, with respect to any Borrower, the ordinary course of such Borrower’s business as conducted on the Restatement Date, including any reasonably related extensions thereof in the same line of business conducted by such Borrower on the Restatement Date.
“Organizational Documents” shall mean, with respect to any Person, any charter, articles or certificate of incorporation, certificate of organization, registration or formation, certificate of partnership or limited partnership, bylaws, operating agreement, limited liability company agreement, or partnership agreement of such Person and any and all other applicable documents relating to such Person’s formation, organization or entity governance matters (including any shareholders’ or equity holders’ agreement or voting trust agreement) and specifically includes, without limitation, any certificates of designation for preferred stock or other forms of preferred equity.
“Other Documents” shall mean the Notes, the Fee Letter, any Guaranty, any Guarantor Security Agreement, any Pledge Agreement, any Lender-Provided Interest Rate any Cash Management Products and Services, any Intellectual Property Security Agreement and any and all other agreements, instruments and documents, including intercreditor agreements, guaranties, pledges, powers of attorney, consents, interest or currency swap agreements or other similar agreements and all other writings heretofore, now or hereafter executed by any Borrower or any Guarantor and/or delivered to Agent or any Lender in respect of the transactions contemplated by this Agreement, in each case together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof. Without limitation on the foregoing, each of the “Loan Documents” (as such term is used and defined in the Existing Credit Agreement) in effect on the Restatement Date not otherwise amended, amended and restated or otherwise replaced on the Restatement Date, shall (a) constitute an Other Document and (b) continue in full force and effect as the same may be modified by the terms of this Agreement, including pursuant to Section 16.18 hereof.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any Other Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any Other Document.
“Out-of-Formula Loans” shall have the meaning set forth in Section 16.2(e) hereof.
“Overadvance Threshold Amount” shall have the meaning set forth in Section 16.2(e) hereof.
“Overnight Bank Funding Rate” shall mean, for any, day the rate per annum (based on a year of 360 days and actual days elapsed) comprised of both overnight federal funds and overnight Eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by such Federal Reserve Bank (or by such other recognized electronic source (such as Bloomberg) selected by the Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero, then such rate shall be deemed to be zero. The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrower.
“Parent” of any Person shall mean a corporation or other entity owning, directly or indirectly, 50% or more of the Equity Interests issued by such Person having ordinary voting power to elect a majority of the directors of such Person, or other Persons performing similar functions for any such Person.
“Participant” shall mean each Person who shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.
“Participation Advance” shall have the meaning set forth in Section 2.14(d) hereof.
“Participation Commitment” shall mean the obligation hereunder of each Lender holding a Revolving Commitment to buy a participation equal to its Revolving Commitment Percentage (subject to any reallocation pursuant to Section 2.22(b)(iii) hereof) in the Swing Loans made by Swing Loan Lender hereunder as provided for in Section 2.4(c) hereof and in the Letters of Credit issued hereunder as provided for in Section 2.14(a) hereof.
“Payment Office” shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey 08816; thereafter, such other office of Agent, if any, which it may designate by notice to Borrowing Agent and to each Lender to be the Payment Office.
“Payment Recipient” has the meaning assigned to it in Section 14.14(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.

“Peak Season” shall mean the period from December 1 through August 31 of each fiscal year of the Borrowers.
“Pension Benefit Plan” shall mean at any time any “employee pension benefit plan” as defined in Section 3(2) of ERISA (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Sections 412, 430 or 436 of the Code and either (i) is maintained or to which contributions are required by Borrower or any member of the Controlled Group or (ii) has at any time within the preceding five years been maintained or to which contributions have been required by a Borrower or any entity which was at such time a member of the Controlled Group.
“Permitted Acquisitions” shall mean acquisitions of the assets or Equity Interests of another Person (the “target”) so long as: (a) at the time of and after giving effect to such acquisition, Borrowers have pro forma Availability (i.e., after giving effect to consummation of such acquisition and the sources of proceeds thereof) of not less than 25% of the then applicable Maximum Revolving Advance Availability; (b) the total costs and liabilities (including without limitation, all assumed liabilities, all earn-out payments, deferred payments and the value of any other stock or assets transferred, assigned or encumbered with respect to such acquisitions) of any individual acquisition does not exceed $5,000,000 and of all such acquisitions do not exceed $5,000,000 in the aggregate throughout the Term; (c) with respect to the acquisition of Equity Interests, such target shall (i) have a positive EBITDA and tangible net worth, calculated in accordance with GAAP immediately prior to such acquisition, (ii) be added as a Borrower to this Agreement and be jointly and severally liable for all Obligations, and (iii) grant to Agent a first priority lien in all assets of such target; (d) the target or property is used or useful in the Borrowers’ Ordinary Course of Business; (e) Agent shall have received a first-priority security interest in all acquired assets or Equity Interests, subject to documentation satisfactory to Agent; (f) the board of directors (or other comparable governing body) of the target shall have duly approved the transaction; (g) Borrowers shall have delivered to Agent (i) a pro forma balance sheet and pro forma financial statements and a Compliance Certificate demonstrating that, upon giving effect to such acquisition on a pro forma basis, Borrowers would be in compliance with the financial covenants set forth in Section 6.5 as of the most recent fiscal quarter end and (ii) financial statements of the acquired entity for the two most recent fiscal years then ended, in form and substance reasonably acceptable to Agent; (h) if such acquisition includes general partnership interests or any other Equity Interest that does not have a corporate (or similar) limitation on liability of the owners thereof, then such acquisition shall be effected by having such Equity Interests acquired by a corporate holding company directly or indirectly wholly-owned by a Borrower and newly formed for the sole purpose of effecting such acquisition; (i) no assets acquired in any such transaction(s) shall be included in the Formula Amount until Agent has received a field examination and/or appraisal of such assets, in form and substance acceptable to Agent; and (j) no Default or Event of Default shall have occurred or will occur after giving pro forma effect to such acquisition. For the purposes of calculating Availability under this definition, any assets being acquired in the proposed acquisition shall be included in the Formula Amount on the date of closing so long as Agent has received an audit or appraisal of such assets as set forth in clause (i) above and so long as such assets satisfy the applicable eligibility criteria.
“Permitted Conway Property Sale-Leaseback” shall mean a sale-leaseback transaction (the “Transaction”) with respect to all or substantially all of the Conway Property pursuant to terms and conditions acceptable to Agent in its Permitted Discretion. Without limiting the foregoing and Agent’s Permitted Discretion in connection with any proposed Transaction, each of the following conditions and other terms shall be satisfied (or waived or amended in writing by Agent, in its reasonable discretion) in connection with the Transaction: (a) the Transaction shall yield Net Cash Proceeds to VMC of not less than $3,000,000, (b) the Borrowers’ base rent obligations under the resulting lease shall not exceed $800,000 per year, with any rental obligation escalator provisions therein to be reasonably acceptable to Agent, (c) the Transaction shall be consummated pursuant to sale-leaseback and related transaction documents in form and substance reasonably acceptable to Agent (collectively, the “Permitted Sale-Leaseback Documentation”), (d) the purchaser/landlord under the Permitted Sale-Leaseback Documentation shall enter into a landlord agreement in favor of Agent in form and substance reasonably acceptable to Agent, and (e) the Conway Indebtedness (including all principal, accrued interest and any other amounts attributable thereto) shall be repaid in full with the proceeds of the Transaction and the Conway Mortgage (and any and all other collateral documentation) shall be reconveyed, released and terminated in all respects.
“Permitted Conway Property Special Distribution” means, collectively, one or more share repurchases made by VMC, on or within thirty (30) days following the date on which the Permitted Conway Property Sale-Leaseback shall occur, in an aggregate amount not to exceed the Net Cash Proceeds received by VMC in connection the Permitted Conway Property Sale-Leaseback, subject to the terms and conditions set forth herein.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Encumbrances” shall mean: (a) Liens in favor of Agent for the benefit of Agent and Lenders, including without limitation, Liens securing Hedge Liabilities and Cash Management Products and Services; (b) Liens for taxes, assessments, levies or other governmental charges not delinquent or being Properly Contested; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance; (d) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the Ordinary Course of Business; (e) Liens arising by virtue of the rendition, entry or issuance against any Borrower or Subsidiary thereof, or any property of any Borrower or any Subsidiary thereof, of any judgment, writ, order, or decree for so long as each such Lien (i) is in existence for less than 20 consecutive days after it first arises or is being Properly Contested and (ii) is at all times junior in priority to any Liens in favor of Agent; (f) mechanics’, workers’, materialmen’s, carriers, laborers, landlords or suppliers, or other like Liens arising by operation of law in the Ordinary Course of Business with respect to obligations that are not delinquent or that are being Properly Contested; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof or the interests of lessors under Capital Leases, provided that (i) any such lien shall not encumber any other property of the applicable Borrower or Subsidiary and (ii) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) the interests of lessors under operating leases and non-exclusive licensors under license agreements that do not materially interfere with or impair the use of the assets or rights of the Borrowers or their Subsidiaries subject to such leases or license agreements, (i) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (j) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the Ordinary Course of Business, (k) Liens securing Refinancing Indebtedness permitted hereunder that are replacements of Permitted Encumbrances securing Indebtedness permitted hereunder existing on the Restatement Date so long as such replacement Liens only encumber those assets that secured the original Indebtedness, (l) rights of setoff or, bankers’ liens and other Liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts or the provision of services described in the definition of Cash Management Products and Services in each case in the Ordinary

Course of Business, (m) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is expressly permitted hereby, (n) Liens in favor of customs and revenue authorities arising as a matter of law in the Ordinary Course of Business to secure payment of customs duties in connection with the importation of goods, (o) Liens on assets of a Person (and its Subsidiaries) existing at the time such Person (and its Subsidiaries) is acquired by a Borrower or any of its Subsidiaries (and not created in anticipation or contemplation thereof) in a transaction expressly permitted hereby, (p) customary assignments of insurance or condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease; (q) Liens and rights reserved in any lease for rent granted in the Ordinary Course of Business with respect to rent that is not delinquent, (r) Liens disclosed on Schedule 1.2; provided that such Liens shall secure only those obligations which they secure on the Restatement Date and shall not subsequently apply to any other property or assets of any Borrower, (s) other Liens securing amounts not exceeding $250,000 in the aggregate at any one time and which (i) are incidental to the conduct of the business or the ownership of the property and assets of the Borrowers and their Subsidiaries, (ii) were not incurred in connection with the incurrence of Funded Debt, (iii) do not constitute blanket liens on the assets of any Borrower or Subsidiary and (iv) do not materially impair the use of such assets in the operation of the business of any Borrower or Subsidiary, (t) so long as the Permitted Conway Property Sale-Leaseback shall not have occurred, the Conway Mortgage, subject to the Conway Mortgagee Waiver Agreement, and (u) should the Permitted Conway Property Sale-Leaseback occur, to the extent the Permitted Conway Property Sale-Leaseback is or may be characterized as a secured transaction, the Liens of the Conway Property landlord created pursuant to the applicable Permitted Sale-Leaseback Documentation (it being understood and agreed that except for the Conway Mortgage or, if applicable, the Permitted Sale-Leaseback Documentation relating to the Permitted Conway Property Sale-Leaseback, and the Liens described in the foregoing clauses (a), (b), (f) and (i) of this definition of “Permitted Encumbrances”, no other Lien shall be permitted to exist on or with respect to the Conway Property).
“Permitted Sale-Leaseback Documentation” shall have the meaning set forth for such term in the definition of “Permitted Conway Property Sale-Leaseback”.
“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, limited liability partnership, institution, public benefit corporation, joint venture, entity or Governmental Body (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).
“Plan” shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Benefit Plan and a Multiemployer Plan, as defined herein) maintained by any Borrower or any member of the Controlled Group or to which any Borrower or any member of the Controlled Group is required to contribute.
“Pledge Agreement” shall mean any pledge agreement executed by a Borrower or any other Person in favor of Agent to secure the Obligations.
“PNC” shall have the meaning set forth in the preamble to this Agreement and shall extend to all of its successors and assigns.
“Properly Contested” shall mean, in the case of any Indebtedness, Lien or Taxes, as applicable, of any Person that are not paid as and when due or payable by reason of such Person’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such Indebtedness, Lien or

Taxes, as applicable, are being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Person has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Indebtedness or Taxes will not have a Material Adverse Effect or will not result in the forfeiture of any assets of such Person; (d) no Lien is imposed upon any of such Person’s assets with respect to such Indebtedness or taxes unless such Lien (i) is at all times junior and subordinate in priority to the Liens in favor of the Agent (except only with respect to property Taxes that have priority as a matter of applicable state law) and, (ii) enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if such Indebtedness or Lien, as applicable, results from, or is determined by the entry, rendition or issuance against a Person or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Person, such Person forthwith pays such Indebtedness and all penalties, interest and other amounts due in connection therewith.
“Protective Advances” shall have the meaning set forth in Section 16.2(f) hereof.
“Purchasing CLO” shall have the meaning set forth in Section 16.3(d) hereof.
“Purchasing Lender” shall have the meaning set forth in Section 16.3(c) hereof.
“Qualified ECP Loan Party” shall mean each Borrower or Guarantor that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a “commodity pool” as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000 or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a “letter of credit or keepwell, support, or other agreement” for purposes of Section 1a(18)(A)(v)(II) of the CEA.
“RCRA” shall mean the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., as same may be amended from time to time.
“Real Property” shall mean all of the owned and leased premises identified on Schedule 4.4 hereto or in and to any other premises or real property that are hereafter owned or leased by any Borrower.
“Receivables” shall mean and include, as to each Borrower, all of such Borrower’s accounts (as defined in Article 9 of the Uniform Commercial Code) and all of such Borrower’s contract rights, instruments (including those evidencing indebtedness owed to such Borrower by its Affiliates), documents, chattel paper (including electronic chattel paper), general intangibles relating to accounts, contract rights, instruments, documents and chattel paper, and drafts and acceptances, credit card receivables and all other forms of obligations owing to such Borrower arising out of or in connection with the sale or lease of Inventory or the rendition of services, all supporting obligations, guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.
“Receivables Advance Rate” shall have the meaning set forth in Section 2.1(a)(y)(i) hereof.
“Refinancing Indebtedness” means refinancings, renewals, replacements, or extensions of Funded Debt so long as: (a) such refinancings, renewals, replacements or extensions do not result in an increase in the principal amount (including the amount of unfunded commitments with respect thereto) of the Funded

Debt so refinanced, renewed, replaced or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and (b) such refinancings, renewals, replacements or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Funded Debt so refinanced, renewed, replaced or extended.
“Register” shall have the meaning set forth in Section 16.3(e) hereof.
“Reimbursement Obligation” shall have the meaning set forth in Section 2.14(b) hereof.
“Release” shall have the meaning set forth in Section 5.7(c)(i) hereof.
“Reportable Compliance Event” shall mean that: (~~1~~a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty by, or enters into a settlement with ~~an~~, a Governmental Body in connection with any ~~sanctions or other Anti-Terrorism Law or Anti-Corruption law~~Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any ~~Anti-Terrorism Law or Anti-Corruption~~Anti- Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any ~~Anti-Terrorism Law or~~ Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (~~2~~b) any Covered Entity engages in a transaction that has caused or ~~may~~would cause any Person hereunder (including the Agent, the Issuer, the Lenders ~~or Agent~~, and any underwriter, advisor, investor, or otherwise) to be in violation of any ~~Anti-Terrorism~~Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the ~~credit facility to fund any operations in, finance any investments or activities in, or, make any payments to,~~Advances hereunder to directly or indirectly~~, a Sanctioned Jurisdiction or~~ fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person~~; or (3) any Collateral becomes Embargoed Property.~~, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law-specific or International Trade Law-specific representations and covenants herein.
“Reportable ERISA Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.
“Required Lenders” shall mean Lenders (not including Swing Loan Lender (in its capacity as such Swing Loan Lender) or any Defaulting Lender) holding more than fifty percent (50%) of either (a) the aggregate of the Revolving Commitment Amounts of all Lenders (excluding any Defaulting Lender), or (b) after the termination of all commitments of Lenders hereunder, the sum of (x) the outstanding Revolving Advances and Swing Loans, plus the Maximum Undrawn Amount of all outstanding Letters of Credit; provided, however, if there are fewer than three (3) Lenders, Required Lenders shall mean all Lenders (excluding any Defaulting Lender).
“Reserves” means reserves against the Formula Amount, including the Dilution Reserve and the Landlord Reserve, established and adjusted by Agent from time to time in its Permitted Discretion.
“Restatement Date” shall mean September 28, 2021 or such other date as may be agreed to in writing by the parties hereto.
“Restricted Payments” shall have the meaning set forth in Section 7.7 hereof.

“Revolving Advances” shall mean Advances other than Letters of Credit and the Swing Loans.
“Revolving Commitment” shall mean, as to any Lender, the obligation of such Lender (if applicable), to make Revolving Advances and participate in Swing Loans and Letters of Credit, in an aggregate principal and/or face amount not to exceed the Revolving Commitment Amount (if any) of such Lender.
“Revolving Commitment Amount” shall mean, as to any Lender, the Revolving Commitment amount (if any) set forth below such Lender’s name on the signature page hereto (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment amount (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Revolving Commitment Percentage” shall mean, as to any Lender, the Revolving Commitment Percentage (if any) set forth below such Lender’s name on the signature page hereof (or, in the case of any Lender that became party to this Agreement after the Restatement Date pursuant to Section 16.3(c) or (d) hereof, the Revolving Commitment Percentage (if any) of such Lender as set forth in the applicable Commitment Transfer Supplement).
“Revolving Credit Note” shall mean, collectively, the promissory notes referred to in Section 2.1(a) hereof.
“Revolving Interest Rate” shall mean (a) with respect to Revolving Advances that are Domestic Rate Loans and Swing Loans, an interest rate per annum equal to the sum of the Applicable Margin plus the Alternate Base Rate and (b) with respect to Revolving Advances that are ~~BSBY~~Term SOFR Rate Loans, the sum of the Applicable Margin plus the ~~BSBY~~Term SOFR Rate.
“Sanctioned Jurisdiction” shall mean, at any time, a country, area, territory, or jurisdiction that is the subject ~~to a~~or target of comprehensive U.S. sanctions ~~program maintained under any Anti-Terrorism Law~~.
“Sanctioned Person” shall mean ~~(a) a~~any Person that is ~~the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii)~~(a) located in, organized under the laws of, or ordinarily resident in~~, or physically located in~~  a Sanctioned Jurisdiction; (~~iii~~b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned ~~or controlled~~ 50% or more, in the aggregate, ~~by~~directly or indirectly by, controlled by, or acting for, on behalf of or at the direction of, one or more Persons ~~that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Governmental Body of a jurisdiction whose laws apply to this Agreement.~~described in clauses (a) or (b) above.
“SEC” shall mean the Securities and Exchange Commission or any successor thereto.
“Secured Parties” shall mean, collectively, Agent, Issuer, Swing Loan Lender and Lenders, together with any Affiliates of Agent or any Lender to whom any Hedge Liabilities or Cash Management

Liabilities are owed and with each other holder of any of the Obligations, and the respective successors and assigns of each of them.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Settlement” shall have the meaning set forth in Section 2.6(d) hereof.
“Settlement Date” shall have the meaning set forth in Section 2.6(d) hereof.
“Share Repurchase Payment” shall have the meaning set forth in Section 7.7(d) hereof.
“Share Repurchase Program” shall mean a stock buyback or other similar equity repurchase program adopted by the board of directors of VMC pursuant to which VMC is authorized to purchase common Equity Interests of VMC on the secondary market from the holders of such common Equity Interests.
“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Floor” means a rate of interest per annum equal to zero basis points (0.00%).1
“SOFR Reserve Percentage” shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
“Subsidiary” shall mean of any Person a corporation or other entity of whose Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.
“Subsidiary Stock” shall mean (a) with respect to the Equity Interests issued to a Borrower by any Subsidiary (other than a Foreign Subsidiary), 100% of such issued and outstanding Equity Interests, and (b) with respect to any Equity Interests issued to a Borrower by any Foreign Subsidiary (i) 100% of such issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956(c)(2)) and (ii) 66% (or such greater percentage that, due to a change in an Applicable Law after the date hereof, (x) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Borrower and (y) could not reasonably be expected to cause any material adverse tax consequences) of such issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)).
“Swap” shall mean any “swap” as defined in Section 1a(47) of the CEA and regulations thereunder other than (a) a swap entered into on, or subject to the rules of, a board of trade designated as a
1     NOTE TO PNC: Existing credit agreement has zero floor for BSBY Rate loans and it is used only for purposes of making sure the BSBY Rate can never be less than zero which is how I have draft this document with respect to Daily Simple SOFR and Term SOFR rates– meaning SOFR Floor is only used in making sure that neither Daily Simple SOFR nor Term SOFR can be less than zero. I assume you are not changing that construct.

contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender-Provided Interest Rate Hedge, or a Lender-Provided Foreign Currency Hedge.
“Swing Loan Lender” shall mean PNC, in its capacity as lender of the Swing Loans.
“Swing Loan Note” shall mean the promissory note described in Section 2.4(a) hereof.
“Swing Loans” shall mean the Advances made pursuant to Section 2.4 hereof.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.
“Term” shall have the meaning set forth in Section 13.1 hereof
“Termination Event” shall mean: (a) a Reportable ERISA Event with respect to any Plan; (b) the withdrawal of any Borrower or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the commencement of proceedings by the PBGC to terminate a Plan; (e) any event or condition (a) which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (b) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; (f) the partial or complete withdrawal within the meaning of Section 4203 or 4205 of ERISA, of any Borrower or any member of the Controlled Group from a Multiemployer Plan; (g) notice that a Multiemployer Plan is subject to Section 4245 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent, upon any Borrower or any member of the Controlled Group.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its reasonable discretion).
“Term SOFR Rate” shall mean, with respect to any Term SOFR Rate Loan for any Interest Period, the interest rate per annum determined by the Agent by dividing (the resulting quotient rounded upwards, at the Agent’s discretion, to the nearest 1/100th of 1%) (A) the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator, by (B) a number equal to 1.00 minus the SOFR Reserve Percentage. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of clause (A) in the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrower on and as of (i) the first day of each Interest Period, and (ii) the effective date of any change in the SOFR Reserve Percentage.
“Term SOFR Rate Loan” means an Advance that bears interest based on Term SOFR Rate.
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Toxic Substance” shall mean and include any material present on the Real Property (including the Leasehold Interests) which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. §§ 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.
“Transferee” shall have the meaning set forth in Section 16.3(d) hereof.
“Unfinanced Capital Expenditures” shall mean all Capital Expenditures of Borrowers on a Consolidated Basis, other than those made utilizing financing provided by the applicable seller or third party lenders.
“Uniform Commercial Code” shall have the meaning set forth in Section 1.3 hereof.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107 56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
I.3Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York from time to time (the “Uniform Commercial Code”) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper” (and “electronic chattel paper” and “tangible chattel paper”), “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “financial asset”, “fixtures”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit rights”, “payment intangibles”, “proceeds”, “promissory note” “securities”, “software” and “supporting obligations” as and when used in the description of Collateral shall have the meanings given to such terms in Articles 8 or 9 of the Uniform Commercial Code. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the date of such amendment, modification or revision.
I.4Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. All references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including references to any of the Other Documents, shall include any and all modifications, supplements or amendments thereto, any and all restatements or replacements thereof and any and all extensions or renewals thereof. All references herein to the time of day shall mean the time in New York, New York. Whenever the words “including” or “include” shall be used, such words shall be understood to mean “including, without limitation” or “include, without limitation”. A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided for in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by Required Lenders. Any Lien referred to in this Agreement or any of the Other Documents as having been created in favor of Agent, any agreement entered into by Agent pursuant to this Agreement or any of the Other Documents, any payment made by or to or funds received by Agent pursuant to or as contemplated by this Agreement or any of the Other Documents, or any act taken or omitted to be taken by Agent, shall, unless otherwise expressly provided, be created, entered into, made or received, or taken or omitted, for the benefit or account of Agent and Lenders. Wherever the phrase “to the best of Borrowers’ knowledge” or words of similar import relating to the knowledge or the awareness of any Borrower are used in this Agreement or Other Documents, such phrase shall mean and refer to (i) the actual knowledge of a senior officer of any Borrower or (ii) the knowledge that a senior officer would have obtained if he/she had engaged in a good faith and diligent performance of his/her duties, including the making of such reasonably specific inquiries as may be necessary of the employees or agents of such Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or otherwise within the limitations of, another covenant shall not avoid the occurrence of a default if such action is taken or condition exists. In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness of a breach of a representation or warranty hereunder.
I.5~~BSBY~~SOFR Notification. Section 3.8.2 of this Agreement provides a mechanism for determining an alternate rate of interest in the event that the ~~BSBY Screen~~Term SOFR Reference Rate or SOFR is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the ~~BSBY Screen Rate or other rates in the definition of “BSBY Rate”~~Term SOFR Reference Rate or SOFR or with respect to any alternative or successor rate thereto, or replacement rate therefor.
I.6Conforming Changes Relating to ~~BSBY.~~    Term SOFR Rate. With respect to the ~~BSBY Screen~~Term SOFR Rate, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any ~~other Loan~~Other Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document; provided that, with respect to any such amendment effected, the Agent shall provide notice to the Borrowers and the Lenders each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

ARTICLE IIADVANCES, PAYMENTS.
II.1Revolving Advances.
(a)Amount of Revolving Advances. Subject to the terms and conditions set forth in this Agreement specifically including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender’s Revolving Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount, less the outstanding amount of Swing Loans, less the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, less Reserves established hereunder or (y) an amount equal to the sum of:
(i)up to 85%, subject to the provisions of Section 2.1(b) (“Receivables Advance Rate”), of Eligible Receivables, plus
(ii)the lesser of (A) 60%, subject to the provisions of Section 2.1(b) hereof, of the value of the Eligible Inventory (“Inventory Advance Rate” and together with the Receivables Advance Rate, collectively, the “Advance Rates”), (B) 85% of the appraised net orderly liquidation value of Eligible Inventory (as evidenced by an Inventory appraisal satisfactory to Agent in its discretion, reasonably exercised) or (C) the applicable Inventory Sublimit (provided, that (A) the amount of Eligible ATS Inventory included in this clause (ii) shall not exceed $10,000,000 (other than during each May, June, July and August ~~2023~~, during which months the Eligible ATS Inventory included in this clause (ii) shall not exceed $15,000,000) and (B) the amount of Eligible Work In Process Inventory included in this clause (ii) shall not exceed $1,000,000), plus
(iii)with respect to each fiscal year of the Borrowers, during the respective period set forth below for such fiscal year, the amount applicable to such period (which period set forth below shall be referred to as the “Seasonal Overadvance Period”):

Period	Amount
January	$15,000,000
February	$15,000,000
March	$15,000,000
April	$15,000,000
May	$15,000,000
June	$15,000,000
July	$15,000,000

, minus
(iv)the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus
(v)Reserves established hereunder.
The amount derived from the sum of (x) Sections 2.1(a)(y)(i), (ii), and (iii) minus (y) Section 2.1(a)(y)(iv) and (v) at any time and from time to time shall be referred to as the “Formula Amount”. The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the “Revolving Credit Notes”) in form and substance satisfactory to Agent. Notwithstanding anything to the contrary contained in the foregoing or otherwise in this Agreement, the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount less the Maximum Undrawn Amount of all outstanding Letters of Credit less Reserves established hereunder or (ii) the Formula Amount.
(b)Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in its Permitted Discretion, reasonably exercised. Each Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing Reserves may limit or restrict Advances requested by Borrowing Agent. The rights of Agent under this subsection are subject to the provisions of Section 16.2(b).
II.2Procedures for Requesting Revolving Advances; Procedures for Selection of Applicable Interest Rates for All Advances.
(a)Borrowing Agent on behalf of any Borrower may notify Agent prior to 3:00 p.m. Eastern Standard Time on a Business Day of a Borrower’s request to incur, on that day, a Revolving Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation under this Agreement, become due, the same shall be deemed a request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation, and such request shall be irrevocable. If the Borrowers enter into a separate written agreement with Agent regarding Agent’s auto-advance service, then each Advance made pursuant to such service (including Advances made for the payment of interest, fees, charges or Obligations) shall be deemed an irrevocable request for a Revolving Advance maintained as a Domestic Rate Loan as of the date such auto-advance is made.
(b)Notwithstanding the provisions of subsection (a) above, in the event any Borrower desires to obtain a ~~BSBY~~Term SOFR Rate Loan for any Advance (other than a Swing Loan), Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the date such ~~BSBY~~Term SOFR Rate Loan is to be borrowed, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter for each borrowing of a Term SOFR Rate Loan, and (iii) the duration of the first Interest Period therefor. Interest Periods for ~~BSBY~~Term SOFR Rate Loans shall be for one or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. Any Interest Period that begins on the last Business Day of a calendar month (or a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, no ~~BSBY~~Term SOFR Rate Loan shall be made available to any Borrower. After giving effect to each requested ~~BSBY~~Term SOFR Rate Loan, including those which are converted from a Domestic Rate Loan under Section 2.2(e), there shall not be outstanding more than five (5) ~~BSBY~~Term SOFR Rate Loans, in the aggregate.
(c)Each Interest Period of a ~~BSBY~~Term SOFR Rate Loan shall commence on the date such ~~BSBY~~Term SOFR Rate Loan is made and shall end on such date as Borrowing Agent may elect as set forth in subsection (b)(iii) above, provided that ~~the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and~~ no Interest Period shall end after the last day of the Term.
(d)Borrowing Agent shall elect the initial Interest Period applicable to a ~~BSBY~~Term SOFR Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.2(b) or by its notice of conversion given to Agent pursuant to Section 2.2(e), as the case may be. Borrowing Agent shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not later than 3:00 p.m. Eastern Standard Time on the day which is three (3) Business Days prior to the last day of the then current Interest Period applicable to such ~~BSBY~~Term SOFR Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrowing Agent, Borrowing Agent shall be deemed to have elected to convert such ~~BSBY~~Term SOFR Rate Loan to a Domestic Rate Loan subject to Section 2.2(e) below.
(e)Provided that no Default or Event of Default shall have occurred and be continuing (unless Agent otherwise permits, at the direction of the Required Lenders), Borrowing Agent may, on the last Business Day of the then current Interest Period applicable to any outstanding ~~BSBY~~Term SOFR Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a ~~BSBY~~Term SOFR Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such ~~BSBY~~Term SOFR Rate Loan. If Borrowing Agent desires to convert a loan, Borrowing Agent shall give Agent written notice by no later than 3:00 p.m. Eastern Standard Time (i) on the day which is three (3) Business Days prior to the date on which such conversion is to occur with respect to a conversion from a Domestic Rate Loan to a ~~BSBY~~Term SOFR Rate Loan, or (ii) on the day which is one (1) Business Day prior to the date on which such conversion is to occur (which date shall be the last Business Day of the Interest Period for the applicable ~~BSBY~~Term SOFR Rate Loan) with respect to a conversion from a ~~BSBY~~Term SOFR Rate Loan to a Domestic Rate Loan, specifying, in each case, the date of such conversion, the loans to be converted and if the conversion is to a ~~BSBY~~Term SOFR Rate Loan, the duration of the first Interest Period therefor. In the case of the renewal of a Term SOFR Rate Loan at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
(f)At its option and upon written notice given prior to 3:00 p.m. Eastern Standard Time at least three (3) Business Days prior to the date of such prepayment, any Borrower may, subject to Section 2.2(g) hereof, prepay the ~~BSBY~~Term SOFR Rate Loans in whole at any time or in part from time to time with accrued interest on the principal being prepaid to the date of such repayment. Such Borrower shall specify the date of prepayment of Advances which are ~~BSBY~~Term SOFR Rate Loans and the amount of such prepayment. In the event that any prepayment of a ~~BSBY~~Term SOFR Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, such Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.2(g) hereof.
(g)Each Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses (other than any loss of anticipated profits) or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by any Borrower in the payment of the principal of or interest on any ~~BSBY~~Term SOFR Rate Loan or failure by any Borrower to complete a borrowing of, a prepayment of or conversion of or to a ~~BSBY~~Term SOFR Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its

~~BSBY~~Term SOFR Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrowing Agent shall be conclusive absent manifest error.
(h)Notwithstanding any other provision hereof, if any Applicable Law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, including without limitation any Change in Law, shall make it unlawful for Lenders or any Lender (for purposes of this subsection (h), the term “Lender” shall include any Lender and the office or branch where any Lender or any Person controlling such Lender makes or maintains any ~~BSBY~~Term SOFR Rate Loans) to make or maintain its ~~BSBY~~Term SOFR Rate Loans, the obligation of Lenders (or such affected Lender) to make ~~BSBY~~Term SOFR Rate Loans hereunder shall forthwith be cancelled and Borrowers shall, if any affected ~~BSBY~~Term SOFR Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected ~~BSBY~~Term SOFR Rate Loans or convert such affected ~~BSBY~~Term SOFR Rate Loans into ~~loans of another type~~Domestic Rate Loans. If any such payment or conversion of any ~~BSBY~~Term SOFR Rate Loan is made on a day that is not the last day of the Interest Period applicable to such ~~BSBY~~Term SOFR Rate Loan, Borrowers shall pay Agent, upon Agent’s request, such amount or amounts set forth in clause (g) above. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrowing Agent shall be conclusive absent manifest error.
(i)Anything to the contrary contained herein notwithstanding, neither Agent nor any Lender, nor any of their participants, is required to actually to acquire ~~BSBY~~Term SOFR deposits to fund or otherwise match fund any Obligation as to which interest accrues based on the ~~BSBY~~Term SOFR Rate. The provisions set forth herein shall apply as if each Lender or its participants had match funded any Obligation as to which interest is accruing based on the ~~BSBY~~Term SOFR Rate by acquiring ~~BSBY~~Term SOFR deposits for each Interest Period in the amount of the ~~BSBY~~Term SOFR Rate Loans.
II.3[Reserved].
II.4Swing Loans. As of the Restatement Date, PNC is the sole Lender hereunder. If at any time after the Restatement Date, one or more additional Lenders shall be party to this Agreement, from and after such date and so long as there shall be more than one Lender, the following provisions of this Section 2.4 (and provisions contained elsewhere in this Agreement with respect to Swing Loans and the Swing Loan Lender, including without limitation, Section 2.6 hereof) shall apply (it being understood and agreed that until such time and only during such times as there shall be more than one Lender, the provisions of this Agreement with respect to Swing Loans and the Swing Loan Lender shall have no application):
(a)Subject to the terms and conditions set forth in this Agreement, and in order to minimize the transfer of funds between Lenders and Agent for administrative convenience, Agent, Lenders holding Revolving Commitments and Swing Loan Lender agree that in order to facilitate the administration of this Agreement, Swing Loan Lender may, at its election and option made in its sole discretion cancelable at any time for any reason whatsoever, make swing loan advances (“Swing Loans”) available to Borrowers as provided for in this Section 2.4 at any time or from time to time after the date hereof to, but not including, the expiration of the Term, in an aggregate principal amount up to but not in excess of the Maximum Swing Loan Advance Amount, provided that the outstanding aggregate principal amount of Swing Loans and the Revolving Advances at any one time outstanding shall not exceed an amount equal to the lesser of (i) the Maximum Revolving Advance Amount, less Reserves established hereunder, less the Maximum Undrawn Amount of all outstanding Letters of Credit or (ii) the Formula Amount. All Swing Loans shall be Domestic Rate Loans only. Borrowers may borrow (at the option and election of Swing Loan Lender), repay and reborrow (at the option and election of Swing Loan Lender) Swing Loans and Swing Loan Lender may make Swing Loans as provided in this Section 2.4 during the period between Settlement Dates. All Swing Loans shall be evidenced by a secured promissory note (the “Swing Loan Note”) in form and substance satisfactory to Agent and Swing Loan Lender. Swing Loan Lender’s agreement to make Swing Loans under this Agreement is cancelable at any time for any reason whatsoever and the making of Swing Loans by Swing Loan Lender from time to time shall not create any duty or obligation, or establish any course of conduct, pursuant to which Swing Loan Lender shall thereafter be obligated to make Swing Loans in the future
(b)Upon either (i) any request by Borrowing Agent for a Revolving Advance made pursuant to Section 2.2(a) hereof or (ii) the occurrence of any deemed request by Borrowers for a Revolving Advance pursuant to the provisions of Section 2.2(a) hereof, Swing Loan Lender may elect, in its sole discretion, to have such request or deemed request treated as a request for a Swing Loan, and may advance same day funds to Borrowers as a Swing Loan; provided that notwithstanding anything to the contrary provided for herein, Swing Loan Lender may not make Swing Loans if Swing Loan Lender has been notified by Agent or by Required Lenders that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the Revolving Commitments have been terminated for any reason.
(c)Upon the making of a Swing Loan (whether before or after the occurrence of a Default or an Event of Default and regardless of whether a Settlement has been requested with respect to such Swing Loan), each Lender holding a Revolving Commitment shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Swing Loan Lender, without recourse or warranty, an undivided interest and participation in such Swing Loan in proportion to its Revolving Commitment Percentage. Swing Loan Lender or Agent may, at any time, require the Lenders holding Revolving Commitments to fund such participations by means of a Settlement as provided for in Section 2.6(d) below. From and after the date, if any, on which any Lender holding a Revolving Commitment is required to fund, and funds, its participation in any Swing Loans purchased hereunder, Agent shall promptly distribute to such Lender its Revolving Commitment Percentage of all payments of principal and interest and all proceeds of Collateral received by Agent in respect of such Swing Loan; provided that no Lender holding a Revolving Commitment shall be obligated in any event to make Revolving Advances in an amount in excess of its Revolving Commitment Amount minus its Participation Commitment (taking into account any reallocations under Section 2.22) of the Maximum Undrawn Amount of all outstanding Letters of Credit.
II.5Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrowers to Agent or Lenders, shall be charged to Borrowers’ Account on Agent’s books. The proceeds of each Revolving Advance or Swing Loan requested by Borrowing Agent on behalf of any Borrower or deemed to have been requested by any Borrower under Sections 2.2(a), 2.6(b) or 2.14 hereof shall, (i) with respect to requested Revolving Advances, to the extent Lenders make such Revolving Advances in accordance with Section 2.2(a), 2.6(b) or 2.14 hereof, and with respect to Swing Loans made upon any request or deemed request by Borrowing Agent for a Revolving Advance to the extent Swing Loan Lender makes such Swing Loan in accordance with Section 2.4(b) hereof, be made available to the applicable Borrower on the day so requested by way of credit to such Borrower’s operating account at PNC, or such other bank as Borrowing Agent may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, (ii) with respect to Revolving Advances deemed to have been requested by any Borrower or Swing Loans made upon any deemed request for a Revolving Advance by any Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request. During the Term, Borrowers may use the Revolving Advances and Swing Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof.
II.6Making and Settlement of Advances.
(a)Each borrowing of Revolving Advances shall be advanced according to the applicable Revolving Commitment Percentages of Lenders holding the Revolving Commitments (subject to any contrary terms of Section 2.22). Each borrowing of Swing Loans shall be advanced by Swing Loan Lender alone.
(b)Promptly after receipt by Agent of a request or a deemed request for a Revolving Advance pursuant to Section 2.2(a) and, with respect to Revolving Advances, to the extent Agent elects not to provide a Swing Loan or the making of a Swing Loan would result in the aggregate amount of all outstanding Swing Loans exceeding the maximum amount permitted in Section 2.4(a), Agent shall notify Lenders holding the Revolving Commitments of its receipt of such request specifying the information provided by Borrowing Agent and the apportionment among Lenders of the requested Revolving Advance as determined by Agent in accordance with the terms hereof. Each Lender shall remit the principal amount of each Revolving Advance to Agent such that Agent is able to, and Agent shall, to the extent the applicable Lenders have made funds available to it for such purpose and subject to Section 8.2, fund such Revolving Advance to Borrowers in U.S. Dollars and immediately available funds at the Payment Office prior to the close of business, on the applicable borrowing date; provided that if any applicable Lender fails to remit such funds to Agent in a timely manner, Agent may elect in its sole discretion to fund with its own funds the Revolving Advance of such Lender on such borrowing date, and such Lender shall be subject to the repayment obligation in Section 2.6(c) hereof.
(c)Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender holding a Revolving Commitment that such Lender will not make the amount which would constitute its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, Agent may (but shall not be obligated to) assume that such Lender has made such amount available to Agent on such date in accordance with Section 2.6(b) and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made its applicable Revolving Commitment Percentage of the requested Revolving Advance available to Agent, then the applicable Lender and Borrowers severally agree to pay to Agent on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers through but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the greater of (A) (x) the daily average Effective Federal Funds Rate (computed on the basis of a year of 360 days) during such period as quoted by Agent, times (y) such amount or (B) a rate determined by Agent in accordance with banking industry rules on interbank compensation, and (ii) in the case of a payment to be made by Borrowers, the Revolving Interest Rate for Revolving Advances that are Domestic Rate Loans. If such Lender pays its share of the applicable Revolving Advance to Agent, then the amount so paid shall constitute such Lender’s Revolving Advance. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender holding a Revolving Commitment that shall have failed to make such payment to Agent. A certificate of Agent submitted to any Lender or Borrowing Agent/Borrowers with respect to any amounts owing under this paragraph (c) shall be conclusive, in the absence of manifest error.
(d)Agent, on behalf of Swing Loan Lender, shall demand settlement (a “Settlement”) of all or any Swing Loans with Lenders holding the Revolving Commitments on at least a weekly basis, or on any more frequent date that Agent elects or that Swing Loan Lender at its option exercisable for any reason whatsoever may request, by notifying Lenders holding the Revolving Commitments of such requested Settlement by facsimile, telephonic or electronic transmission no later than 3:00 p.m. Eastern Standard Time on the date of such requested Settlement (the “Settlement Date”). Subject to any contrary provisions of Section 2.22, each Lender holding a Revolving Commitment shall transfer the amount of such Lender’s Revolving Commitment Percentage of the outstanding principal amount (plus interest accrued thereon to the extent requested by Agent) of the applicable Swing Loan with respect to which Settlement is requested by Agent, to such account of Agent as Agent may designate not later than 5:00 p.m. Eastern Standard Time on such Settlement Date if requested by Agent by 3:00 p.m. Eastern Standard Time, otherwise not later than 5:00 p.m. Eastern Standard Time on the next Business Day. Settlements may occur at any time notwithstanding that the conditions precedent to making Revolving Advances set forth in Section 8.2 have not been satisfied or the Revolving Commitments shall have otherwise been terminated at such time. All amounts so transferred to Agent shall be applied against the amount of outstanding Swing Loans and, when so applied shall constitute Revolving Advances of such Lenders accruing interest as Domestic Rate Loans. If any such amount is not transferred to Agent by any Lender holding a Revolving Commitment on such Settlement Date, Agent shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.6(c).
(e)If any Lender or Participant (a “Benefited Lender”) shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender’s Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such Benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender’s Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that each Lender so purchasing a portion of another Lender’s Advances may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral, and the obligations owing to each such purchasing Lender in respect of such participation and such purchased portion of any other Lender’s Advances shall be part of the Obligations secured by the Collateral.
II.7Maximum Advances. The aggregate balance of Revolving Advances and Letters of Credit and Swing Loans outstanding at any time shall not cause Availability to be less than zero.
II.8Manner and Repayment of Advances.
(a)The Revolving Advances and Swing Loans shall be due and payable in full on the last day of the Term subject to earlier prepayment as herein provided. Notwithstanding the foregoing, all Advances shall be subject to earlier repayment upon (x) acceleration upon the occurrence of an Event of Default under this Agreement or (y) termination of this Agreement. Each payment (including each prepayment) by any Borrower on account of the principal of and interest on the Advances shall be applied, first to the outstanding Swing Loans and next, pro rata according to the applicable Revolving Commitment Percentages of Lenders, to the outstanding Revolving Advances (subject to any contrary provisions of Section 2.22).
(b)Each Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to and/or proceeds of Collateral may not be collectible by Agent on the date received by Agent. Agent shall conditionally credit Borrowers’ Account for each item of payment on the next Business Day after the Business Day on which such item of payment is received by Agent (and the Business Day on which each such item of payment is so credited shall be referred to, with respect to such item, as the “Application Date”) Agent is not, however, required to credit Borrowers’ Account for the amount of any item of payment which is unsatisfactory to Agent and Agent may charge Borrowers’ Account for the amount of any item of payment which is returned, for any reason whatsoever, to Agent unpaid. Subject to the foregoing, Borrowers agree that for purposes of computing the interest charges under this Agreement, each item of payment received by Agent shall be deemed applied by Agent on account of the Obligations on its respective Application Date. Borrowers further agree that there is a monthly float charge payable to Agent for Agent’s sole benefit, in an amount equal to (y) the face amount of all items of payment received each day during the prior month (including items of payment received by Agent as a wire transfer or electronic depository check) multiplied by (z) the Revolving Interest Rate with respect to Domestic Rate Loans for one day (i.e. Revolving Interest Rate divided by 360 or 365/366 as applicable) The monthly float charge shall be calculated daily and charged once per month, relating to all payments collected in the prior month. All proceeds received by Agent shall be applied to the Obligations in accordance with Section 4.8(h).
(c)All payments of principal, interest and other amounts payable hereunder, or under any of the Other Documents shall be made to Agent at the Payment Office not later than 1:00 p.m. Eastern Standard Time on the due date therefor in Dollars in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment of any and all Obligations due and owing hereunder by charging Borrowers’ Account or by making Advances as provided in Section 2.2 hereof.
(d)Except as expressly provided herein, all payments (including prepayments) to be made by any Borrower on account of principal, interest, fees and other amounts payable hereunder shall be made without deduction, setoff or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 p.m. Eastern Standard Time, in Dollars and in immediately available funds.
II.9Repayment of Excess Advances. If at any time the aggregate balance of outstanding Revolving Advances, Swing Loans and/or Advances taken as a whole exceeds the maximum amount of such type of Advances and/or Advances taken as a whole (as applicable) permitted hereunder, such excess Advances shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or an Event of Default has occurred, including as a result of a change in the applicable Maximum Revolving Advance Amount.
II.10Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account (“Borrowers’ Account”) in the name of Borrowers in which shall be recorded the date and amount of each Advance made by Agent or Lenders and the date and amount of each payment in respect thereof; provided, however, the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrowing Agent a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent, Lenders and Borrowers during such month. The monthly statements shall be deemed correct and binding upon Borrowers in the absence of manifest error and shall constitute an account stated between Lenders and Borrowers unless Agent receives a written statement of Borrowers’ specific exceptions thereto within thirty (30) days after such statement is received by Borrowing Agent. The records of Agent with respect to Borrowers’ Account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.
II.11Letters of Credit.
(a)Subject to the terms and conditions hereof, Issuer shall issue or cause the issuance of standby letters of credit denominated in Dollars (“Letters of Credit”) for the account of any Borrower; provided, however, that Agent will not be required to issue or cause to be issued any Letters of Credit to the extent that the issuance thereof would then cause Availability to be less than zero. The Maximum Undrawn Amount of all outstanding Letters of Credit shall not exceed in the aggregate at any time the Letter of Credit Sublimit. All disbursements or payments related to Letters of Credit shall be deemed to be Domestic Rate Loans consisting of Revolving Advances and shall bear interest at the Revolving Interest Rate for Domestic Rate Loans. Letters of Credit that have not been drawn upon shall not bear interest (but fees shall accrue in respect of outstanding Letters of Credit as provided in Section 3.2 hereof).
(b)Notwithstanding any provision of this Agreement, Issuer shall not be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain Issuer from issuing any Letter of Credit, or any Law applicable to Issuer or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over Issuer shall prohibit, or request that Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which Issuer is not otherwise compensated hereunder) not in effect on the date of this Agreement, or shall impose upon Issuer any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement, and which Issuer in good faith deems material to it, or (ii) the issuance of the Letter of Credit would violate one or more policies of Issuer applicable to letters of credit generally.
II.12Issuance of Letters of Credit.
(a)Borrowing Agent, on behalf of any Borrower, may request Issuer to issue or cause the issuance of a Letter of Credit by delivering to Issuer, with a copy to Agent at the Payment Office, prior to 1:00 p.m. Eastern Standard Time, at least five (5) Business Days prior to the proposed date of issuance, such Issuer’s form of Letter of Credit Application (the “Letter of Credit Application”) completed to the satisfaction of Agent and Issuer; and, such other certificates, documents and other papers and information as Agent or Issuer may reasonably request. Issuer shall not issue any requested Letter of Credit if such Issuer has received notice from Agent or any Lender that one or more of the applicable conditions set forth in Section 8.2 of this Agreement have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason. Borrowing Agent, on behalf of Borrowers, also has the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with Agent upon any amendment, extension or renewal of any Letter of Credit. As of the Restatement Date, there are no issued and outstanding letters of credit under the Existing Credit Agreement.
(b)Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other written demands for payment and (ii) have an expiry date not later than twelve (12) months after such Letter of Credit’s date of issuance and in no event later than the last day of the Term. Each standby Letter of Credit shall be subject either to the Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce at the time a Letter of Credit is issued (the “UCP”) or the International Standby Practices (International Chamber of Commerce Publication Number 590) (the “ISP98 Rules”), or any subsequent revision thereof at the time a standby Letter of Credit is issued, as determined by Issuer.
(c)Agent shall use its reasonable efforts to notify Lenders of the request by Borrowing Agent for a Letter of Credit hereunder.
II.13Requirements For Issuance of Letters of Credit. Borrowing Agent shall authorize and direct any Issuer to name the applicable Borrower as the “Applicant” or “Account Party” of each Letter of Credit. If Agent is not the Issuer of any Letter of Credit, Borrowing Agent shall authorize and direct Issuer to deliver to Agent all instruments, documents, and other writings and property received by Issuer pursuant to the Letter of Credit and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, and the application therefor.
II.14Disbursements, Reimbursement.
(a)Immediately upon the issuance of each Letter of Credit, each Lender holding a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from Issuer a participation in each Letter of Credit and each drawing thereunder in an amount equal to such Lender’s Revolving Commitment Percentage of the Maximum Face Amount of such Letter of Credit (as in effect from time to time) and the amount of such drawing, respectively.
(b)In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, Issuer will promptly notify Agent and Borrowing Agent. Regardless of whether Borrowing Agent shall have received such notice, Borrowers shall reimburse (such obligation to reimburse Issuer shall sometimes be referred to as a “Reimbursement Obligation”) Issuer prior to 12:00 Noon, on each date that an amount is paid by Issuer under any Letter of Credit (each such date, a “Drawing Date”) in an amount equal to the amount so paid by Issuer. In the event Borrowers fail to reimburse Issuer for the full amount of any drawing under any Letter of Credit by 12:00 Noon, on the Drawing Date, Issuer will promptly notify Agent and each Lender holding a Revolving Commitment thereof, and Borrowers shall be automatically deemed to have requested that a Revolving Advance maintained as a Domestic Rate Loan be made by Lenders to be disbursed on the Drawing Date under such Letter of Credit, and Lenders holding the Revolving Commitments shall be unconditionally obligated to fund such Revolving Advance (all whether or not the conditions specified in Section 8.2 are then satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason) as provided for in Section 2.14(c) immediately below. Any notice given by Issuer pursuant to this Section 2.14(b) may be oral if promptly confirmed in writing; provided that the lack of such a confirmation shall not affect the conclusiveness or binding effect of such notice.
(c)Each Lender holding a Revolving Commitment shall upon any notice pursuant to Section 2.14(b) make available to Issuer through Agent at the Payment Office an amount in immediately available funds equal to its Revolving Commitment Percentage (subject to any contrary provisions of Section 2.22) of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)) each be deemed to have made a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in that amount. If any Lender holding a Revolving Commitment so notified fails to make available to Agent, for the benefit of Issuer, the amount of such Lender’s Revolving Commitment Percentage of such amount by 2:00 p.m. Eastern Standard Time on the Drawing Date, then interest shall accrue on such Lender’s obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Effective Federal Funds Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Revolving Advances maintained as a Domestic Rate Loan on and after the fourth day following the Drawing Date. Agent and Issuer will promptly give notice of the occurrence of the Drawing Date, but failure of Agent or Issuer to give any such notice on the Drawing Date or in sufficient time to enable any Lender holding a Revolving Commitment to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(c), provided that such Lender shall not be obligated to pay interest as provided in Section 2.14(c)(i) and (ii) until and commencing from the date of receipt of notice from Agent or Issuer of a drawing.
(d)With respect to any unreimbursed drawing that is not converted into a Revolving Advance maintained as a Domestic Rate Loan to Borrowers in whole or in part as contemplated by Section 2.14(b), because of Borrowers’ failure to satisfy the conditions set forth in Section 8.2 hereof (other than any notice requirements) or for any other reason, Borrowers shall be deemed to have incurred from Agent a borrowing (each a “Letter of Credit Borrowing”) in the amount of such drawing. Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to a Revolving Advance maintained as a Domestic Rate Loan. Each applicable Lender’s payment to Agent pursuant to Section 2.14(c) shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing and shall constitute a “Participation Advance” from such Lender in satisfaction of its Participation Commitment in respect of the applicable Letter of Credit under this Section 2.14.
(e)Each applicable Lender’s Participation Commitment in respect of the Letters of Credit shall continue until the last to occur of any of the following events: (x) Issuer ceases to be obligated to issue or cause to be issued Letters of Credit hereunder; (y) no Letter of Credit issued or created hereunder remains outstanding and uncancelled; and (z) all Persons (other than Borrowers) have been fully reimbursed for all payments made under or relating to Letters of Credit.
II.15Repayment of Participation Advances.
(a)Upon (and only upon) receipt by Agent for the account of Issuer of immediately available funds from Borrowers (i) in reimbursement of any payment made by Issuer or Agent under the Letter of Credit with respect to which any Lender has made a Participation Advance to Agent, or (ii) in payment of interest on such a payment made by Issuer or Agent under such a Letter of Credit, Agent will pay to each Lender holding a Revolving Commitment, in the same funds as those received by Agent, the amount of such Lender’s Revolving Commitment Percentage of such funds, except Agent shall retain the amount of the Revolving Commitment Percentage of such funds of any Lender holding a Revolving Commitment that did not make a Participation Advance in respect of such payment by Agent (and, to the extent that any of the other Lender(s) holding the Revolving Commitment have funded any portion such Defaulting Lender’s Participation Advance in accordance with the provisions of Section 2.22, Agent will pay over to such Non-Defaulting Lenders a pro rata portion of the funds so withheld from such Defaulting Lender).

(b)If Issuer or Agent is required at any time to return to any Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding, any portion of the payments made by Borrowers to Issuer or Agent pursuant to Section 2.15(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each applicable Lender shall, on demand of Agent, forthwith return to Issuer or Agent the amount of its Revolving Commitment Percentage of any amounts so returned by Issuer or Agent plus interest at the Effective Federal Funds Rate.
II.16Documentation. Each Borrower agrees to be bound by the terms of the Letter of Credit Application and by Issuer’s interpretations of any Letter of Credit issued on behalf of such Borrower and by Issuer’s written regulations and customary practices relating to letters of credit, though Issuer’s interpretations may be different from such Borrower’s own. In the event of a conflict between the Letter of Credit Application and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), Issuer shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following Borrowing Agent’s or any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
II.17Determination to Honor Drawing Request. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit and that any other drawing condition appearing on the face of such Letter of Credit has been satisfied in the manner so set forth.
II.18Nature of Participation and Reimbursement Obligations. The obligation of each Lender holding a Revolving Commitment in accordance with this Agreement to make the Revolving Advances or Participation Advances as a result of a drawing under a Letter of Credit, and the obligations of Borrowers to reimburse Issuer upon a draw under a Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.18 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender or any Borrower, as the case may be, may have against Issuer, Agent, any Borrower or Lender, as the case may be, or any other Person for any reason whatsoever;
(ii)the failure of any Borrower or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in this Agreement for the making of a Revolving Advance, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of Lenders to make Participation Advances under Section 2.14;
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Borrower, Agent, Issuer or any Lender against the beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, cross-claim, defense or other right which any Borrower, Agent, Issuer or any Lender may have at any time against a beneficiary, any successor beneficiary or any transferee of any Letter of Credit or assignee of the proceeds thereof (or any Persons for whom any such transferee or assignee may be acting), Issuer, Agent or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any Subsidiaries of such Borrower and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if Issuer or any of Issuer’s Affiliates has been notified thereof;
(vi)payment by Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which is forged or does not fully comply with the terms of such Letter of Credit (provided that the foregoing shall not excuse Issuer from any obligation under the terms of any applicable Letter of Credit to require the presentation of documents that on their face appear to satisfy any applicable requirements for drawing under such Letter of Credit prior to honoring or paying any such draw);
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by Issuer or any of Issuer’s Affiliates to issue any Letter of Credit in the form requested by Borrowing Agent, unless Agent and Issuer have each received written notice from Borrowing Agent of such failure within three (3) Business Days after Issuer shall have furnished Agent and Borrowing Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)the occurrence of any Material Adverse Effect;
(x)any breach of this Agreement or any Other Document by any party thereto;
(xi)the occurrence or continuance of an insolvency proceeding with respect to any Borrower or any Guarantor;
(xii)the fact that a Default or an Event of Default shall have occurred and be continuing;
(xiii)the fact that the Term shall have expired or this Agreement or the obligations of Lenders to make Advances have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
II.19Liability for Acts and Omissions.

(a)As between Borrowers and Issuer, Swing Loan Lender, Agent and Lenders, each Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuer shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if Issuer or any of its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Borrower against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Borrower and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, facsimile, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuer’s rights or powers hereunder. Nothing in the preceding sentence shall relieve Issuer from liability for Issuer’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment) in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall Issuer or Issuer’s Affiliates be liable to any Borrower for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys’ fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
(b)Without limiting the generality of the foregoing, Issuer and each of its Affiliates: (i) may rely on any oral or other communication reasonably believed by Issuer or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit; (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by Issuer or its Affiliates; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on Issuer or its Affiliate in any way related to any order issued at the applicant’s request to an air carrier, a letter of guarantee or of indemnity issued to a steamship agent or carrier or any document or instrument of like import (each an “Order”) and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.

(c)In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith and without gross negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment), shall not put Issuer under any resulting liability to any Borrower, Agent or any Lender.
II.20Mandatory Prepayments.
(a)Subject to Section 7.1 hereof, when any Borrower sells or otherwise disposes of any Collateral other than Inventory in the Ordinary Course of Business, Borrowers shall repay the Advances in an amount equal to the net proceeds of such sale (i.e., gross proceeds less the reasonable direct costs of such sales or other dispositions), such repayments to be made promptly but in no event more than one (1) Business Day following receipt of such net proceeds, and until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.
(b)When any Borrower or Guarantor receives any Extraordinary Receipts, Borrowers shall repay the Advances in an amount equal to such Extraordinary Receipts, such repayments to be made promptly but in no event more than one (1) Business Day following receipt thereof, and until the date of repayment, all such amounts shall be held in trust for Agent. Such repayments will be applied to the Advances in such order as Agent may determine, subject to Borrowers’ ability to reborrow Revolving Advances in accordance with the terms hereof.
II.21Use of Proceeds.
(a)Borrowers shall apply the proceeds of Advances to (i) pay fees and expenses relating to this transaction, and (ii) provide for its working capital and other general corporate needs and reimburse drawings under Letters of Credit.
(b)Without limiting the generality of Section 2.21(a) above, neither the Borrowers, the Guarantors nor any other Person which may in the future become party to this Agreement or the Other Documents as a Borrower or Guarantor, intends to use nor shall they use any portion of the proceeds of the Advances, directly or indirectly, for any purpose in violation of Applicable Law.
II.22Defaulting Lender.
(a)Notwithstanding anything to the contrary contained herein, in the event any Lender is a Defaulting Lender, all rights and obligations hereunder of such Defaulting Lender and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.22 so long as such Lender is a Defaulting Lender.
(b)(i) Except as otherwise expressly provided for in this Section 2.22, Revolving Advances shall be made pro rata from Lenders holding Revolving Commitments which are not Defaulting Lenders based on their respective Revolving Commitment Percentages, and no Revolving Commitment Percentage of any Lender or any pro rata share of any Revolving Advances required to be advanced by any Lender shall be increased as a result of any Lender being a Defaulting Lender. Amounts received in respect of principal of any type of Revolving Advances shall be applied to reduce such type of Revolving Advances of each Lender (other than any Defaulting Lender) holding a Revolving Commitment in accordance with their Revolving Commitment Percentages; provided, that, Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees). Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to a Borrower the amount of such payments received or retained by it for the account of such Defaulting Lender.
Certain fees contained in the Fee Letter shall cease to accrue in favor of such Defaulting Lender.
(i)If any Swing Loans are outstanding or any Letters of Credit (or drawings under any Letter of Credit for which Issuer has not been reimbursed) are outstanding or exist at the time any such Lender holding a Revolving Commitment becomes a Defaulting Lender, then:
(1)Defaulting Lender’s Participation Commitment in the outstanding Swing Loans and of the Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated among Non-Defaulting Lenders holding Revolving Commitments in proportion to the respective Revolving Commitment Percentages of such Non-Defaulting Lenders to the extent (but only to the extent) that (x) such reallocation does not cause the aggregate sum of outstanding Revolving Advances made by any such Non-Defaulting Lender holding a Revolving Commitment plus such Lender’s reallocated Participation Commitment in the outstanding Swing Loans plus such Lender’s reallocated Participation Commitment in the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit to exceed the Revolving Commitment Amount of any such Non-Defaulting Lender, and (y) no Default or Event of Default has occurred and is continuing at such time;
(2)if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by Agent (x) first, prepay any outstanding Swing Loans that cannot be reallocated, and (y) second, cash collateralize for the benefit of Issuer, Borrowers’ obligations corresponding to such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit (after giving effect to any partial reallocation pursuant to clause (A) above) in accordance with Section 3.2(b) for so long as such Obligations are outstanding;
(3)if Borrowers cash collateralize any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit pursuant to clause (B) above, Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of Maximum Undrawn Amount of all Letters of Credit during the period such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit are cash collateralized;
(4)if Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated pursuant to clause (A) above, then the fees payable to Lenders holding Revolving Commitments pursuant to Section 3.2(a) shall be adjusted and reallocated to Non-Defaulting Lenders holding Revolving Commitments in accordance with such reallocation; and
(5)if all or any portion of such Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is neither reallocated nor cash collateralized pursuant to clauses (A) or (B) above, then, without prejudice to any rights or remedies of Issuer or any other Lender hereunder, all Letter of Credit Fees payable under Section 3.2(a) with respect to such Defaulting Lender’s Revolving Commitment Percentage of the Maximum Undrawn Amount of all Letters of Credit shall be payable to the Issuer (and not to such Defaulting Lender) until (and then only to the extent that) such Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit is reallocated and/or cash collateralized; and
(ii)so long as any Lender holding a Revolving Commitment is a Defaulting Lender, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless such Swing Loan Lender or Issuer, as applicable, is satisfied that the related exposure and Defaulting Lender’s Participation Commitment in the Maximum Undrawn Amount of all Letters of Credit and all Swing Loans (after giving effect to any such issuance, amendment, increase or funding) will be fully allocated to Non-Defaulting Lenders holding Revolving Commitments and/or cash collateral for such Letters of Credit will be provided by Borrowers in accordance with clause (A) and (B) above, and participating interests in any newly made Swing Loan or any newly issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.22(b)(iii)(A) above (and such Defaulting Lender shall not participate therein).
(c)A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the Other Documents, and all amendments, waivers and other modifications of this Agreement and the Other Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of “Required Lenders”, a Defaulting Lender shall not be deemed to be a Lender, to have any outstanding Advances or a Revolving Commitment Percentage.
(d)Other than as expressly set forth in this Section 2.22, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.22 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the Other Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights which any Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.
(e)In the event that Agent, Borrowers, Swing Loan Lender and Issuer agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then Agent will so notify the parties hereto, and, if such cured Defaulting Lender is a Lender holding a Revolving Commitment, then Participation Commitments of Lenders holding Revolving Commitments (including such cured Defaulting Lender) of the Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit shall be reallocated to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Advances of the other Lenders as Agent shall determine may be necessary in order for such Lender to hold such Revolving Advances in accordance with its Revolving Commitment Percentage.
(f)If Swing Loan Lender or Issuer has a good faith belief that any Lender holding a Revolving Commitment has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, Swing Loan Lender shall not be required to fund any Swing Loans and Issuer shall not be required to issue, amend or increase any Letter of Credit, unless Swing Loan Lender or Issuer, as the case may be, shall have entered into arrangements with Borrowers or such

Lender, satisfactory to Swing Loan Lender or Issuer, as the case may be, to defease any risk to it in respect of such Lender hereunder.
II.23Payment of Obligations. Agent may charge to Borrowers’ Account as a Revolving Advance or, at the discretion of Swing Loan Lender, as a Swing Loan (i) all payments with respect to any of the Obligations required hereunder or under any Other Document (including without limitation principal payments, payments of interest, payments of Letter of Credit Fees and all other fees provided for hereunder and payments under Sections 16.5 and 16.9) as and when each such payment shall become due and payable (whether as regularly scheduled, upon or after acceleration, upon maturity or otherwise), (ii) without limiting the generality of the foregoing clause (i), (a) all amounts expended by Agent or any Lender pursuant to Sections 4.2 or 4.3 hereof and (b) all expenses which Agent incurs in connection with the forwarding of Advance proceeds and the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.8(h), and (iii) any sums expended by Agent or any Lender due to any Borrower’s failure to perform or comply with its obligations under this Agreement or any Other Document including any Borrower’s obligations under Sections 3.4, 4.4, 4.7, 6.4, 6.6, 6.7 and 6.8 hereof, and all amounts so charged shall be added to the Obligations and shall be secured by the Collateral. To the extent Revolving Advances are not actually funded by the other Lenders in respect of any such amounts so charged, all such amounts so charged shall be deemed to be Revolving Advances / Swing Loans made by and owing to Agent and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender under this Agreement and the Other Documents with respect to such Revolving Advances.
ARTICLE IIIINTEREST AND FEES.
III.1Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to ~~BSBY~~Term SOFR Rate Loans, at (a) the end of each Interest Period, and (b) for ~~BSBY~~Term SOFR Rate Loans with an Interest Period in excess of three months, at the end of each three month period during such Interest Period, provided further that all accrued and unpaid interest shall be due and payable at the end of the Term. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to (i) with respect to Revolving Advances, the applicable Revolving Interest Rate and (ii) with respect to Swing Loans, the Revolving Interest Rate for Domestic Rate Loans (as applicable, the “Contract Rate”). Except as expressly provided otherwise in this Agreement, any Obligations other than the Advances that are not paid when due shall accrue interest at the Revolving Interest Rate for Domestic Rate Loans, subject to the provision of the final sentence of this Section 3.1 regarding the Default Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the applicable Contract Rate shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The ~~BSBY~~Term SOFR Rate shall be adjusted with respect to ~~BSBY~~Term SOFR Rate Loans without notice or demand of any kind on the effective date of any change in the SOFR Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, upon notice to the Borrowing Agent (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any notice or other affirmative action by any party), (i) the Obligations shall bear interest at the rate applicable thereto (provided that if the Applicable Margin at such time is not at the highest (i.e., most expensive) Level, the Applicable Margin shall be increased to the highest Level) plus two percent (2%) per annum, or if no rate is otherwise applicable thereto, at the Revolving Interest Rate (at the highest (i.e., most expensive) Level) for Domestic Loans plus two percent (2%) per annum (as applicable, the “Default Rate”).
III.2Letter of Credit Fees.
(a)Borrowers shall pay (x) to Agent, for the ratable benefit of Lenders holding Revolving Commitments, fees for each Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the daily face amount of each outstanding Letter of Credit multiplied by a per annum rate equal to the Applicable Margin for Revolving Advances consisting of ~~BSBY~~Term SOFR Rate Loans, such fees to be calculated on the basis of a 360-day year for the actual number of days elapsed and to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term (it being understood and agreed that in no event shall the fee under this subsection (x) in respect of any Letter of Credit be less than the Agent’s minimum fee in effect from time to time), and (y) to Issuer, a fronting fee of one quarter of one percent (0.25%) per annum times the daily face amount of each outstanding Letter of Credit for the period from and excluding the date of issuance of same to and including the date of expiration or termination, to be payable quarterly in arrears on the first day of each calendar quarter and on the last day of the Term. (all of the foregoing fees, the “Letter of Credit Fees”). In addition, Borrowers shall pay to Agent, for the benefit of Issuer, any and all administrative, issuance, amendment, payment and negotiation charges with respect to Letters of Credit and all fees and expenses as agreed upon by Issuer and the Borrowing Agent in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder, all such charges, fees and expenses, if any, to be payable on demand. All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or pro-ration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in Issuer’s prevailing charges for that type of transaction. Upon and after the occurrence of an Event of Default, and during the continuation thereof, at the option of Agent or at the direction of Required Lenders, upon notice to the Borrowing Agent (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of any such Event of Default without the requirement of any notice or other affirmative action by any party), the Letter of Credit Fees described in clause (x) of this Section 3.2(a) shall be increased by an additional two percent (2.0%) per annum; provided that if the Applicable Margin used to calculate Letter of Credit Fees at such time is not at the highest (i.e., most expensive) Level, the Applicable Margin shall be increased to the highest Level) in addition to such additional 2.0%.
(b)Upon the occurrence and during the continuance of an Event of Default, at the option of Agent or at the direction of Required Lenders (or, in the case of any Event of Default under Section 10.6, immediately and automatically upon the occurrence of such Event of Default, without the requirement of any affirmative action by any party), or upon the expiration of the Term or any other termination of this Agreement (and also, if applicable, in connection with any mandatory prepayment under Section 2.20), Borrowers will cause cash to be deposited and maintained in an account with Agent, as cash collateral, in an amount equal to one hundred and five percent (105%) of the Maximum Undrawn Amount of all outstanding Letters of Credit, and each Borrower hereby irrevocably authorizes Agent, in its discretion, on such Borrower’s behalf and in such Borrower’s name, to open such an account and to make and maintain deposits therein, or in an account opened by such Borrower, in the amounts required to be made by such Borrower, out of the proceeds of Receivables or other Collateral or out of any other funds of such Borrower coming into any Lender’s possession at any time. Agent may, in its discretion, invest such cash collateral (less applicable reserves) in such short-term money-market items as to which Agent and such Borrower mutually agree (or, in the absence of such agreement, as Agent may reasonably select) and the net return on such investments shall be credited to such account and constitute additional cash collateral, or Agent may (notwithstanding the foregoing) establish the account provided for under this Section 3.2(b) as a non-interest bearing account and in such case Agent shall have no obligation (and Borrowers hereby waive any claim) under Article 9 of the Uniform Commercial Code or under any other Applicable Law to pay interest on such cash collateral being held by Agent. No Borrower may withdraw amounts credited to any such account without written consent of Agent, to be given or withheld in its sole discretion, except upon the occurrence of all of the following: (x) payment and performance in full of all Obligations; (y) expiration of all Letters of Credit; and (z) termination of this Agreement. Borrowers hereby assign, pledge and grant to Agent, for its benefit and the ratable benefit of Issuer, Lenders and each other Secured Party, a continuing security interest in and to and Lien on any such cash collateral and any right, title and interest of Borrowers in any deposit account, securities account or investment account into which such cash collateral may be deposited from time to time to secure the Obligations, specifically including all Obligations with respect to any Letters of Credit. Borrowers agree that upon the coming due of any Reimbursement Obligations (or any other Obligations, including Obligations for Letter of Credit Fees) with respect to the Letters of Credit, Agent may use such cash collateral to pay and satisfy such Obligations.
III.3[Reserved].
III.4Fee Letter; Appraisals.
(a)Borrowers shall pay the amounts required to be paid in the Fee Letter in the manner and at the times required by the Fee Letter.
(b)All of the fees and out-of-pocket costs and expenses of any appraisals conducted pursuant to Section 4.7 hereof shall be paid for when due, in full and without deduction, off-set or counterclaim by Borrowers.
III.5Computation of Interest and Fees. Subject to Section 3.6 hereof, interest and fees hereunder shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable Contract Rate during such extension. All fees payable under this Agreement and the Other Documents will be deemed earned in full on the date when same is due and payable and will not be subject to rebate or proration upon termination of this Agreement for any reason.
III.6Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under Applicable Law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under Applicable Law: (i) the interest rates hereunder will be reduced to the maximum rate permitted under Applicable Law; (ii) such excess amount shall be first applied to any unpaid principal balance owed by Borrowers; and (iii) if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.
III.7Increased Costs. In the event that any Applicable Law or any Change in Law or compliance by any Lender (for purposes of this Section 3.7, the term “Lender” shall include Agent, Swing Loan Lender, any Issuer or Lender and any corporation or bank controlling Agent, Swing Loan Lender, any Lender or Issuer and the office or branch where Agent, Swing Loan Lender, any Lender or

Issuer (as so defined) makes or maintains any ~~BSBY~~Term SOFR Rate Loans) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:
(a)subject Agent, Swing Loan Lender, any Lender or Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any ~~BSBY~~Term SOFR Rate Loan, or change the basis of taxation of payments to Agent, Swing Loan Lender, such Lender or Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.10 and the imposition of, or any change in the rate of, any Excluded Tax payable by Agent, Swing Loan Lender, such Lender or the Issuer);
(b)impose, modify or deem applicable any reserve, special deposit, assessment, compulsory loan, insurance charge or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent, Swing Loan Lender, Issuer or any Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or
(c)impose on Agent, Swing Loan Lender, any Lender or Issuer or the relevant market any other condition, loss or expense (other than Taxes) affecting this Agreement or any Other Document or any Advance made by any Lender, or any Letter of Credit or participation therein;
and the result of any of the foregoing is to increase the cost to Agent, Swing Loan Lender, any Lender or Issuer of making, converting to, continuing, renewing or maintaining its Advances hereunder by an amount that Agent, Swing Loan Lender, such Lender or Issuer deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent, Swing Loan Lender or such Lender or Issuer deems to be material, then, in any case Borrowers shall promptly pay Agent, Swing Loan Lender, such Lender or Issuer, upon its demand, such additional amount as will compensate Agent, Swing Loan Lender or such Lender or Issuer for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the ~~BSBY~~Term SOFR Rate, as the case may be. Agent, Swing Loan Lender, such Lender or Issuer shall certify the amount of such additional cost or reduced amount to Borrowing Agent, and such certification shall be conclusive absent manifest error.
III.8Alternate Rate of Interest.
    3.8.1.    Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have determined that:
(a)reasonable means do not exist for ascertaining the ~~BSBY~~Term SOFR Rate applicable pursuant to Section 2.2 hereof for any Interest Period; or
(b)Dollar deposits in the relevant amount and for the relevant maturity are not available, with respect to an outstanding ~~BSBY~~Term SOFR Rate Loan, a proposed ~~BSBY~~Term SOFR Rate Loan, or a proposed conversion of a Domestic Rate Loan into a ~~BSBY~~Term SOFR Rate Loan; or
(c)the making, maintenance or funding of any ~~BSBY~~Term SOFR Rate Loan has been made impracticable or unlawful by compliance by Agent or such Lender in good faith with any Applicable Law or any interpretation or application thereof by any Governmental Body or with any request or directive of any such Governmental Body (whether or not having the force of law); or

(d)the ~~BSBY~~Term SOFR Rate will not adequately and fairly reflect the cost to such Lender of the funding, establishment or maintenance of any ~~BSBY~~Term SOFR Rate Loan during the applicable Interest Period, and Lenders have provided notice of such determination to Agent, then Agent shall give Borrowing Agent prompt written or telephonic notice of such determination. If such notice is given prior to a Benchmark Replacement Date (as defined below), (i) any such requested ~~BSBY~~Term SOFR Rate Loan shall be made as a Domestic Rate Loan, unless Borrowing Agent shall notify Agent no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of ~~BSBY~~Term SOFR Rate Loan, (ii) any Domestic Rate Loan or ~~BSBY~~Term SOFR Rate Loan which was to have been converted to an affected type of ~~BSBY~~Term SOFR Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of ~~BSBY~~Term SOFR Rate Loan, and (iii) any outstanding affected ~~BSBY~~Term SOFR Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrowing Agent shall notify Agent, no later than 1:00 p.m. Eastern Standard Time two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected ~~BSBY~~Term SOFR Rate Loan, shall be converted into an unaffected type of ~~BSBY~~Term SOFR Rate Loan, on the last Business Day of the then current Interest Period for such affected ~~BSBY~~Term SOFR Rate Loans (or sooner, if any Lender cannot continue to lawfully maintain such affected ~~BSBY~~Term SOFR Rate Loan). Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of ~~BSBY~~Term SOFR Rate Loan or maintain outstanding affected ~~BSBY~~Term SOFR Rate Loans and no Borrower shall have the right to convert a Domestic Rate Loan or an unaffected type of ~~BSBY~~Term SOFR Rate Loan into an affected type of ~~BSBY~~Term SOFR Rate Loan.
3.8.2.    Benchmark Replacement Setting.
Benchmark Replacement. Notwithstanding anything to the contrary herein or in ~~the~~any Other ~~Documents~~Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be an “Other Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event ~~has~~and its Benchmark Replacement Date have occurred prior to ~~the Reference Time in respect of~~ any setting of the ~~then current~~then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1~~) or (2~~) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent ~~(subject to clause (y) below)~~ of any other party to, this Agreement or any Other Document and (y) if a Benchmark Replacement is determined in accordance with clause (~~3) of the definition of “Benchmark Replacement” or clause (~~2) of the definition of “Benchmark Replacement ~~Adjustment~~” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Other Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any Other Document so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(e)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption, or implementation of the Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in the Other Documents, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any Other Document.
(f)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrowers and the Lenders of (~~A~~i) the implementation of any Benchmark Replacement, and (~~B)~~ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrowers of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (~~iv~~d) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any Other Document, except, in each case, as expressly required pursuant to this Section.
(g)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any of the Other ~~Document~~Documents, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate or based on a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion~~,~~ or (B) the ~~administrator of such Benchmark or an Official Body having jurisdiction over such administrator with respect to its publication of such Benchmark or an Official Body having jurisdiction over the Agent, in each case acting in such capacity, has provided a public statement or publication of information identifying a specific date after which any tenor shall or will no longer be made available, or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or (C)~~regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information ~~(including a “Technical Note” published on the BSBY Website)~~ announcing that ~~a BSBY Final Step Event has occurred with respect to~~ any tenor ~~for~~of such Benchmark is not or will not be representative, then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such ~~impacted~~unavailable or non-representative tenor~~,~~  and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not ~~(~~, or is no longer~~)~~, subject to an announcement ~~described in clause (i)(B) or clause (i)(C) above~~that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(h)Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any pending request for~~,~~  conversion to or continuation of ~~BSBY Rate Loans~~an Advance to be made, converted, or continued at the then-current Benchmark during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Domestic Rate Loan or conversion to a Domestic Rate Loan. During ~~a~~any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon such then-current Benchmark or ~~the~~such tenor for such Benchmark, as applicable, will not be used in any determination ~~of the Alternate Base Rate~~thereof.

(i)~~Definitions~~Certain Defined Terms. As used in this Section:
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable~~,~~  (x) if such Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an ~~interest period~~Interest Period pursuant to this Agreement ~~or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case,~~ as of such date and not including, for the avoidance of doubt, any tenor ~~for~~of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to ~~clause~~paragraph (~~iv~~d) of this Section.
“Benchmark” means, initially, SOFR and the ~~BSBY Screen~~Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to ~~the BSBY Screen Rate or the~~a then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, ~~for any Available Tenor~~with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Agent for the applicable Benchmark Replacement Date:
~~(1) the sum of: (A) Term SOFR and (B) the related Benchmark Replacement Adjustment;~~
~~(2) the sum of: (A)~~ Daily Simple SOFR ~~and (B) the related Benchmark Replacement Adjustment; and~~;

~~(3)~~ the sum of: (A) the alternate benchmark rate ~~and (B) an adjustment (which may be a positive or negative value or zero), in each case,~~ that has been selected by the Agent and the Borrowers ~~as the replacement for such Available Tenor of such Benchmark~~, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate ~~and an adjustment~~ as a replacement ~~for~~to the then-current Benchmark~~, including any applicable recommendations made by a Relevant Governmental Body,~~  for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment;

provided that ~~any such Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion. If~~, if the Benchmark Replacement as determined pursuant to clause (~~1), (~~2~~) or (3~~) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the Other Documents;

provided further that any Benchmark Replacement shall be administratively feasible as determined by the Agent in its sole discretion.
“Benchmark Replacement Adjustment” means, ~~for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,”~~ with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the first alternative set forth in the order below that can be determined by the Agent:~~
~~(1)~~ , the spread adjustment, or method for calculating or determining such spread adjustment (~~an adjustment (which may be a positive or negative value or zero) equal to the BSBY Long-Term Spread Adjustment for such Corresponding Tenor as of the Reference Time such Benchmark Replacement is first set and is displayed on a screen or other information service that publishes such adjustment from time to time as selected by the Agent in its reasonable discretion; and~~
~~(2) an adjustment, (~~which may be a positive or negative value or zero) that has been selected by the Agent and the ~~Borrower as the replacement for such Available Tenor~~Borrowers giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement ~~of such Available Tenor~~ of such Benchmark with the applicable Unadjusted Benchmark Replacement~~, including any applicable recommendations made by a Relevant Governmental Body,~~  for U.S. dollar-denominated syndicated credit facilities at such time~~;~~.
~~provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement that will replace such Benchmark in accordance with this Section will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.~~
“Benchmark Replacement Date” means a date and time determined by the Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) ~~are no longer available, permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or shall cease~~; or

in the case of clause (~~2~~3) of the definition of “Benchmark Transition Event,” ~~a~~the date ~~and time~~ determined by the Agent ~~as administratively feasible in its reasonable discretion and no later than 90 days following~~, which date shall promptly follow the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of ~~clauses~~clause (1) ~~and~~or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark ~~available hereunder~~ (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
a public statement or publication of information by or on behalf of ~~(A)~~ the administrator of such Benchmark (or the published component used in the calculation thereof)~~, (B) an Official Body having jurisdiction over~~ announcing that such administrator ~~with respect to its publication of such Benchmark, or (C) an Official Body having jurisdiction over the Agent, in each case acting in such capacity, identifying a specific date after which~~ has ceased or will cease to provide such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark~~,~~  (or such component thereof) ~~(i) shall or will no longer be made available or permitted to be used for determining the interest rate of U.S. dollar denominated syndicated loans, or (ii) shall or will otherwise cease~~, permanently or indefinitely, provided that, at the time of ~~any~~ such statement or publication ~~to the extent related solely to unavailability or cessation of such Benchmark~~, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

a public statement or publication of information by a Governmental Body having jurisdiction over the Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or

~~(2)~~ a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (~~including a “Technical Note” published on the BSBY Website) that a BSBY Final Step Event has occurred for~~or the published component used in the calculation thereof) or a Governmental Body having jurisdiction over the Agent announcing that such Benchmark (or component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such

Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means~~, so long as a Benchmark Transition Event has occurred,~~  the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section titled “Benchmark Replacement Setting” and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Other Document in accordance with this Section~~.~~ titled “Benchmark Replacement Setting”..
~~“BSBY Final Step Event” means, for any Available Tenor, either (i) the twentieth (20th) consecutive U.S. Government Securities Business Day or (ii) the thirtieth (30th) U.S. Government Securities Business Day within a rolling ninety (90)-day period, on which the BSBY Screen Rate is calculated in accordance with “Level 6” (or any successor final step) of the “Alternative Calculation Waterfall” defined or set forth in the BSBY Screen Rate’s index methodology and rulebook, as published on the BSBY Website.~~
~~“BSBY Long-Term Spread Adjustment” means the most recently dated “BSBY SOFR 5Y Spread Adjustment” published on the BSBY Website.~~
~~“BSBY Website” means the “Bloomberg Short-Term Bank Yield Index” website at https://www.bloomberg.com/professional/product/ indices/bsby/ (or any successor website).~~
~~“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor, provided that, (i) if any Available Tenor does not correspond to a tenor applicable to the Unadjusted Benchmark Replacement, the closest corresponding tenor of the Unadjusted Benchmark Replacement shall be applied, and (ii) if applicable, if a tenor of the Unadjusted Benchmark Replacement corresponds equally to two tenors of the then-current Benchmark, the corresponding tenor of the shorter duration shall be applied.~~
~~“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Agent decides that any such convention is not administratively feasible for the Agent, then the Agent may establish another convention in its reasonable discretion.~~
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the ~~BSBY~~Term SOFR Rate or, if no floor is specified, zero.
~~“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by the Agent in its reasonable discretion.~~
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or any successor thereto.
~~“SOFR” means, a rate equal to the secured overnight financing rate as published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).~~
~~“Term SOFR” means, for the applicable Corresponding Tenor, the forward-looking term rate based on SOFR administered by CME Group Benchmark Administration Limited (or a successor administrator selected by the Administrative Agent in its reasonable discretion).~~
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
III.9Capital Adequacy.
(a)In the event that Agent, Swing Loan Lender or any Lender shall have determined that any Applicable Law or guideline regarding capital adequacy, or any Change in Law or any change in the interpretation or administration thereof by any Governmental Body, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent, Swing Loan Lender, Issuer or any Lender (for purposes of this Section 3.9, the term “Lender” shall include Agent, Swing Loan Lender, Issuer or any Lender and any corporation or bank controlling Agent, Swing Loan Lender or any Lender and the office or branch where Agent, Swing Loan Lender or any Lender (as so defined) makes or maintains any ~~BSBY~~Term SOFR Rate Loans) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent, Swing Loan Lender or any Lender’s capital as a consequence of its obligations hereunder (including the making of any Swing Loans) to a level below that which Agent, Swing Loan Lender or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent’s, Swing Loan Lender’s and each Lender’s policies with respect to capital adequacy) by an amount deemed by Agent, Swing Loan Lender or any Lender to be material, then, from time to time, Borrowers shall pay upon demand to Agent, Swing Loan Lender or such Lender (on an after-tax basis) such additional amount or amounts as will compensate Agent, Swing Loan Lender or such Lender for such reduction. In determining such amount or amounts, Agent, Swing Loan Lender or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to Agent, Swing Loan Lender and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the Applicable Law, rule, regulation, guideline or condition.

(b)A certificate of Agent, Swing Loan Lender or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent, Swing Loan Lender or such Lender with respect to Section 3.9(a) hereof when delivered to Borrowing Agent shall be conclusive absent manifest error.
III.10Taxes.
(a)Any and all payments by or on account of any Obligations hereunder or under any Other Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if Borrowers shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Swing Loan Lender, Lender, Issuer or Participant, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions, and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Body in accordance with Applicable Law. Notwithstanding the foregoing, no Borrower shall be obligated to make any portion of the Indemnified Taxes that is attributable to any withholding or deductions that would not have been paid or claimed had the applicable payee or payees properly claimed a complete exemption with respect thereto pursuant to Section 3.10(e).
(b)Without limiting the provisions of Section 3.10(a) above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Body in accordance with Applicable Law.
(c)Each Borrower shall indemnify Agent, Swing Loan Lender, each Lender, Issuer and any Participant, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Agent, Swing Loan Lender, such Lender, Issuer, or such Participant, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrowers by any Lender, Swing Loan Lender, Participant, or Issuer (with a copy to Agent), or by Agent on its own behalf or on behalf of Swing Loan Lender, a Lender or Issuer, shall be conclusive absent manifest error.
(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Body, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
(e)Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or under any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any Other Document shall deliver to Borrowers (with a copy to Agent), at the time or times prescribed by Applicable Law or reasonably requested by Borrowers or Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding the submission of such documentation claiming a reduced rate of or exemption from U.S. withholding tax, Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the United States Income Tax Regulations or other Applicable Law. Further, Agent is indemnified under § 1.1461-1(e) of the United States Income Tax Regulations against any claims and demands of any Lender, Issuer or assignee or participant of a Lender or Issuer for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Code. In addition, any Lender, if requested by Borrowers or Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, any Foreign Lender (or other Lender) shall deliver to Borrowers and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender (or other Lender) becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Agent, but only if such Foreign Lender (or other Lender) is legally entitled to do so), whichever of the following is applicable: two (2) duly completed valid originals of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,
(i)two (2) duly completed valid originals of IRS Form W-8ECI,
(ii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) two duly completed valid originals of IRS Form W-8BEN,
(iii)any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrowers to determine the withholding or deduction required to be made, or
(iv)To the extent that any Lender is not a Foreign Lender, such Lender shall submit to Agent two (2) originals of an IRS Form W-9 or any other form prescribed by Applicable Law demonstrating that such Lender is not a Foreign Lender.
(f)If a payment made to a Lender, Swing Loan Lender, Participant, Issuer, or Agent under this Agreement or any Other Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Person fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender, Swing Loan Lender, Participant, Issuer, or Agent shall deliver to the Agent (in the case of Swing Loan Lender, a Lender, Participant or Issuer) and Borrowers (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller of such Person, and (B) other documentation reasonably requested by Agent or any Borrower sufficient for Agent and Borrowers to comply with their obligations under FATCA and to determine that Swing Loan Lender, such Lender, Participant, Issuer, or Agent has complied with such applicable reporting requirements.
(g)If Agent, Swing Loan Lender, a Lender, a Participant or Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund); net of all out-of-pocket expenses of the Agent, Swing Loan Lender, such Lender, Participant, or the Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund), provided that Borrowers, upon the request of Agent, Swing Loan Lender, such Lender, Participant, or Issuer, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Body) to Agent, Swing Loan Lender, such Lender, Participant or the Issuer in the event Agent, Swing Loan Lender, such Lender, Participant or the Issuer is required to repay such refund to such Governmental Body. This Section shall not be construed to require Agent, Swing Loan Lender, any Lender, Participant, or Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.
III.11Replacement of Lenders. If any Lender (an “Affected Lender”) (a) makes demand upon Borrowers for (or if Borrowers are otherwise required to pay) amounts pursuant to Section 3.7 or 3.9 hereof, (b) is unable to make or maintain ~~BSBY~~Term SOFR Rate Loans as a result of a condition described in Section 2.2(h) hereof, (c) is a Defaulting Lender, or (d) denies any consent requested by the Agent pursuant to Section 16.2(b) hereof, Borrowers may, within ninety (90) days of receipt of such demand, notice (or the occurrence of such other event causing Borrowers to be required to pay such compensation or causing Section 2.2(h) hereof to be applicable), or such Lender becoming a Defaulting Lender or denial of a request by Agent pursuant to Section 16.2(b) hereof, as the case may be, by notice in writing to the Agent and such Affected Lender (i) request the Affected Lender to cooperate with Borrowers in obtaining a replacement Lender satisfactory to Agent and Borrowers (the “Replacement Lender”); (ii) request the non-Affected Lenders to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage as provided herein, but none of such Lenders shall be under any obligation to do so; or (iii) propose a Replacement Lender subject to approval by Agent in its good faith business judgment. If any satisfactory Replacement Lender shall be obtained, and/or if any one or more of the non-Affected Lenders shall agree to acquire and assume all of the Affected Lender’s Advances and its Revolving Commitment Percentage, then such Affected Lender shall assign, in accordance with Section 16.3 hereof, all of its Advances and its Revolving Commitment Percentage and other rights and obligations under this Loan Agreement and the Other Documents to such Replacement Lender or non-Affected Lenders, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Lender.
ARTICLE IVCOLLATERAL: GENERAL TERMS
IV.1Security Interest in the Collateral. Each Borrower hereto reaffirms the security interest granted pursuant to the Existing Credit Agreement, as applicable. Without limiting the foregoing, to secure the prompt payment and performance to Agent, Issuer and each Lender (and each other holder of any Obligations) of the Obligations, each Borrower hereby assigns, pledges and grants to Agent for its benefit and for the ratable benefit of each Lender, Issuer and each other Secured Party, a continuing security interest in and to and Lien on all of its Collateral, whether now owned or existing or hereafter created, acquired or arising and wheresoever located. Each Borrower shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent’s security interest and shall cause its financial statements to reflect such security interest. Each Borrower shall provide Agent with written notice of all commercial tort claims promptly upon the occurrence of any events giving rise to any such claim(s) (regardless of whether legal proceedings have yet been commenced), such notice to contain a brief description of the claim(s), the events out of which such claim(s) arose and the parties against which such claims may be asserted and, if applicable in any case where legal proceedings regarding such claim(s) have been commenced, the case title together with the applicable court and docket number. Upon delivery of each such notice, such Borrower shall be deemed to thereby grant to Agent a security interest and lien in and to such commercial tort claims described therein and all proceeds thereof. Each Borrower shall provide Agent with written notice promptly upon becoming the beneficiary under any letter of credit or otherwise obtaining any right, title or interest in any letter of credit rights, and at Agent’s request shall take such actions as Agent may reasonably request for the perfection of Agent’s security interest therein.
IV.2Perfection of Security Interest. Each Borrower shall take all action that may be necessary or desirable, or that Agent may reasonably request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent’s security interest in and Lien on the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) promptly discharging all Liens other than Permitted Encumbrances, (ii) using commercially reasonable efforts to obtain Lien Waiver Agreements, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, except, so long as no Default or Event of Default has occurred and is continuing, for such chattel paper, instruments, letters of credit and related documents having an aggregate value for all such items of less than $250,000, (iv) entering into warehousing, lockbox, customs and freight agreements and other custodial arrangements pursuant to this Agreement in form and substance reasonably satisfactory to Agent, and (v) executing and delivering financing statements, control agreements (to the extent required hereunder), instruments of pledge, mortgages, notices and assignments, in each case in form and substance reasonably satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent’s security interest and Lien under the Uniform Commercial Code or other Applicable Law. By its signature hereto, each Borrower hereby authorizes Agent to file against such Borrower, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Agent (which statements may have a description of collateral which is broader than that set forth herein, including without limitation a description of Collateral as “all assets” and/or “all personal property” of any Borrower). All reasonable and documented out of pocket charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrowers’ Account as a Revolving Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent’s option, shall be paid by Borrowers to Agent for its benefit and for the ratable benefit of Lenders immediately upon demand.
IV.3Preservation of Collateral. Following the occurrence and during the continuance of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1 hereof, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent’s interest in and to preserve the Collateral, including the hiring of security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of any Borrower’s premises a custodian who shall have full authority to do all acts necessary to protect Agent’s interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Borrower’s owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of Borrowers’ owned or leased property. Each Borrower shall cooperate fully with all of Agent’s efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent’s reasonable and documented out-of-pocket expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations.
IV.4Ownership and Location of Collateral.
(a)With respect to the Collateral, at the time the Collateral becomes subject to Agent’s security interest: (i) each Borrower shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens whatsoever; (ii) each document and agreement executed by each Borrower or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all material respects; (iii) all signatures and endorsements of each Borrower that appear on such documents and agreements shall be genuine and each Borrower shall have full capacity to execute same; and (iv) each Borrower’s equipment (other than vehicles and equipment out for repair) and Inventory (other than sample Inventory and other immaterial items of Collateral held by employees of Borrowers for marketing and sales purposes) shall be located as set forth on Schedule 4.4 or in transit to or between such locations or in transit to customers in the Ordinary Course of Business; provided that the Borrowing Agent may amend Schedule 4.4 by delivery of such amended schedule to Agent at the time of acquisition of any new location in the United States.
(b)(i) There is no location at which any Borrower has any (x) Inventory (except for Inventory in transit and sample Inventory and other immaterial items of Collateral held by employees of Borrowers for marketing and sales purposes) or (y) Equipment (except for Equipment in transit to or between those locations listed on Schedule 4.4(b)(i)) other than those locations listed on Schedule 4.4(b)(i); (ii) Schedule 4.4(b)(ii) hereto contains a correct and complete list, as of the Restatement Date, of the legal names and addresses of each warehouse at which Inventory of any Borrower is stored; none of the receipts received by any Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns; (iii) Schedule 4.4(b)(iii) hereto sets forth a correct and complete list as of the Restatement Date of (A) each place of business of each Borrower and (B) the chief executive office of each Borrower; and (iv) Schedule 4.4(b)(iv) hereto sets forth a correct and complete list as of the Restatement Date of the location, by state and street address, of all Real Property owned or leased by each Borrower, identifying which properties are owned and which are leased, together with the names and addresses of any landlords.
IV.5Defense of Agent’s and Lenders’ Interests. Until (a) payment and performance in full of all of the Obligations (other than Inchoate Obligations) and (b) termination of this Agreement, Agent’s interests in the Collateral shall continue in full force and effect. During such period no Borrower shall, without Agent’s prior written consent, pledge, sell (except for sales or other dispositions otherwise permitted in Section 7.1(b) hereof), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Each Borrower shall defend Agent’s interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations in accordance with this Agreement, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrowers shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other Applicable Law. Each Borrower shall, and, after the occurrence and during the continuance of a Default or Event of Default, Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent and/or subject to Agent’s order and if they shall come into any Borrower’s possession, they, and each of them, shall be held by such Borrower in trust as Agent’s trustee, and such Borrower will immediately deliver them to Agent in their original form together with any necessary endorsement.
IV.6Inspection of Premises. At all reasonable times and from time to time as often as Agent shall elect in its sole discretion, Agent and each Lender shall have full access to and the right to audit, check, inspect and, subject to applicable confidentiality restrictions, make abstracts and copies from each Borrower’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Borrower’s business (each, a “Field Exam”). Agent, any Lender and their agents may enter upon any premises of any Borrower at any time during business hours and at any other reasonable time, and from time to time as often as Agent shall elect in its sole discretion, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of such Borrower’s business.
IV.7Appraisals. Agent may, in its sole discretion, exercised in a commercially reasonable manner, at any time after the Restatement Date and from time to time, engage the services of an independent appraisal firm or firms of reputable standing, satisfactory to Agent, for the purpose of appraising the then current values of Borrowers’ assets. Absent the occurrence and continuance of an Event of Default at such time, Agent shall consult with Borrowers as to the identity of any such firm. In the event the value of Borrowers’ Inventory, as so determined pursuant to such appraisal, is less than anticipated by Agent or Lenders, such that the Revolving Advances are in excess of such Advances permitted hereunder, then, promptly upon Agent’s demand for same, Borrowers shall make mandatory prepayments of the then outstanding Revolving Advances so as to eliminate the excess Advances.
IV.8Receivables; Deposit Accounts and Securities Accounts.
(a)Each of the Receivables (without representing that any such Receivable is an Eligible Receivable except to the extent otherwise expressly so represented pursuant to this Agreement of any Other Documents) shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of a Borrower, or work, labor or services theretofore rendered by a Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Borrower’s standard terms of sale without known dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrowers to Agent.
(b)Each Customer, to the best of each Borrower’s knowledge based on such Borrower’s use and review of customary credit checks and other similar inspections with respect to such Customer, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due. With respect to such Customers of any Borrower who are not solvent, such Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.
(c)Each Borrower’s chief executive office as of the Restatement Effective Date is located at 2027 Harpers Way, Torrance, California. Until written notice is given to Agent by Borrowing

Agent of a new chief executive office (which notice shall be provided no less than 10 Business Days prior to any transfer thereof) any other office at which any Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office; provided that duplicate copies thereof may be kept at other locations of the Borrowers and their Subsidiaries.
(d)Until any Borrower’s authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence and during the continuance of a Default or Event of Default ), each Borrower will, at such Borrower’s sole cost and expense, but on Agent’s behalf and for Agent’s account, collect as Agent’s property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with any Borrower’s funds or use the same except to pay Obligations, and shall as soon as possible and in any event no later than one (1) Business Day after the receipt thereof (i) in the case of remittances paid by check, deposit all such remittances in their original form (after supplying any necessary endorsements) and (ii) in the case of remittances paid by wire transfer of funds, transfer all such remittances, in each case, into such Blocked Accounts(s) and/or Depository Account(s). Each Borrower shall deposit in the Blocked Account and/or Depository or, upon request by Agent, deliver to Agent, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.
(e)After the occurrence and during the continuance of a Default or Event of Default, Agent shall have the right to send notice of the assignment of, and Agent’s security interest in and Lien on, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right, if it has made such election, to collect the Receivables, take possession of the Collateral, or both. Agent’s actual collection expenses, including stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrowers’ Account and added to the Obligations.
(f)Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or any Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and each Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Each Borrower hereby constitutes Agent or Agent’s designee as such Borrower’s attorney with power (i) to endorse such Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign such Borrower’s name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign such Borrower’s name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent’s interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of such Borrower’s rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign such Borrower’s name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement; provided, however, that Agent shall only exercise the rights described in clauses (vi) through (ix), inclusive upon the occurrence and during the continuance of a Default or Event of Default. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence (as determined by a court of competent jurisdiction in a final non-appealable judgment); this power being coupled with an interest is irrevocable while any of the Obligations (other than Inchoate Obligations) remain unpaid. Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default or Default, to change the address for delivery of mail addressed to any Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to any Borrower.
(g)Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom.
(h)All proceeds of Collateral and all Extraordinary Receipts shall be deposited by Borrowers into either (i) a lockbox account, dominion account or such other “blocked account” (“Blocked Accounts”) established at a bank or banks (each such bank, a “Blocked Account Bank”) pursuant to an arrangement with such Blocked Account Bank as may be selected by Borrowing Agent and be acceptable to Agent or (ii) depository accounts (“Depository Accounts”) established at Agent for the deposit of such proceeds. Each applicable Borrower, Agent and each Blocked Account Bank shall enter into a deposit account control agreement in form and substance satisfactory to Agent that is sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account and which directs such Blocked Account Bank to transfer such funds so deposited on a daily basis or at other times acceptable to Agent to Agent, either to any account maintained by Agent at said Blocked Account Bank or by wire transfer to appropriate account(s) at Agent. All funds deposited in such Blocked Accounts or Depository Accounts shall immediately become subject to the security interest of Agent for its own benefit and the ratable benefit of Issuer, Lenders and all other holders of the Obligations, and Borrowing Agent shall obtain the agreement by such Blocked Account Bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such blocked account arrangement, including any claim of accord and satisfaction or release with respect to deposits accepted by any Blocked Account Bank thereunder. Agent shall apply all funds received by it from the Blocked Accounts and/or Depository Accounts to the satisfaction of the Obligations (including the cash collateralization of the Letters of Credit) in such order as Agent shall determine in its sole discretion, provided that, in the absence of any Event of Default, Agent shall apply all such funds representing collection of Receivables first to the prepayment of the principal amount of the Swing Loans, if any, and then to the Revolving Advances.
(i)No Borrower will, without Agent’s consent, compromise or adjust any Receivables (or extend the time for payment thereof) or accept any returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the Ordinary Course of Business of such Borrower.
(j)All deposit accounts (including all Blocked Accounts and Depository Accounts), securities accounts and investment accounts of each Borrower and its Subsidiaries as of the Restatement Date are set forth on Schedule 4.8(j). The Borrowing Agent shall promptly (and in any event within ten (10) days of the occurrence thereof) notify Agent in writing upon any Borrower or Guarantor acquiring or otherwise obtaining any deposit account, securities account or investment account (other than an account of the type described in clause (a) of Section 4.13) and, if such account is to be maintained with a bank, depository institution or securities intermediary that is not Agent, the applicable Borrower or Guarantor shall promptly (and in any event within twenty (20) days of the date on which such Borrower or

Guarantor acquired or obtained such account) deliver to Agent an account control agreement in form and substance reasonably satisfactory to Agent sufficient to give Agent “control” (for purposes of Articles 8 and 9 of the Uniform Commercial Code) over such account.
IV.9Inventory. To the extent Inventory held for sale or lease has been produced by any Borrower, it has been and will be produced by such Borrower in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.
IV.10Maintenance of Equipment. The equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the equipment shall be maintained and preserved. The Borrowers shall use or operate their equipment in compliance in all material respects with Applicable Law. Each Borrower shall have the right to sell equipment to the extent expressly set forth in Section 7.1.
IV.11Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as any Borrower’s agent for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any of any Borrower’s obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Borrower of any of the terms and conditions thereof.
IV.12Financing Statements. Except as respects the financing statements filed by Agent, financing statements described on Schedule 1.2, and financing statements filed in connection with Permitted Encumbrances, no financing statement covering any of the Collateral or any proceeds thereof is or will be on file in any public office.
IV.13Deposit Accounts. Borrowers agree not to maintain any deposit or investment accounts other than accounts held at or through Agent, except that Borrowers may maintain the accounts set forth on Schedule 4.15(j) (as so updated from time to time) that are (a) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees (including any “rabbi trust” account used in connection with such purposes) and identified to Agent by Borrowers as such, or (b) subject to a control agreement in favor of Agent from the holder of such account, giving Agent a first-priority security interest in such account, in form and substance satisfactory to Agent.
IV.14New and Newly Registered Intellectual Property. If any Borrower (a) obtains ownership of any patent registered with the United States Patent and Trademark Office, trademark registered with the United States Patent and Trademark Office, or copyright registered with the United States Copyright Office, or (b) submits a registered application for any patent or any trademark, then such Borrower shall, as further provided in Section 9.17, concurrently with the delivery of the Compliance Certificate for the relevant period, provide written notice thereof to Agent and shall execute such Intellectual Property Security Agreements and other documents and take such other actions (including recording or allowing Agent to record such intellectual property security agreements with the United States Copyright Office or the United States Patent and Trademark Office, as applicable) as Agent shall request in its Permitted Discretion to perfect and maintain a first priority perfected security interest in favor of Agent. No Borrower shall register any copyrights or mask works in the United States Copyright Office, unless such

Borrower shall: (i) not less than five (5) Business Days prior to making the relevant filings, provide Agent written notice of such Borrower’s filing of an application to register such copyrights or mask works together with a copy of the application to be filed with the United States Copyright Office (excluding exhibits thereto); (ii) execute an Intellectual Property Security Agreement and such other documents and take such other actions as Agent may request in its Permitted Discretion to perfect and maintain a first priority perfected security interest in favor of Agent in the copyrights or mask works intended to be registered with the United States Copyright Office; and (iii) record or allow Agent to record such Intellectual Property Security Agreement with the United States Copyright Office. Each Borrower shall promptly provide to Agent evidence of the recording of the Intellectual Property Security Agreement necessary for Agent to perfect and maintain a first priority perfected security interest in such property.
ARTICLE VREPRESENTATIONS AND WARRANTIES.
Each Borrower represents and warrants as follows:
V.1Authority. Each Borrower has full power, authority and legal right to enter into this Agreement and the Other Documents to which it is a party and to perform all its respective Obligations hereunder and thereunder. This Agreement and the Other Documents to which it is a party have been duly executed and delivered by each Borrower, and this Agreement and the Other Documents to which it is a party constitute the legal, valid and binding obligation of such Borrower enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the Other Documents to which it is a party (a) are within such Borrower’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, are not in contravention of law or the terms of such Borrower’s Organizational Documents or to the conduct of such Borrower’s business or of any Material Contract or undertaking to which such Borrower is a party or by which such Borrower is bound, (b) will not conflict with or violate any law or regulation, or any judgment, order or decree of any Governmental Body, (c) will not require the Consent of any Governmental Body, any party to a Material Contract or any other Person, except those Consents set forth on Schedule 5.1 hereto, all of which will have been duly obtained, made or compiled prior to the Restatement Date and which are in full force and effect and (d) will not conflict with, nor result in any breach in any of the provisions of or constitute a default under any material agreement, charter document, instrument, by-law, operating agreement or other material instrument to which such Borrower is a party or by which it or its property is a party or by which it may be bound or result in the creation of any Lien except Permitted Encumbrances upon any asset of such Borrower under the provisions of any agreement, instrument, or other document to which such Borrower is a party or by which it or its property is a party or by which it may be bound.
V.2Formation and Qualification.
(a)Each Borrower is duly incorporated or formed, as applicable, and in good standing under the laws of the state listed on Schedule 5.2(a) and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a) which constitute all states in which qualification and good standing are necessary for such Borrower to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect on such Borrower. Each Borrower has delivered to Agent true and complete copies of its Organizational Documents and will promptly notify Agent of any amendment or changes thereto not less than 30 days prior to each such amendment.

(b)The only Subsidiaries of each Borrower are listed on Schedule 5.2(b).
V.3Survival of Representations and Warranties. All representations and warranties of such Borrower contained in this Agreement and the Other Documents to which it is a party shall be true, correct, and complete, in all material respects (except that any such representation or warranty already qualified or modified by materiality in the text thereof shall be true, correct and complete in all respects) at the time of such Borrower’s execution of this Agreement and the Other Documents to which it is a party, and shall survive the execution, delivery and acceptance thereof by the parties thereto and the closing of the transactions described therein or related thereto.
V.4Tax Returns. Each Borrower’s federal tax identification number is set forth on Schedule 5.4. Each Borrower has filed all material federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Borrower is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Borrower has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books.
V.5[Reserved].
V.6Entity Names. No Borrower has been known by any other company or corporate name, as applicable, in the past five (5) years and does not sell Inventory under any other name except as set forth on Schedule 5.6, nor has any Borrower been the surviving corporation or company, as applicable, of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.
V.7O.S.H.A. Environmental Compliance; Flood Insurance.
(a)Except as set forth on Schedule 5.7 hereto, each Borrower is in compliance with, and its facilities, business, assets, property, leaseholds, Real Property and Equipment are in compliance in all material respects with the Federal Occupational Safety and Health Act, and Environmental Laws and there are no outstanding citations, notices or orders of non-compliance issued to any Borrower or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations which could reasonably be expected to result in a Material Adverse Effect.
(b)Except as set forth on Schedule 5.7 hereto, each Borrower has been issued all required federal, state and local licenses, certificates or permits (collectively, “Approvals”) relating to all applicable Environmental Laws other than those the failure of which to obtain could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and all such Approvals are current and in full force and effect.
(c)Except as set forth on Schedule 5.7: (i) there have been no releases, spills, discharges, leaks or disposal (collectively referred to as “Releases”) of Hazardous Materials to which a material liability in excess of $250,000 for each claim or all such claims could reasonably be expected to attach has occurred at, upon, under or migrating from or onto any Real Property owned, leased or occupied by any Borrower, except for those Releases which are in full compliance with Environmental Laws; (ii) there are no underground storage tanks or polychlorinated biphenyls on any Real Property owned, leased or occupied by any Borrower, except for such underground storage tanks or polychlorinated biphenyls that are present in compliance with Environmental Laws; (iii) the Real Property including any premises owned, leased or occupied by any Borrower has never been used by any Borrower to dispose of Hazardous Materials, except as authorized by Environmental Laws; and (iv) no

Hazardous Materials are managed by any Borrower on any Real Property including any premises owned, leased or occupied by any Borrower, excepting such quantities as are managed in accordance with all applicable manufacturer’s instructions and compliance with Environmental Laws and as are necessary for the operation of the commercial business of any Borrower or of its tenants.
(d)All Real Property owned by Borrowers is insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Borrower in accordance with prudent business practice in the industry of such Borrower. Each Borrower has taken all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure located upon any Real Property that will be subject to a Mortgage in favor of Agent (if any), for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral.
V.8Solvency; No Litigation, Violation, Indebtedness or Default; ERISA Compliance.
(a)Borrowers, taken as a whole, are solvent, able to pay their debts as they mature, have capital sufficient to carry on their businesses and all businesses in which they are about to engage, and (i) as of the Restatement Date, the fair present saleable value of their assets, taken as a whole, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Restatement Date, the fair saleable value of their assets (calculated on a going concern basis), taken as a whole, will be in excess of the amount of its liabilities.
(b)Except as disclosed in Schedule 5.8(b)(i), no Borrower has any pending or threatened (in writing to any Borrower) litigation, arbitration, actions or proceedings that could reasonably be expected to have a Material Adverse Effect. No Borrower has any outstanding Indebtedness other than the Obligations and other Indebtedness permitted under Section 7.8 hereof.
(c)No Borrower is in violation of any applicable statute, law, rule, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse Effect, nor is any Borrower in violation of any order of any court, Governmental Body or arbitration board or tribunal,. Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state laws, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(d)No Borrower or any member of the Controlled Group maintains or is required to contribute to any Plan other than as otherwise permitted by this Agreement (which Plans as of the Restatement Date are set forth on Schedule 5.8(d) hereto). (i) Each Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA and Section 412 of the Code in respect of each Plan, and each Plan is in compliance with Sections 412, 430 and 436 of the Code and Sections 206(g), 302 and 303 of ERISA, without regard to waivers and variances; (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code or an application for such a determination is currently being processed by the Internal Revenue Code; (iii) neither any Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due which are unpaid; (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC for which there is any unsatisfied material liability, and there is no occurrence which would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan; (v) except as would not reasonably be expected to have a Material Adverse Effect, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither any Borrower nor any member of the Controlled Group knows of any facts or circumstances which would materially change the value of such assets and accrued benefits and other liabilities; (vi) except as would not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan; (vii) except as would not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4971, 4972 or 4980B of the Code, and no fact exists which could give rise to any such liability; (viii) except as would not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action which would reasonably be expected to constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA; (ix) no Termination Event has occurred or is reasonably expected to occur; (x) there exists no event described in Section 4043 of ERISA, for which the thirty (30) day notice period has not been waived; (xi) neither any Borrower nor any member of the Controlled Group has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; (xii) neither any Borrower nor any member of the Controlled Group maintains or is required to contribute to any Plan which provides health, accident or life insurance benefits to former employees, their spouses or dependents, other than (A) as required by Applicable Law, including Section 4980B of the Code, (B) benefits through the end of the month of termination of employment, (C) death benefits attributable to deaths occurring at or prior to termination of employment, (D) disability benefits attributable to disabilities occurring at or prior to termination of employment, (E) one or more “rabbi trust” accounts used in connection with such purposes in a manner consistent with Borrowers’ and the Controlled Group’s historical practices, and (F) conversion rights; (xiii) neither any Borrower nor any member of the Controlled Group has withdrawn, completely or partially, within the meaning of Section 4203 or 4205 of ERISA, from any Multiemployer Plan so as to incur unsatisfied liability under the Multiemployer Pension Plan Amendments Act of 1980 and there exists no fact which would reasonably be expected to result in any such liability; and (xiv) no Plan fiduciary (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or for any failure in connection with the administration or investment of the assets of a Plan.
V.9Patents, Trademarks, Copyrights and Licenses. All registered Intellectual Property (or applications therefor) owned or utilized by any Borrower: (i) is set forth on Schedule 5.9; (ii) is valid and has been duly registered or filed with all appropriate Governmental Bodies; and (iii) constitutes all of the intellectual property rights which are necessary for the operation of its business. To the knowledge of Borrowers, there is no objection to, pending challenge to the validity of, or proceeding by any Governmental Body to suspend, revoke, terminate or adversely modify, any such Intellectual Property and no Borrower is aware of any grounds for any challenge or proceedings, except as set forth in Schedule 5.9 hereto. All Intellectual Property owned or held by any Borrower consists of original material or property developed by such Borrower or was lawfully acquired by such Borrower from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve in all material respects the value thereof from the date of creation or acquisition thereof unless a Borrower has determined that an item is no longer necessary for its business.

V.10Licenses and Permits. Except as set forth in Schedule 5.10, each Borrower (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state, provincial or local law, rule or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could reasonably be expected to have a Material Adverse Effect.
V.11Default of Indebtedness. No Borrower is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.
V.12No Default. No Default or Event of Default has occurred.
V.13No Burdensome Restrictions. No Borrower is party to any contract or agreement the performance of which could reasonably be expected to have a Material Adverse Effect. Each Borrower has heretofore delivered to Agent true and complete copies of all Material Contracts to which it is a party or to which it or any of its properties is subject. No Borrower has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance.
V.14No Labor Disputes. No Borrower is involved in any material labor dispute; there are no material strikes or walkouts or union organization of any Borrower’s employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14 hereto.
V.15Margin Regulations. No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.
V.16Investment Company Act. No Borrower is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.
V.17Disclosure. No representation or warranty made by any Borrower in this Agreement or in any Other Document or in any financial statement, report, certificate or any other document furnished in connection herewith or therewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading as of the time it was made or deemed made or delivered; provided that any Borrower’s representation and warranty as to any forecast, projection or other statement regarding future performance, future financial results or other future development is limited to the fact that such forecast, projection or statement was prepared in good faith on the basis of information and assumptions that such Borrower believed to be reasonable as of the date such material was prepared (it being understood that the projections are subject to uncertainties and contingencies, many of which are beyond such Borrower’s control, and that no assurance can be given that the projections will be realized). There is no fact known to any Borrower or which reasonably should be known to such Borrower that such Borrower has not disclosed to Agent in writing with respect to the transactions contemplated by this Agreement that could reasonably be expected to have a Material Adverse Effect.
V.18[Reserved].
V.19[Reserved].
V.20Swaps. No Borrower is a party to, nor will it be a party to, any swap agreement whereby such Borrower has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited “two-way basis” without regard to fault on the part of either party.
V.21Business and Property of Borrowers. Upon and after the Restatement Date, Borrowers do not propose to engage in any business (other than as set forth in Section 7.9) the business of manufacturing to supplying equipment and furniture to schools and activities necessary to conduct the foregoing. On the Restatement Date, each Borrower will own all the property and possess all of the rights and Consents necessary for the conduct of the business of such Borrower.
V.22Ineligible Securities. Borrowers do not intend to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for 30 days thereafter, Ineligible Securities being underwritten by a securities Affiliate of Agent or any Lender.
V.23[Reserved].
V.24Equity Interests. The authorized and outstanding Equity Interests of each Borrower (other than VMC), and each legal and beneficial holder thereof (other than the beneficial holders of the Equity Interests of VMC), are as set forth on Schedule 5.24(a) hereto. All of the Equity Interests of each Borrower have been duly and validly authorized and issued and are fully paid and non-assessable and have been sold and delivered to the holders hereof in compliance in all material respects with, or under valid exemption from, all federal and state laws and the rules and regulations of each Governmental Body governing the sale and delivery of securities. Except for the rights and obligations set forth on Schedule 5.24(b) or as otherwise disclosed on the reports required to be filed by VMC with the SEC pursuant to the Exchange Act, there are no subscriptions, warrants, options, calls, commitments, rights or agreement by which any Borrower or any of the shareholders of any Borrower is bound relating to the issuance, transfer, voting or redemption of shares of its Equity Interests or any pre-emptive rights held by any Person with respect to the Equity Interests of Borrowers. Except as set forth on Schedule 5.24(c) or as otherwise disclosed on the reports required to be filed by VMC with the SEC pursuant to the Exchange Act, Borrowers have not issued any securities convertible into or exchangeable for shares of its Equity Interests or any options, warrants or other rights to acquire such shares or securities convertible into or exchangeable for such shares.
V.25Commercial Tort Claims. No Borrower has any commercial tort claims it has asserted in excess of $250,000 except as set forth on Schedule 5.25 hereto.
V.26Letter of Credit Rights. No Borrower has any letter of credit rights except as set forth on Schedule 5.26 hereto.

V.27Material Contracts. Schedule 5.27 sets forth all Material Contracts of the Borrowers as of the Restatement Date and all such Material Contracts are in full force and effect and no material defaults currently exist thereunder.
V.28Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership (if any) executed and delivered to Agent and Lenders for each Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Borrower acknowledges and agrees that each such Certificate of Beneficial Ownership constitutes an Other Document.
V.29Sanctions and ~~other Anti-Terrorism~~International Trade Laws~~. No (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or laws of other applicable jurisdictions relating to economic sanctions and other Ant-Terrorism Laws; (b) Collateral is embargoed Property.~~
. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of, applicable International Trade Laws. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Governmental Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Borrower represents and warrants that there is no Blocked Property pledged as Collateral.
V.30Anti-Corruption Laws~~. Each Covered Entity has (a) conducted its business in compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.~~
. Each Covered Entity, and its directors and officers, and any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, employees, or, to the knowledge of any Borrower, its agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any

Governmental Body regarding Anti-Corruption Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
ARTICLE VIAFFIRMATIVE COVENANTS.
Each Borrower shall, until payment in full of the Obligations (other than Inchoate Obligations) and termination of this Agreement:
VI.1Compliance with Laws. Comply in all material respects with all Applicable Laws with respect to the Collateral or any part thereof or to the operation of such Borrower’s business the non-compliance with which could reasonably be expected to have a Material Adverse Effect (except to the extent any separate provision of this Agreement shall expressly require compliance with any particular Applicable Law(s) pursuant to another standard). Each Borrower may, however, contest or dispute any Applicable Laws in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent’s Lien on or security interest in the Collateral.
VI.2Conduct of Business and Maintenance of Existence and Assets. (a) Conduct its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of or sold in accordance with the terms of this Agreement), including all Intellectual Property and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could reasonably be expected to have a Material Adverse Effect.
VI.3Books and Records. Keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs (including without limitation accruals for taxes, assessments, Charges, levies and claims, allowances against doubtful Receivables and accruals for depreciation, obsolescence or amortization of assets), all in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrowers.
VI.4Payment of Taxes. Pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon such Borrower or any of the Collateral, including real and personal property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except Borrowers shall not be required to pay or cause to be paid taxes, assessments or other Charges that in the aggregate are in an amount less than $250,000 so long as no material property of any Borrower is at impending risk of being seized, levied upon or forfeited. If any tax by any Governmental Body is or may be imposed on or as a result of any transaction between any Borrower and Agent or any Lender which Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made which, in Agent’s or any Lender’s opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to Borrowers pay the taxes, assessments or other Charges and each Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. Agent will not pay any taxes, assessments or Charges to the extent that any applicable Borrower has Properly Contested those taxes, assessments or Charges. The amount of any payment by Agent under this Section 6.4 shall be charged to Borrowers’ Account as a Revolving Advance maintained as a Domestic Rate Loan and added to the Obligations and, until Borrowers shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrowers’ credit and Agent shall retain its security interest in and Lien on any and all Collateral held by Agent.
VI.5Financial Covenants.
(a)Fixed Charge Coverage Ratio. Cause to be maintained a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 for each consecutive four fiscal quarter period of Borrowers, commencing with the fiscal quarter ending October 31, 2022. For purposes of clarity, Borrowers Fixed Charge Coverage Ratio shall not be tested for the fiscal quarter periods ending April 30, 2022 and July 31, 2022.
(b)~~Minimum EBITDA. Cause to be maintained (i) for the three (3) fiscal month period ending April 30, 2022, year-to-date EBITDA for such period of not less than (negative) $4,100,000, and (ii) for the six (6) fiscal month period ending July 31, 2022, year-to-date EBITDA for such period of not less than $5,000,000.~~[Reserved].
VI.6Insurance.
(a)(i) Keep all its insurable properties and properties in which such Borrower has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Borrower’s including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Borrower insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Borrower either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Borrower is engaged in business; (v) [reserved]; (vi) furnish Agent with (A) copies of all policies and evidence of the maintenance of such policies by the renewal thereof at least thirty (30) days before any expiration date, and (B) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as an additional insured and mortgagee and/or lender loss payee (as applicable) as its interests may appear with respect to all insurance coverage referred to in clauses (i), and (iii) above, and providing (I) that all proceeds thereunder shall be payable to Agent, (II) no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (III) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days prior written notice is given to Agent (or in the case of non-payment, at least ten (10) days prior written notice). In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and the applicable Borrower to make payment for such loss to Agent and not to such Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to any Borrower and Agent jointly, Agent may endorse such Borrower’s name thereon and do such other things as Agent may deem advisable to reduce the same to cash.

(b)Each Borrower shall take all actions required under the Flood Laws and/or requested by Agent to assist in ensuring that each Lender is in compliance with the Flood Laws applicable to the Collateral, including, but not limited to, providing Agent with the address and/or GPS coordinates of each structure on any real property that will be subject to a mortgage in favor of Agent, for the benefit of Lenders, and, to the extent required, obtaining flood insurance for such property, structures and contents prior to such property, structures and contents becoming Collateral, and thereafter maintaining such flood insurance in full force and effect for so long as required by the Flood Laws.
(c)Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in Sections 6.6(a)(i) and (iii) and 6.6(b) above in each case if an Event of Default has occurred and be continuing. All loss recoveries received by Agent under any such insurance may be applied to the Obligations, in such order as Agent in its sole discretion shall determine. Any surplus shall be paid by Agent to Borrowers or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrowers to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrowing Agent insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrowers which insure Borrowers’ insurable properties to the extent such insurance proceeds do not exceed $25,000 in the aggregate during such calendar year or $25,000 per occurrence. In the event the amount of insurance proceeds received by Agent for any occurrence exceeds $25,000, then Agent shall not be obligated to remit the insurance proceeds to Borrowing Agent unless Borrowing Agent shall provide Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss. In the event Borrowing Agent has previously received (or, after giving effect to any proposed remittance by Agent to Borrowing Agent would receive) insurance proceeds which equal or exceed $25,000 in the aggregate during any calendar year, then Agent may, in its sole discretion, either remit the insurance proceeds to Borrowing Agent upon Borrowing Agent providing Agent with evidence reasonably satisfactory to Agent that the insurance proceeds will be used by Borrowers to repair, replace or restore the insured property which was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject in each instance to satisfaction of each of the following conditions: (x) No Event of Default or Default shall then have occurred, (y) Borrowers shall use such insurance proceeds promptly to repair, replace or restore the insurable property which was the subject of the insurable loss and for no other purpose, and (z) such remittances shall be made under such procedures as Agent may establish. If any Borrower fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of such Borrower, which payments shall be charged to Borrowers’ Account and constitute part of the obligations.
VI.7Payment of Indebtedness and Leasehold Obligations. Pay, discharge or otherwise satisfy (i) at or before maturity (subject, where applicable, to specified grace periods) all its Indebtedness, except when the failure to do so could not reasonably be expected to have a Material Adverse Effect or when the amount or validity thereof is currently being Properly Contested, subject at all times to any applicable subordination arrangement in favor of Lenders and (ii) when due its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect.
VI.8Environmental Matters.
(a)Ensure that the Real Property and all operations and businesses conducted thereon are in compliance in all material respects and remain in compliance in all material respects with all Environmental Laws and it shall manage any and all Hazardous Materials on any Real Property in compliance in all material respects with Environmental Laws.
(b)Establish and maintain an environmental management and compliance system to assure and monitor continued compliance with all applicable Environmental Laws which system shall include periodic environmental compliance audits to be conducted by knowledgeable environmental professionals. All potential violations and violations of Environmental Laws shall be reviewed with legal counsel to determine any required reporting to applicable Governmental Bodies and any required corrective actions to address such potential violations or violations.
(c)Respond promptly to any Hazardous Discharge or Environmental Complaint and take all necessary action in order to safeguard the health of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Borrower shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Borrower shall fail to comply with any of the requirements of any Environmental Laws, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent’s interest in the Collateral: (i) give such notices or (ii) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to remediate, remove, mitigate or otherwise manage with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Revolving Advances shall be paid upon demand by Borrowers, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and any Borrower.
(d)Promptly upon the written request of Agent from time to time, Borrowers shall provide Agent, at Borrowers’ expense, with an environmental site assessment or environmental compliance audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with abatement, remediation and removal of any Hazardous Materials found on, under, at or within the Real Property. Any report or investigation of such Hazardous Discharge proposed and acceptable to the responsible Governmental Body shall be acceptable to Agent. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrowers to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.
VI.9Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, and 9.13 as to which GAAP is applicable to fairly present in all material respects the financial condition and results of operations of the Borrowers and their Subsidiaries (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as disclosed therein and agreed to by such reporting accountants or officer, as applicable).
VI.10[Reserved].
VI.11Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.
VI.12[Reserved].
VI.13Government Receivables. Take all steps necessary to protect Agent’s interest in the Collateral under the Federal Assignment of Claims Act, the Uniform Commercial Code and all other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of any contract between any Borrower and the United States, any state or any department, agency or instrumentality of any of them.
VI.14[Reserved].
VI.15Keepwell. If it is a Qualified ECP Loan Party, then jointly and severally, together with each other Qualified ECP Loan Party, hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non Qualifying Party’s obligations under this Agreement or any Other Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 6.15 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 6.15, or otherwise under this Agreement or any Other Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 6.15 shall remain in full force and effect until payment in full of the Obligations and termination of this Agreement and the Other Documents. Each Qualified ECP Loan Party intends that this Section 6.15 constitute, and this Section 6.15 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of each other Borrower and Guarantor for all purposes of Section 1a(18(A)(v)(II) of the CEA.
VI.16Certificate of Beneficial Ownership and Other Additional Information. Provide to Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Agent and each Lender, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Agent or any Lender from time to time for purposes of compliance by Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Agent or such Lender to comply therewith.
~~6.17 Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.~~
~~(a) The Loan Parties covenant and agree that (A) they shall~~Sanctions and other Anti-Money Laundering Laws and International Trade Laws. (a) immediately notify the Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; ~~and~~ (~~B)~~b) immediately provide substitute Collateral to the Agent if, at any time, any Collateral becomes ~~Embargoed Property, in addition to all other rights and remedies available to the Agent and each of the Lenders, upon request by the Agent or any of the Lenders, the Loan Parties shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.~~

~~(b)~~ Blocked Property; and (c) ~~Each Covered Entity shall~~ conduct ~~their~~its business in compliance with ~~all~~applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with ~~such Laws.~~all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate on behalf of such Covered Entity in connection with this Agreement.
ARTICLE VIINEGATIVE COVENANTS.
No Borrower shall, until satisfaction in full of the Obligations (other than Inchoate Obligations) and termination of this Agreement:
VII.1Merger, Consolidation, Acquisition and Sale of Assets.
(a)Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or consummate an LLC Division or permit any other Person to consolidate with or merge with it, except (i) (A) any Borrower may merge, consolidate or reorganize with another Borrower or acquire the assets or Equity Interest of another Borrower (or a Subsidiary of any Borrower), and (B) any Subsidiary of a Borrower may merge, consolidate or reorganize with a Borrower so long as such Borrower is the surviving entity of any such merger, consolidation or reorganization, so long , in each case, such Borrower provides Agent with ten (10) days prior written notice of such merger, consolidation or reorganization and delivers all of the relevant documents evidencing such merger, consolidation or reorganization, ~~and~~ (ii) the Conway Transaction pursuant and subject to the Conway Transaction Documents, and (iii) Permitted Acquisitions.
(b)Sell, lease, transfer or otherwise dispose of any of its properties or assets (including, in each case, by way of an LLC Division), except (i) the sale of Inventory in the Ordinary Course of Business, (ii) the disposition or transfer of obsolete and worn-out equipment in the Ordinary Course of Business during any fiscal year having an aggregate fair market value of not more than $200,000 and only to the extent that the proceeds of which are remitted to Agent to be applied pursuant to Section 2.20, (iii) a disposition of the Conway Property and related assets pursuant to the Permitted Conway Property Sale-Leaseback, and (iv) any other sales, leases, transfers or dispositions expressly permitted by this Agreement.
VII.2Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its property or assets now owned or hereafter created or acquired, except Permitted Encumbrances provided that nothing herein constitutes an admission by Agent that a Permitted Encumbrance has priority over any Lien in favor of Agent or any other Secured Party, and Agent and the other Secured Parties reserve their rights to assert such priority as against any Permitted Encumbrance.
VII.3Guarantees. Become liable upon the obligations or liabilities of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Secured Parties) except (a) as disclosed on Schedule 7.3, (b) guarantees made in the Ordinary Course of Business in respect of (i) performance bonds (other than performance bonds in respect of sales of school furniture), surety or appeal bonds, notary public bonds and bonds in support of Borrowers’ prior self-insurance program up to an aggregate amount of $250,000 and (ii) unsecured bid bonds and unsecured performance bonds in respect of sales of school furniture, (c) the endorsement of checks in the Ordinary Course of Business and (d) guarantees in respect of Indebtedness otherwise permitted hereunder.

VII.4Investments. Purchase or acquire obligations or Equity Interests of, or any other interest in, any Person, or make any investments, advances, loans or extensions of credit to any Person, including any Parent, Subsidiary or Affiliate (each, an “Investment”) except with respect to:
(a)the following cash equivalents (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (iv) bonds and other fixed income instruments (including tax-exempt bonds) rated investment grade from companies or public entities, and mutual funds that invest substantially all of their assets in such bonds and other fixed income instruments, either owned directly by a Borrower or Guarantor or managed on a Borrower’s or Guarantor’s behalf by any nationally recognized investment advisor who or which has assets under management in excess of $500,000,000, (v) repurchase agreements or similar arrangements with banks which have capital and surplus of not less than $500,000,000, (vi) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof and (vii) mutual funds or money market funds that invest substantially all of their assets in instruments described in the subsections above;
(b)advances to officers, directors and employees of Borrowers and \ or Guarantors in an aggregate amount not to exceed $25,000 at any time outstanding, for travel, entertainment, relocation and other purposes in the Ordinary Course of Business and consistent with past practice;
(c)Investments of Borrowers in any Guarantor and Investments of any Subsidiary in any Borrower or Guarantor;
(d)Investments received in satisfaction of judgments or pursuant to any plan or reorganization or similar arrangement upon the bankruptcy or insolvency of trade creditors or account debtors;
(e)guarantees permitted by Section 7.3;
(f)Investments existing as of the date hereof and set forth on Schedule 7.4 and any replacements, renewals or extensions of any such Investments; provided that the amount of any such Investment is not increased at the time of such replacement, renewal or extension of such Investment except by an amount equal to a reasonable premium or other reasonable amount paid in respect of the underlying obligations and fees and expenses reasonably incurred in connection with such replacement, renewal or extension;
(g)Investments in respect of prepaid expenses, negotiable instruments held for collection or lease, utility, workers’ compensation, in each case in the Ordinary Course of Business;
(h)Investments pursuant to employee wage and benefit plans for the benefit of the employees of the Borrowers and Guarantors (including any “rabbi trust” account used in connection with such purposes); and
(i)additional Investments not exceeding $50,000 in the aggregate outstanding at any time.

VII.5[Reserved].
VII.6Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year, in an aggregate amount for all Borrowers in excess of $8,000,000.
VII.7Dividends. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock, including, in respect of VMC’s Rights Plan) (each, a “Cash Dividend”) or apply any of its funds, property or assets to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower (collectively, “Restricted Payments”), except that (without duplication):
(a)each Subsidiary may make Restricted Payments to any Borrower that owns an Equity Interest in such Subsidiary;
(b)each Borrower and Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it solely with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
(c)each Borrower and Subsidiary may purchase (i) Equity Interests in any Borrower or options with respect to Equity Interests in any Borrower held by directors, employees or management of any Borrower or any of its Subsidiaries (or their estates or authorized representatives) in connection with the death, disability or termination of employment of any such directors, employees or management and (ii) Equity Interests in any Borrower for the purpose of holding such Equity Interest for future issuance under an employee stock plan;
(d)~~except as~~subject to the proviso set forth ~~in the last sentence of~~below in this Section 7.7(d), Borrowers may make Restricted Payments to any Person that owns an Equity Interest in any Borrower so long as (i) such Restricted Payments shall not exceed $~~3,000,000~~5,000,000 in the aggregate during any fiscal year; (ii) no Default or Event of Default shall have occurred or be continuing, ~~and~~ (iii) no Default or Event of Default shall result from any such Restricted Payment~~; provided, further that, in connection with any~~, and (iv) as of the date of the making of such Restricted Payment~~,~~ and after giving effect thereto, the Borrowers ~~must show~~shall have a pro forma ~~compliance with the~~ Fixed Charge Coverage Ratio of not less than 1.20:1.00 for the most recent ~~twelve month~~twelve-month period ending as of the fiscal quarter immediately preceding the date of such Restricted Payment; provided that (x) if any such Restricted Payment is to be made pursuant to a Share Repurchase Program (each, a “Share Repurchase Payment”), Borrowers shall provide to Agent a Compliance Certificate at least ten (10) Business Days prior to making the first Share Repurchase Payment under such Share Repurchase Program, which Compliance Certificate shall reflect a pro forma Fixed Charge Coverage Ratio of not less than 1.20:1.00 for the most recent twelve-month period ending as of the fiscal quarter immediately preceding the date of such first Share Repurchase Payment, with such calculation assuming that the full amount of such Share Repurchase Program is paid as of the proposed first Share Repurchase Payment date, (y) with respect to any Cash Dividend to be made pursuant to this Section 7.7(d), Borrowers shall provide to Agent a Compliance Certificate at least ten (10) Business Days prior to declaring the first Cash Dividend during any fiscal year, which Compliance Certificate shall reflect a pro forma Fixed Charge Coverage Ratio of not less than 1.20:1.00 for the most recent twelve-month period ending as of the fiscal quarter immediately preceding the declaration of such Cash Dividend (giving pro forma effect to such

Cash Dividend as if it had been made on such date), and (z) with respect to any other Restricted Payment to be made pursuant to this Section 7.7(d), Borrowers shall provide to Agent a Compliance Certificate at least ten (10) Business Days prior to making such Restricted Payment, which Compliance Certificate shall reflect a pro forma Fixed Charge Coverage Ratio of not less than 1.20:1.00 for the most recent twelve-month period ending as of the fiscal quarter immediately preceding the date of such Restricted Payment (giving pro forma effect to such Restricted Payment as if it had been made on such date) ~~and furnish Agent a Compliance Certificate evidencing such pro forma compliance prior to the making of such Restricted Payment~~; and
(e)so long as no Default or Event of Default is then continuing, VMC may make one or more Permitted Conway Property Special Distributions in connection with the Permitted Conway Property Sale-Leaseback should it occur.
VII.8Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of:
(a)the Obligations;
(b)Indebtedness in respect of Capital Expenditures permitted under Section 7.6;
(c)without duplication, guarantees of any Borrower or Subsidiary in respect of Indebtedness of the Borrowers expressly permitted hereunder;
(d)intercompany Indebtedness between the Borrowers;
(e)Indebtedness of any Borrower or Subsidiary thereof incurred in the Ordinary Course of Business in respect of bank guarantees, letters of credit or similar instruments to support local regulatory requirements;
(f)Indebtedness disclosed on Schedule 7.8 and any permitted Refinancing Indebtedness in respect thereof;
(g)additional unsecured Indebtedness in an aggregate principal amount not to exceed $500,000 at any time outstanding;
(h)Indebtedness in respect of Capitalized Lease Obligations not in excess of $150,000 in the aggregate at any time outstanding, solely to the extent arising due to changes imposed subsequent to the Restatement Date by GAAP requiring leases characterized as operating leases as of the Restatement Date (or any renewal or replacement thereof) to be recharacterized as a Capital Lease Obligation; in the aggregate at any time outstanding;
(i)guarantees permitted under Section 7.3;
(j)other Indebtedness incurred in the Ordinary Course of Business or arising as result of operations of the Borrowers in the Ordinary Course of Business, in each case not constituting Funded Debt and not otherwise prohibited under this Agreement or any Other Document;
(k)the Conway Indebtedness so long as the Permitted Conway Property Sale-Leaseback shall not have occurred, and

(l)in the event the Permitted Conway Property Sale-Leaseback occurs, to the extent the obligations of Borrowers under the Permitted Sale-Leaseback Documentation are or may be characterized as Indebtedness, such Indebtedness.
VII.9Nature of Business. Substantially change the nature of the business in which it is presently engaged or any business substantially related or incidental thereto or any reasonable extension thereof, as determined in good faith by the Borrowers.
VII.10Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except transactions on an arm’s-length basis on terms and conditions no less favorable than terms and conditions that would have been obtainable from a Person other than an Affiliate, except:
(a)any contract, agreement or business arrangement between Borrowers and \ or Guarantors; and
(b)reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans, any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans) and reasonable and customary indemnification and reimbursement arrangements with respect to such Persons, in each case incurred in the Ordinary Course of Business and consistent in all material respects with past practice.
VII.11[Reserved].
VII.12Subsidiaries.
(a)Form or acquire any Subsidiary unless such Subsidiary (i) is not a Foreign Subsidiary, (ii) at Agent’s discretion, such Subsidiary expressly joins in this Agreement as a borrower or becomes a Guarantor of the Obligations and grants a security interest in its assets (subject to the same exceptions and limitations as the security interest granted by Borrowers hereunder) and becomes jointly and severally liable for the obligations of Borrowers hereunder, under the Notes, and under any other agreement between any Borrower and Agent or Lenders, in each case pursuant to a joinder agreement acceptable to Agent, and (iii) Agent shall have received all documents, including without limitation, legal opinions and collateral evaluations it may reasonably require to establish compliance with each of the foregoing conditions in connection therewith.
(b)Enter into any partnership, joint venture or similar arrangement.
VII.13Fiscal Year and Accounting Changes. Change, without the prior written consent of Agent to be given or withheld in its sole discretion, its fiscal year end from January 31 or make any change (a) in accounting treatment and reporting practices except as required by GAAP or the Securities Act or (b) in tax reporting treatment except as required by law.
VII.14Pledge of Credit. Now or hereafter pledge Agent’s or any Lender’s credit on any purchases, commitments or contracts or for any purpose whatsoever or use any portion of any Advance in or for any business other than such Borrower’s business operations as conducted on the Restatement Date.
VII.15Amendment of Organizational Documents; Sale-Leaseback Documents.

(a)(i) Change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), or (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, in any such case without (x) giving at least ten (10) Business Days prior written notice of such intended change to Agent, and (y) having received from Agent confirmation that Agent has taken all steps necessary for Agent to continue the perfection of and protect the enforceability and priority of its Liens in the Collateral belonging to such Borrower and in the Equity Interests of such Borrower;
(b)otherwise amend, modify or waive any term or material provision of its Organizational Documents (unless required by law) in a manner adverse to Agent or any other Secured Party in any material respect (including, at any time VMC shall have issued and outstanding preferred stock, any such amendment that changes the manner in which members of the board of directors are elected, vacancies on such board are filled, the number of members that may constitute such board (or any provision pursuant to which the number of members may be increased or decreased) or the manner in which any class of shares is entitled to vote or the manner in which the weight of such vote is calculated, including, in all such cases any amendment to Article IX of the Certificate of Incorporation of VMC, which, in each instance, shall be deemed materially adverse to Agent and the Lenders); or
(c)amend, modify or waive any term or material provision of the Permitted Sale-Leaseback Documentation, other than as approved in advance in writing by Agent in its Permitted Discretion.
VII.16Compliance with ERISA. (a) (i) Maintain, or permit any member of the Controlled Group to maintain, or (ii) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (b) engage, or permit any member of the Controlled Group to engage, in any non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA or Section 4975 of the Code that could reasonably be expected to have a Material Adverse Effect, (c) except as could not reasonably be expected to have a Material Adverse Effect terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of any Borrower or any member of the Controlled Group or the imposition of a lien on the property of any Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (d) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect; (e) fail promptly to notify Agent of the occurrence of any Termination Event could reasonably be expected to have a Material Adverse Effect, (f) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other Applicable Laws in respect of any Plan could reasonably be expected to have a Material Adverse Effect, (g) fail to meet, permit any member of the Controlled Group to fail to meet, or permit any Plan to fail to meet all minimum funding requirements under ERISA and the Code, without regard to any waivers or variances, or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan, or (h) cause, or permit any member of the Controlled Group to cause, a representation or warranty in Section 5.8(d) to cease to be true and correct.
VII.17Prepayment of Funded Debt. At any time, directly or indirectly, prepay any Funded Debt (other than the Obligations), or repurchase, redeem, retire or otherwise acquire any Funded Debt of any Borrower, in an amount not in excess of $150,000 in the aggregate in any fiscal year of the Borrowers. Notwithstanding the foregoing, payments of principal and interest may be made by VMC on the Conway Indebtedness in consecutive monthly installments of $34,904.47, as set forth in the Conway Seller Note.

~~7.18 Sanctions and other Anti-Terrorism Laws. Each Borrower hereby covenants and agrees that until the last day of the Term, such Borrower will not, and will not permit any of its Subsidiaries to: (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanction Person or Sanctioned Jurisdiction, including any use of the proceeds of the Loans to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctions Person or Sanctioned Jurisdiction; (c) repay the Loans with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender or Agent to violate any sanctions administered by OFAC.~~
~~7.19~~ Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws~~. Each Borrower hereby covenants and agrees that until the last day of the Term, such Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.~~
. Do any of the following, nor permit its directors and officers, and any employee, agent, or affiliate acting on behalf of such Borrower in connection with this Agreement, nor permit such Borrower’s Subsidiaries, to: (a) become a Sanctioned Person; (b) directly or indirectly provide, use, or make available the proceeds of any Advance hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person of any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law (including the Agent, Issuer, any Lender, underwriter, advisor, investor, or otherwise) or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay any Advance with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.
[Intentionally Omitted].
VII.18Clean Down. During the fourth fiscal quarter of each fiscal year, permit the Revolving Advances and Swing Loans, in the aggregate, to exceed $10,000,000 at any time for a period of 30 consecutive days during such period.
VII.19Leases. Other than in connection with the Permitted Conway Property Sale-Leaseback, enter as lessee into any lease arrangement for real or personal property (unless capitalized and permitted under Section 7.6) if after giving effect thereto, aggregate annual rental payments for all leased property would exceed $10,000,000 (excluding rental paid pursuant to any applicable Permitted Sale-Leaseback Documentation) in any one fiscal year in the aggregate for all Borrowers.
VII.20Membership / Partnership Interests. Designate or permit any of their Subsidiaries to (a) treat their limited liability company membership interests or partnership interests, as the case may be, as securities as contemplated by the definition of “security” in Section 8-102(15) and by Section 8-103 of Article 8 of the Uniform Commercial Code or (b) certificate their limited liability company membership interests or partnership interests, as applicable, unless, in each case, such certificates are contemporaneously with such treatment delivered to Agent together with an endorsement in blank.

ARTICLE VIIICONDITIONS PRECEDENT.
VIII.1Conditions to Restatement. In order for Closing to occur and for each Lender and Issuer to become obligated to make its initial Advance hereunder, the following conditions precedent must be satisfied (or waived by Agent):
(a)Note. If required, Agent shall have received the Notes duly executed and delivered by an authorized officer of each Borrower;
(b)Other Documents. Agent shall have received each of the executed Other Documents, as applicable;
(c)Closing Certificate. Agent shall have received a closing certificate signed by the Senior Vice President Finance of each Borrower dated as of the date hereof, certifying as to the matters described in Sections 8.2(a) and 8.2(b);
(d)Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;
(e)Secretary’s Certificates, Authorizing Resolutions and Good Standings of Borrowers. Agent shall have received a certificate of the Secretary or Assistant Secretary (or other equivalent officer, partner or manager) of each Borrower in form and substance satisfactory to Agent dated as of the Restatement Date which shall certify (i) copies of resolutions in form and substance reasonably satisfactory to Agent, of the board of directors (or other equivalent governing body, member or partner) of such Borrower authorizing (x) the execution, delivery and performance of this Agreement, the Notes and each Other Document to which such Borrower is a party (including authorization of the incurrence of indebtedness, borrowing of Revolving Advances and requesting of Letters of Credit on a joint and several basis with all Borrowers as provided for herein), and (y) the granting by such Borrower of the security interests in and liens upon the Collateral to secure all of the joint and several Obligations of Borrowers (and such certificate shall state that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate), (ii) the incumbency and signature of the officers of such Borrower authorized to execute this Agreement and the Other Documents, (iii) copies of the Organizational Documents of such Borrower as in effect on such date, complete with all amendments thereto, and (iv) the good standing (or equivalent status) of such Borrower in its jurisdiction of organization dated not more than 30 days prior to the Restatement Date, issued by the Secretary of State or other appropriate official of each such jurisdiction;
(f)No Litigation. No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened in writing against any Borrower or against the officers or directors of any Borrower (A) in connection with this Agreement, the Other Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of Agent, is deemed material or (B) which could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Borrower or the conduct of its business or inconsistent with the due consummation of the Closing shall have been issued by any Governmental Body;
(g)Fees and Expenses. Agent and Lenders shall have received all fees payable to Agent and/or Lenders, which are due on or prior to the Restatement Date hereunder or under any Other Document (including the Fee Letter), and reimbursement of all costs and expenses incurred as of the Restatement Date which are payable or reimbursable under this Agreement or any Other Document and for which reimbursement has been requested;
(h)Consents. Agent shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by this Agreement and the Other Documents; and, Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary;
(i)No Adverse Material Change. (i) Since January 31, 2021, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent or Lenders shall have been proven to be inaccurate or misleading in any material respect;
(j)Compliance with Laws. Agent shall be reasonably satisfied that each Borrower is in compliance with all pertinent federal, state, local or territorial regulations, including those with respect to the Federal Occupational Safety and Health Act, the Environmental Protection Act, ERISA and ~~the Anti-Terrorism Law~~Anti-Money Laundering Laws;
(k)Certificate of Beneficial Ownership; USA Patriot Act Diligence. Agent and each Lender shall have received, in form and substance acceptable to Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(l)Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Closing shall be satisfactory in form and substance to Agent and its counsel.
VIII.2Conditions to Each Advance. The agreement of Lenders to make any Advance requested to be made on any date (including the initial Advance), and of Issuer to issue or cause to be issued any Letter of Credit requested to be issued on any date, is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:
(a)Representations and Warranties. Each of the representations and warranties made by any Borrower in or pursuant to this Agreement, the Other Documents and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement, the Other Documents or any related agreement shall be true and correct in all material respects (except that any such representation or warranty that is already qualified or modified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except for those representations and warranties that relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such date;

(b)No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date;
(c)No Material Adverse Effect. No Material Adverse Effect shall have occurred on or prior to such date, or would result after giving effect to the Advances requested to be made on such date;
Provided, however, that, notwithstanding Sections 8.2(a), (b) and (c), Agent, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default and shall not obligate any Secured Party to make any future Advances; and
(d)Maximum Advances. In the case of any type of Advance requested to be made, after giving effect thereto, the aggregate amount of such type of Advance shall not exceed the maximum amount of such type of Advance permitted under this Agreement.
Each request for an Advance by any Borrower hereunder shall constitute a representation and warranty by each Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.
ARTICLE IXINFORMATION AS TO BORROWERS.
Each Borrower shall, or (except with respect to Section 9.11) shall cause Borrowing Agent on its behalf to, until satisfaction in full of the Obligations (other than Inchoate Obligations) and the termination of this Agreement:
IX.1Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially adversely affecting the value, enforceability or collectability of any portion of the Collateral in excess of $100,000 in the aggregate (other than Inventory held by employees of the Borrowers for marketing and sales purposes not in excess of $10,000 in the aggregate), including any Borrower’s reclamation or repossession of, or the return to any Borrower of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.
IX.2Schedules. During the Peak Season, deliver to Agent on or before the fifteenth (15th) day of each month (or as frequently as Agent shall require during the existence of a Default) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement) and on or before the Wednesday of each week (or as frequently as Agent shall require during the existence of a Default) as and for the prior week (a) accounts receivable roll forwards and agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports. At all times other than during the Peak Season, deliver to Agent on or before the fifteenth (15th) day of each month (or as frequently as Agent shall require during the existence of a Default) as and for the prior month (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, (c) Inventory reports, (d) current ‘do not mail’ planscape accounts receivable detail and (e) a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement). Borrowers shall also deliver to Agent on or before

Wednesday of each week (or as frequently as Agent shall require during the existence of a Default) as and for the prior week, a report of the sales and collections activity for such week. In addition, each Borrower will deliver to Agent at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and may do whatever it deems reasonably necessary to protect its interests hereunder. The items to be provided under this Section 9.2 are to be in form satisfactory to Agent and executed by Borrowing Agent and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral. Unless otherwise agreed to by Agent, the items to be provided under this Section 9.2 shall be delivered to Agent by the specific method of Approved Electronic Communication designated by Agent.
IX.3Environmental Reports.
(a)Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, with a Compliance Certificate stating (to the best of his knowledge) that each Borrower is in compliance in all material respects with all applicable Environmental Laws. To the extent any Borrower is not in compliance with the foregoing laws, the Compliance Certificate shall set forth with specificity all areas of non-compliance and the proposed action such Borrower will implement in order to achieve full compliance.
(b)In the event any Borrower obtains, gives or receives notice of any Release or threat of Release in any case of a reportable quantity of any Hazardous Materials at the Real Property that could reasonably be expected to result in a liability in excess of $250,000 to any Borrower (any such event being hereinafter referred to as a “Hazardous Discharge”) or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Borrower’s interest therein or the operations or the business (any of the foregoing is referred to herein as an “Environmental Complaint”) from any Person, including any Governmental Body, in any case that could reasonably be expected to result in a liability in excess of $250,000 to any Borrower, then Borrowing Agent shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which any Borrower is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in and Lien on the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.
(c)Borrowing Agent shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility with respect to the investigation or cleanup of Hazardous Materials at any other site owned, operated or used by any Borrower to manage of Hazardous Materials in any case that could reasonably be expected to result in a liability in excess of $250,000 to any Borrower and shall continue to forward copies of any such correspondence between any Borrower and the Governmental Body regarding such claims to Agent until the claim is settled. Borrowing Agent shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge or Environmental Complaint at the Real Property, operations or business that any Borrower is required to file under any Environmental Laws that could reasonably be expected to result in a liability in excess of $250,000 to any Borrower. Such information is to be provided solely to allow Agent to protect Agent’s security interest in and Lien on the Collateral.
IX.4Litigation. Promptly notify Agent in writing of any claim, litigation, suit or administrative proceeding affecting any Borrower or any Guarantor, whether or not the claim is covered by insurance, and of any litigation, suit or administrative proceeding, which in any such case adversely affects the Collateral or that could reasonably be expected to have a Material Adverse Effect.
IX.5Material Occurrences. Promptly notify Agent in writing upon the occurrence of: (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied (after giving effect to any reconciliation required to accompany such financial statements pursuant to Section 1.1), the financial condition or operating results of any Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency which, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Borrower to a tax imposed by Section 4971 of the Code; (d) each and every default by any Borrower that might result in the acceleration of the maturity of any Funded Debt, including the names and addresses of the holders of such Funded Debt with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Funded Debt; (e) any default under any of the Permitted Sale-Leaseback Documentation and, if applicable, copies of any written communication (which shall include email) from the Conway landlord (or any of its Affiliates, attorneys or other advisors) pursuant to which any such default is asserted or described; and (f) any other development in the business or affairs of any Borrower or any Guarantor, which could reasonably be expected to have a Material Adverse Effect; in each case describing the nature thereof and the action Borrowers propose to take with respect thereto.
IX.6Government Receivables. Upon request of Agent, provide Agent with a listing of all Receivables that arise out of contracts between any Borrower and the United States, any state, or any department, agency or instrumentality of any of them, in such reasonable detail as Agent may require.
IX.7Annual Financial Statements. Furnish Agent and Lenders within ninety (90) days after the end of each fiscal year of VMC, financial statements of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis including statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP consistently applied, and in reasonable detail and reported upon without a “going concern” or like qualification by an independent certified public accounting firm selected by Borrowers and satisfactory to Agent (the “Accountants”). The report of the Accountants shall be prepared in accordance with generally accepted accounting standards. In addition, the reports shall be accompanied by a Compliance Certificate.
IX.8Quarterly Financial Statements. Furnish Agent and Lenders within forty-five (45) days after the end of (i) each fiscal quarter (other than the fourth fiscal quarter), an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and fairly representing the financial condition of the Borrowers in all material respects, subject to normal and recurring year-end adjustments and to the absence of footnotes and (ii) the fourth fiscal quarter a summary of the last three month’s profits and losses, and cash flow. The reports shall be accompanied by a Compliance Certificate.
IX.9Monthly Financial Statements. Furnish Agent and Lenders within thirty (30) days after the end of each month, an unaudited balance sheet of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis and unaudited statements of income and stockholders’ equity and cash flow of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and fairly representing the financial condition of the Borrowers in all material respects, subject to normal and recurring year-end adjustments and to the absence of footnotes. The reports shall be accompanied by a Compliance Certificate.
IX.10Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, (a) with copies of such financial statements, reports and returns as each Borrower shall send to its stockholders, (b) with copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which Borrowers may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to Lenders pursuant to other provisions of this Section, and (c) with copies of any other report or other document that was filed by Borrower or any of its Subsidiaries with any Governmental Body.
IX.11Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the Other Documents have been complied with by Borrowers including, without the necessity of any request by Agent, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Borrower’s opening of any new office or place of business or any Borrower’s closing of any existing office or place of business (other than home offices of individual marketing and sales employees and regional sales managers of the Borrowers), and (c) promptly upon any Borrower’s learning thereof, notice of any labor dispute to which any Borrower may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Borrower is a party or by which any Borrower is bound.
IX.12Projected Operating Budget. Furnish Agent and Lenders, (a) no later than thirty (30) days prior to the beginning of each Borrower’s fiscal year a draft of, and (b) no later than thirty (30) days after the beginning of each such fiscal year a final board of directors approved, month by month projected operating budget and cash flow of Borrowers and their Subsidiaries on a consolidating (if applicable) and consolidated basis for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections, in the case of the foregoing clause (b), to be accompanied by a certificate signed by the President or Vice President Finance of each Borrower to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.
IX.13Variances From Operating Budget. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9.8, a written report summarizing all material variances from budgets submitted by Borrowers pursuant to Section 9.12 and a discussion and analysis by management with respect to such variances.

IX.14Notice of Suits, Adverse Events. Furnish Agent with prompt written notice of (a) any lapse or other termination of any Consent issued to any Borrower by any Governmental Body or any other Person that is material to the operation of any Borrower’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (c) copies of any periodic or special reports filed by any Borrower or any Guarantor with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of any Borrower or any Guarantor, or if copies thereof are requested by Lender, and (d) copies of any material notices and other communications from any Governmental Body or Person which specifically relate to any Borrower or any Guarantor.
IX.15ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (a) any Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) any Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect has occurred together with a written statement describing such transaction and the action which such Borrower or any member of the Controlled Group (as applicable) has taken, is taking or proposes to take with respect thereto, (c) a funding waiver request has been filed with respect to any Plan together with all communications received by any Borrower or any member of the Controlled Group (as applicable) with respect to such request, (d) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which any Borrower or any member of the Controlled Group was not previously contributing shall occur, (e) any Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) any Borrower or any member of the Controlled Group shall receive any unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) any Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) any Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under the Code or ERISA on or before the due date for such installment or payment; or (i) any Borrower or any member of the Controlled Group knows that (i) a Multiemployer Plan has been terminated, (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan or (d) a Multiemployer Plan is subject to Section 432 of the Code or Section 305 of ERISA.
IX.16Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.
IX.17Updates to Certain Schedules; Notices of Management Changes. Concurrently with the delivery of the Compliance Certificate following the occurrence thereof, deliver to Agent updates, as applicable, to Schedules 4.4 (Locations of equipment and Inventory), 5.4 (Federal Tax Identification Number), 5.9 (Intellectual Property, Source Code Escrow Agreements), 5.24 (Equity Interests), 5.25 (Commercial Tort Claims), and 5.26 (Letter-of-Credit Rights). Any such updated Schedules delivered by Borrowers to Agent in accordance with this Section 9.17 shall automatically and immediately be deemed to amend and restate the prior version of such Schedule previously delivered to Agent and attached to and made part of this Agreement. Promptly provide to Agent notice of any new senior officer or manager of any loan party and such documentation with respect thereto, including incumbency certificates, as Agent may request to conduct its applicable due diligence with respect to such Person.
IX.18Financial Disclosure. Each Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by such Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of such Borrower’s financial statements, trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to Agent and each Lender any information such accountants may have concerning such Borrower’s financial status and business operations. Each Borrower hereby authorizes all Governmental Bodies to furnish to Agent and each Lender copies of reports or examinations relating to such Borrower, whether made by such Borrower or otherwise; however, Agent and each Lender will attempt to obtain such information or materials directly from such Borrower prior to obtaining such information or materials from such accountants or Governmental Bodies.
ARTICLE XEVENTS OF DEFAULT.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
X.1Nonpayment. Failure by any Borrower to pay any principal or interest on the Obligations (including without limitation pursuant to Section 2.9) when due, whether due at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein or in any Other Document when due.
X.2Breach of Representation. Any representation or warranty made or deemed made by any Borrower or any Guarantor in this Agreement, any Other Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been incorrect in any material respect or when taken together with all such other information delivered under this Agreement or the Other Documents, misleading in any material respect (except, in each case, that any such representation or warranty that is already qualified or modified by materiality shall be true and correct in all respects) on the date when made or deemed to have been made;
X.3Noncompliance. Except as otherwise provided in Section 10.1, failure or neglect of any Borrower or Guarantor to perform, keep or observe any term, provision, condition or covenant:
(a)contained in Sections 4.4, 4.5, 4.13, 6.5, 6.6, 6.7, Sections 7.1 through 7.22 or Sections 9.7, 9.8, 9.9, 9.12 and 9.13;
(b)contained in Section 6.3 and Sections 9.1 through 9.15 (other than Sections 9.7, 9.8, 9.9, 9.12 and 9.13), which remains unremedied for a period of five (5) Business Days; or
(c)contained in any other provisions of this Agreement or any of the Other Documents, which remains unremedied for a period of thirty (30) days after the earlier of (x) knowledge of such failure by any Borrower, or (y) written notice of such failure to Borrowing Agent by Agent or any Lender.

X.4Judicial Actions and Seizures. (a) Issuance of a notice of Lien, levy, assessment, injunction or attachment (i) against any Borrower’s Inventory or Receivables or (ii) against a material portion of any Borrower’s other property or (b) (i) the seizure, garnishment or taking by a Governmental Body, or any Borrower or any Guarantor, of any material portion of the Collateral, or (ii) the title and rights of any Borrower or any which is the owner of any material portion of the Collateral shall have become the subject matter of claim, litigation, suit, garnishment or other proceeding which might, in the opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the Other Document;
X.5Judgments. Any (a) judgment or judgments, writ(s), order(s) or decree(s) for the payment of money are rendered against any Borrower or any Guarantor for an aggregate amount in excess of $250,000 or against all Borrowers or Guarantors for an aggregate amount in excess of $250,000 and (b) (i) enforcement action shall be legally taken by any judgment creditor to levy upon assets or properties of any Borrower or any Guarantor to enforce any such judgment, (ii) such judgment shall remain undischarged for a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) any Liens arising by virtue of the rendition, entry or issuance of such judgment upon assets or properties of any Borrower or any Guarantor shall be senior to any Liens in favor of Agent on such assets or properties;
X.6Bankruptcy. Any Borrower or any Guarantor shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (c) make a general assignment for the benefit of creditors, (d) commence a voluntary case under any state or federal bankruptcy or receivership laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent (including by entry of any order for relief in any involuntary bankruptcy or insolvency proceeding commenced against it), (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;
X.7Inability to Pay. Any Borrower or any Guarantor shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;
X.8Lien Priority. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest (subject only to Permitted Encumbrances that have priority as a matter of Applicable Law to the extent such Liens only attach to Collateral other than Receivables or Inventory);
X.9Cross-Default. A default of the obligations of any Borrower or any Guarantor shall occur under (i) any agreement to which it is a party in respect of Funded Debt in excess of $200,000 in the aggregate for all such Persons, (ii) the Permitted Sale-Leaseback Documentation, or (iii) any other agreement to which it is a party that materially adversely affects its condition, affairs or prospects (financial or otherwise), in each case which default is not cured within any applicable grace period;
X.10Breach of Guaranty or Pledge Agreement. Termination or breach of any Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement executed and delivered to Agent in connection with the Obligations of any Borrower, or if any Guarantor or pledgor attempts to terminate, challenges (in writing) the validity of, or its liability under, any such Guaranty, Guarantor Security Agreement, Pledge Agreement or similar agreement;
X.11Change of Control. Any Change of Control shall occur;
X.12Invalidity. Any material provision of this Agreement or any Other Document shall, for any reason, cease to be valid and binding on any Borrower or any Guarantor, or any Borrower or any Guarantor shall so claim in writing to Agent or any Lender or any Borrower challenges the validity of or its liability under this Agreement or any Other Document;
X.13Licenses. (a) Any Governmental Body shall (i) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or trade name of any Borrower or Guarantor, or (ii) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, trade name or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (iii) schedule or conduct a hearing on the renewal of any license, permit, trademark, trade name or patent necessary for the continuation of any Borrower’s or Guarantor’s business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, trade name or patent; or (b) any agreement that is necessary or material to the operation of any Borrower’s or Guarantor’s business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement could, in each case of this Section 10.13, reasonably be expected to have a Material Adverse Effect;
X.14Operations. The operations of any Borrower’s or Guarantor’s manufacturing facility are interrupted at any time for more than (a) five (5) consecutive days during the Peak Season or (b) fifteen (15) consecutive days at any other time, in each case unless such Borrower or Guarantor shall (i) be entitled to receive for such period of interruption, proceeds of business interruption insurance sufficient to assure that its per diem cash needs during such period is at least equal to its average per diem cash needs for the consecutive six month period immediately preceding the initial date of interruption and (ii) receive such proceeds in the amount described in clause (a) preceding not later than thirty (30) days following the initial date of any such interruption; provided, however, that notwithstanding the provisions of clauses (i) and (ii) of this section, an Event of Default shall be deemed to have occurred if such Borrower or Guarantor shall be receiving the proceeds of business interruption insurance for a period of thirty (30) consecutive days; or
X.15Pension Plans. Any failure by any Borrower or Guarantor to comply with the requirements of Sections 7.16 or 9.15 hereof shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) which would be reasonably likely to result in a Material Adverse Effect; or the occurrence of any Termination Event, or any Borrower’s failure to immediately report a Termination Event in accordance with Section 9.15 hereof.
X.16Anti-Money Laundering/International Trade Law Compliance. Any representation, warranty or covenant contained in Sections 5.29, 5.30, 6.17, 7.18 and 7.19 is or becomes false or misleading at any time.

ARTICLE XILENDERS’ RIGHTS AND REMEDIES AFTER DEFAULT.
XI.1Rights and Remedies.
(a)Upon the occurrence of: (i) an Event of Default pursuant to Section 10.6 or 10.4, all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances and the obligation of Issuer to issue or cause the issuance of any Letter of Credit shall be deemed terminated, (ii) any of the other Events of Default and at any time thereafter (such Event of Default not have previously been waived in writing), at the option of Agent or at the direction of Required Lenders all Obligations shall be immediately due and payable and Agent or Required Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances; and (iii) without limiting Section 8.2 hereof, any Default under Section 10.6 hereof, the obligation of Lenders to make Advances hereunder and the obligation of Issuer to issue or cause the issuance of any Letter of Credit shall be suspended until such time as such involuntary petition shall be dismissed. Upon the occurrence of any Event of Default, Agent shall have the right to exercise any and all rights and remedies provided for herein, under the Other Documents, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of any Borrower’s premises or other premises without legal process and without incurring liability to any Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrowers to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrowers reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrowing Agent at least ten (10) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid (including credit bid) for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and all such claims, rights and equities are hereby expressly waived and released by each Borrower. In connection with the exercise of the foregoing remedies, including the sale of Inventory, Agent is granted a perpetual nonrevocable, royalty free, nonexclusive license and Agent is granted permission to use all of each Borrower’s (a) Intellectual Property which is used or useful in connection with Inventory for the purpose of marketing, advertising for sale and selling or otherwise disposing of such Inventory and (b) equipment for the purpose of completing the manufacture of unfinished goods. The cash proceeds realized from the sale of any Collateral shall be applied to the Obligations in the order set forth in Section 11.5 hereof. Noncash proceeds will only be applied to the Obligations as they are converted into cash. If any deficiency shall arise, Borrowers shall remain liable to Agent and Lenders therefor.
(b)To the extent that Applicable Law imposes duties on Agent to exercise remedies in a commercially reasonable manner, each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent: (i) to fail to incur expenses reasonably deemed significant by Agent to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition; (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of; (iii) to fail to exercise collection remedies against Customers or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral; (iv) to exercise collection remedies against Customers and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists; (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature; (vi) to contact other Persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of such Collateral; (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature; (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets; (ix) to dispose of assets in wholesale rather than retail markets; (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure Agent against risks of loss, collection or disposition of Collateral or to provide to Agent a guaranteed return from the collection or disposition of Collateral; or (xii) to the extent deemed appropriate by the Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral. Each Borrower acknowledges that the purpose of this Section 11.1(b) is to provide non-exhaustive indications of what actions or omissions by Agent would not be commercially unreasonable in Agent’s exercise of remedies against the Collateral and that other actions or omissions by Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 11.1(b). Without limitation upon the foregoing, nothing contained in this Section 11.1(b) shall be construed to grant any rights to any Borrower or to impose any duties on Agent that would not have been granted or imposed by this Agreement or by Applicable Law in the absence of this Section 11.1(b).
XI.2Agent’s Discretion. Agent shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify, which procedures, timing and methodologies to employ, and what any other action to take with respect to any or all of the Collateral and in what order, thereto and such determination will not in any way modify or affect any of Agent’s or Lenders’ rights hereunder as against Borrowers or each other.
XI.3Setoff. Subject to Section 14.13, in addition to any other rights which Agent or any Lender may have under Applicable Law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right, immediately and without notice of any kind, to apply any Borrower’s property held by Agent and such Lender or any of their Affiliates to reduce the Obligations and to exercise any and all rights of setoff which may be available to Agent and such Lender with respect to any deposits held by Agent or such Lender. Every such right of setoff shall be deemed to have been exercised immediately upon the occurrence of an Event of Default hereunder without any action of the Agent, although the Agent may enter such setoff on its books and records at a later time.
XI.4Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.
XI.5Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence and during the continuance of an Event of Default, all amounts collected or received by Agent on account of the Obligations (including without limitation any amounts on account of any of Cash Management Liabilities or Hedge Liabilities), or in respect of the Collateral may, at Agent’s discretion, be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of Agent in connection with enforcing its rights and the rights of Lenders under this Agreement and the Other Documents, and any Out-of-Formula Loans and Protective Advances funded by Agent with respect to the Collateral under or pursuant to the terms of this Agreement;
SECOND, to payment of any fees owed to Agent;
THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of each of the Lenders to the extent owing to such Lender pursuant to the terms of this Agreement;
FOURTH, to the payment of all of the Obligations consisting of accrued interest on account of the Swing Loans;
FIFTH, to the payment of the outstanding principal amount of the Obligations consisting of Swing Loans;
SIXTH, to the payment of all Obligations arising under this Agreement and the Other Documents consisting of accrued fees and interest (other than interest in respect of Swing Loans paid pursuant to clause FOURTH above);
SEVENTH, to the payment of the outstanding principal amount of the Obligations (other than principal in respect of Swing Loans paid pursuant to clause FIFTH above) arising under this Agreement (including Cash Management Liabilities and Hedge Liabilities and the payment or cash collateralization of any outstanding Letters of Credit in accordance with Section 3.2(b) hereof).
EIGHTH, to all other Obligations arising under this Agreement which shall have become due and payable (hereunder, under the Other Documents or otherwise) and not repaid pursuant to clauses “FIRST” through “SEVENTH” above;
NINTH, to all other Obligations which shall have become due and payable and not repaid pursuant to clauses “FIRST” through “EIGHTH”; and
TENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive (so long as it is not a Defaulting Lender) an amount equal to its pro rata share (based on the proportion that the then outstanding Advances, Cash Management Liabilities and Hedge Liabilities held by such Lender bears to the aggregate then outstanding Advances, Cash Management Liabilities and Hedge Liabilities) of amounts available to be applied pursuant to clauses “SIXTH”, “SEVENTH”, “EIGHTH” and “TENTH” above; and (iii) notwithstanding anything to the contrary in this Section 11.5, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty (including sums received as a result of the exercise of remedies with respect to such Guaranty) or from the proceeds of such Non-Qualifying Party’s Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities, provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Borrowers and/or Guarantors that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 11.5; and

(iv) to the extent that any amounts available for distribution pursuant to clause “SEVENTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by Agent as cash collateral for the Letters of Credit pursuant to Section 3.2(b) hereof and applied (A) first, to reimburse Issuer from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SEVENTH,” “EIGHTH”, and “TENTH” above in the manner provided in this Section 11.5.
ARTICLE XIIWAIVERS AND JUDICIAL PROCEEDINGS.
XII.1Waiver of Notice. Each Borrower hereby waives notice of non-payment of any of the Receivables, demand, notice of acceleration, notice of intent to accelerate, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.
XII.2Delay. No delay or omission on Agent’s or any Lender’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default.
XII.3Jury Waiver; California Judicial Reference.
(a)EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES TO THE MAXIMUM EXTENT NOT PROHIBITED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, THE OTHER DOCUMENTS, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR THERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, THE OTHER DOCUMENTS OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, COUNTERCLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT OR SUCH OTHER DOCUMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
(b)IN THE EVENT THAT ANY SUCH ACTION IS COMMENCED OR MAINTAINED IN ANY COURT IN THE STATE OF CALIFORNIA, AND THE WAIVER OF JURY TRIAL SET FORTH IN SECTION ABOVE IS NOT ENFORCEABLE, AND EACH PARTY TO SUCH ACTION DOES NOT SUBSEQUENTLY WAIVE IN AN EFFECTIVE MANNER UNDER CALIFORNIA LAW ITS RIGHT TO A TRIAL BY JURY, THE PARTIES HERETO HEREBY ELECT TO PROCEED AS FOLLOWS:
(i)WITH THE EXCEPTION OF THE ITEMS SPECIFIED IN CLAUSE (II) BELOW, ANY CONTROVERSY, DISPUTE OR CLAIM (EACH, A “CONTROVERSY”)

BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER DOCUMENT WILL BE RESOLVED BY A REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF SECTIONS 638, ET SEQ. OF THE CALIFORNIA CODE OF CIVIL PROCEDURE (“CCP”), OR THEIR SUCCESSOR SECTIONS, WHICH SHALL CONSTITUTE THE EXCLUSIVE REMEDY FOR THE RESOLUTION OF ANY CONTROVERSY, INCLUDING WHETHER THE CONTROVERSY IS SUBJECT TO THE REFERENCE PROCEEDING. EXCEPT AS OTHERWISE PROVIDED ABOVE, VENUE FOR THE REFERENCE PROCEEDING WILL BE IN ANY COURT IN WHICH VENUE IS APPROPRIATE UNDER APPLICABLE LAW (THE “COURT”).
(ii)THE MATTERS THAT SHALL NOT BE SUBJECT TO A REFERENCE ARE THE FOLLOWING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY; (B) EXERCISE OF SELF HELP REMEDIES (INCLUDING SET-OFF); (C) APPOINTMENT OF A RECEIVER; AND (D) TEMPORARY, PROVISIONAL OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) AND (B) OR TO SEEK OR OPPOSE FROM A COURT OF COMPETENT JURISDICTION ANY OF THE ITEMS DESCRIBED IN CLAUSES (C) AND (D). THE EXERCISE OF, OR OPPOSITION TO, ANY OF THOSE ITEMS DOES NOT WAIVE THE RIGHT OF ANY PARTY TO A REFERENCE PURSUANT TO THIS AGREEMENT.
(iii)THE REFEREE SHALL BE A RETIRED JUDGE OR JUSTICE SELECTED BY MUTUAL WRITTEN AGREEMENT OF THE PARTIES. IF THE PARTIES DO NOT AGREE WITHIN TEN (10) DAYS OF A WRITTEN REQUEST TO DO SO BY ANY PARTY, THEN, UPON REQUEST OF ANY PARTY, THE REFEREE SHALL BE SELECTED BY THE PRESIDING JUDGE OF THE COURT (OR HIS OR HER REPRESENTATIVE). A REQUEST FOR APPOINTMENT OF A REFEREE MAY BE HEARD ON AN EX PARTE OR EXPEDITED BASIS, AND THE PARTIES AGREE THAT IRREPARABLE HARM WOULD RESULT IF EX PARTE RELIEF IS NOT GRANTED.
(iv)EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT THAT WHEN ANY PARTY SO REQUESTS, A COURT REPORTER WILL BE USED AT ANY HEARING CONDUCTED BEFORE THE REFEREE, AND THE REFEREE WILL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH A REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR THE COURT REPORTER. SUBJECT TO THE REFEREE’S POWER TO AWARD COSTS TO THE PREVAILING PARTY, THE BORROWERS WILL PAY THE COST OF THE REFEREE AND ALL COURT REPORTERS.
(v)THE REFEREE SHALL BE REQUIRED TO DETERMINE ALL ISSUES IN ACCORDANCE WITH EXISTING APPLICABLE CASE LAW AND STATUTORY LAW. THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE COURT WILL

BE APPLICABLE TO THE REFERENCE PROCEEDING. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF, ENTER EQUITABLE ORDERS THAT WILL BE BINDING ON THE PARTIES AND RULE ON ANY MOTION THAT WOULD BE AUTHORIZED IN A COURT PROCEEDING. THE REFEREE SHALL ISSUE A DECISION AT THE CLOSE OF THE REFERENCE PROCEEDING WHICH DISPOSES OF ALL CLAIMS OF THE PARTIES THAT ARE THE SUBJECT OF THE REFERENCE.PURSUANT TO CCP SECTION 644, SUCH DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT OR AN ORDER IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT AND ANY SUCH DECISION WILL BE FINAL, BINDING AND CONCLUSIVE. THE PARTIES RESERVE THE RIGHT TO APPEAL FROM THE FINAL JUDGMENT OR ORDER OR FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE. THE PARTIES RESERVE THE RIGHT TO FINDINGS OF FACT, CONCLUSIONS OF LAWS, A WRITTEN STATEMENT OF DECISION, AND THE RIGHT TO MOVE FOR A NEW TRIAL OR A DIFFERENT JUDGMENT, WHICH NEW TRIAL, IF GRANTED, IS ALSO TO BE A REFERENCE PROCEEDING UNDER THIS PROVISION.
(vi)NEITHER THE INCLUSION OF THIS SECTION 12.3, NOR ANY REFERENCE TO CALIFORNIA LAW CONTAINED HEREIN SHALL BE DEEMED TO AFFECT OR LIMIT IN ANY WAY THE PARTIES’ CHOICE OF NEW YORK LAW.
ARTICLE XIIIEFFECTIVE DATE AND TERMINATION.
XIII.1Term; Prepayment. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Secured Party, shall become effective on the Restatement Date and shall continue in full force and effect until April 15, 2027 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon not less than sixty (60) days’ nor more than ninety (90) days’ prior written notice upon payment in full of the Obligations (other than Inchoate Obligations). In the event this Agreement is terminated prior to the last day of the Term (the date of such prepayment hereinafter referred to as the “Early Termination Date”), Borrowers shall pay to Agent for the benefit of Lenders an early termination fee as set forth in the Fee Letter.
XIII.2Termination. The termination of the Agreement shall not affect any Borrower’s, Agent’s or any other Lender’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations (other than Inchoate Obligations) have been fully and indefeasibly paid, disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrowers’ Account may from time to time be temporarily in a zero or credit position, until all of the Obligations (other than Inchoate Obligations) of each Borrower have been indefeasibly paid and performed in full after the termination of this Agreement or each Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, each Borrower waives any rights that it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to each Borrower, or to file them with any filing office, unless and until this Agreement has been terminated in accordance with its terms and all Obligations (other than Inchoate Obligations) have been indefeasibly paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all

Obligations (other than Inchoate Obligations) are indefeasibly paid and performed in full. In the event of the payoff or refinancing of all outstanding Obligations contemporaneously with the termination of all Commitments hereunder, Agent shall confirm the payoff of the Obligations on the date so paid and the termination of the Commitments on the date so terminated in a customary payoff letter satisfactory to Agent in its reasonable discretion.
ARTICLE XIVREGARDING AGENT.
XIV.1Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the Other Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the Other Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in Sections 2.8(b) and the Fee Letter), charges and collections received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including collection of the Notes) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action which, in Agent’s discretion, exposes Agent to liability or which is contrary to this Agreement or the Other Documents or Applicable Law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.
XIV.2Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Other Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment), or (ii) responsible in any manner for any recitals, statements, representations or warranties made by any Borrower or any officer thereof contained in this Agreement, or in any of the Other Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the Other Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Other Documents or for any failure of any Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Other Documents, or to inspect the properties, books or records of any Borrower. The duties of Agent as respects the Advances to Borrowers shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement or the transactions described herein except as expressly set forth herein.
XIV.3Lack of Reliance on Agent. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of each Borrower and each Guarantor in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of each Borrower and each Guarantor. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by any Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Other Document, or of the financial condition of any Borrower or any Guarantor, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, the Other Documents or the financial condition or prospects of any Borrower, or the existence of any Event of Default or any Default.
XIV.4Resignation of Agent; Successor Agent. Agent may resign on thirty (30) days written notice to each Lender and Borrowing Agent and upon such resignation, Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrowing Agent (provided that no notice to or approval of Borrowing Agent shall be required (i) in any case where the successor Agent is one of the Lenders or (ii) after the occurrence and during the continuance of any Event of Default). Any such successor Agent shall succeed to the rights, powers and duties of Agent, and shall in particular succeed to all of Agent’s right, title and interest in and to all of the Liens in the Collateral securing the Obligations created hereunder or any Other Document (including all account control agreements, Pledge Agreements and /or Mortgages), and the term “Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens). After any Agent’s resignation as Agent, the provisions of this Article XIV, and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this Article XIV and any indemnification rights under this Agreement, including without limitation, rights arising under Section 16.5 hereof, shall inure to its benefit as to any actions taken or omitted to be taken by it in connection with such Liens).
XIV.5Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any Other Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of Required Lenders.
XIV.6Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, email, facsimile, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Other Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.
XIV.7Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Other Documents, unless Agent has received notice from a Lender or Borrowing Agent referring to this Agreement or the Other Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by Required Lenders; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.
XIV.8Indemnification. To the extent Agent is not reimbursed and indemnified by Borrowers, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the outstanding Advances and its respective Participation Commitments in the outstanding Letters of Credit and outstanding Swing Loans (or, if no Advances are outstanding, pro rata according to the percentage that its Revolving Commitment Amount constitute of the total aggregate Revolving Commitment Amounts), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Other Document; provided that Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment). All amounts due under this Section 14.8 shall be payable not later than ten (10) days after demand therefor.
XIV.9Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term “Lender” or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with any Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from any Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
XIV.10Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, 9.9, 9.12 and 9.13 or Borrowing Base Certificates from any Borrower pursuant to the terms of this Agreement which any Borrower is not obligated to deliver to each Lender, Agent will promptly furnish such documents and information to Lenders.
XIV.11Borrowers’ Undertaking to Agent. Without prejudice to their respective obligations to Lenders under the other provisions of this Agreement, each Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower’s obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.
XIV.12No Reliance on Agent’s Customer Identification Program. To the extent the Advances or this Agreement is, or becomes, syndicated in cooperation with other Lenders, each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti Terrorism Law, including any programs involving any of the following items relating to or in connection with any of Borrowers, their Affiliates or their agents, the Other Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such ~~Anti-Terrorism~~Anti-Money Laundering Law.
XIV.13Other Agreements. Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or any deposit accounts of any Borrower now or hereafter maintained with such Lender. Anything in this Agreement to the contrary notwithstanding, each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take any action to protect or enforce its rights arising out of this Agreement or the Other Documents, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Other Documents shall be taken in concert and at the direction or with the consent of Agent or Required Lenders.
XIV.14Erroneous Payments.
(a)If the Agent notifies a Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party (any such Lender, Issuer, Secured Party or other recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and such Lender, Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent in same day funds at the greater of the Effective Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice from the Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender, Issuer or Secured Party, or any Person who has received funds on behalf of a Lender, Issuer or Secured Party hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Agent (or any of its Affiliates) (x) that is in an amount different than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such, prepayment or repayment (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates), or (z) that such Lender, Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:
(i)(A) In the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Agent pursuant to this Section 14.14(b).
(c)Each Lender, Issuer or Secured Party hereby authorizes the Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuer or Secured Party under any Other Document, or otherwise payable or distributable by the Agent to such Lender, Issuer or Secured Party from any source, against any amount due to the Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (a), from any Lender or Issuer that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Agent’s notice to such Lender or Issuer at any time, (i) such Lender or Issuer shall be deemed to have assigned its loans (but not its commitments) of the relevant class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the loans (but not commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an assignment and assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuer shall deliver any Notes evidencing such loans to the Borrower or the Agent, (ii) the Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Agent as the assignee Lender shall become a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuer shall cease to be a Lender or Issuer, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable commitments which shall survive as to such assigning Lender or assigning Issuer and (iv) the Agent may reflect in the Register its ownership interest in the loans subject to the Erroneous Payment Deficiency Assignment. The Agent may, in its discretion, sell any loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuer shall be reduced by the net proceeds of the sale of such loan (or portion thereof), and the Agent shall retain all other rights, remedies and claims against such Lender or Issuer (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the commitments of any Lender or Issuer and such commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Agent has sold a loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Agent may be equitably subrogated, the Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuer or Secured Party under the Other Documents with respect to such Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).
(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other loan party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other loan party for the purpose of making such Erroneous Payment.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payment received, including without limitation, waiver of any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations under this Section 14.14 shall survive the resignation or replacement of the Agent, the termination of all of the commitments and/or repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Other Document.
ARTICLE XVBORROWING AGENCY.
XV.1Borrowing Agency Provisions.
(a)Each Borrower hereby irrevocably designates Borrowing Agent to be its attorney and agent and in such capacity, whether verbally, in writing or through electronic methods (including, without limitation, an Approved Electronic Communication) to (i) borrow, (ii) request advances, (iii) request the issuance of Letters of Credit, (iv) sign and endorse notes, (v) execute and deliver all instruments, documents, applications, security agreements, reimbursement agreements and letter of credit agreements for Letters of Credit and all other certificates, notice, writings and further assurances now or hereafter required hereunder, (vi) make elections regarding interest rates, (vii) give instructions regarding Letters of Credit and agree with Issuer upon any amendment, extension or renewal of any Letter of Credit and (viii) otherwise take action under and in connection with this Agreement and the Other Documents, all on behalf of and in the name such Borrower or Borrowers, and hereby authorizes Agent to pay over or credit all loan proceeds hereunder in accordance with the request of Borrowing Agent.
(b)The handling of this credit facility as a co-borrowing facility with a borrowing agent in the manner set forth in this Agreement is solely as an accommodation to Borrowers and at their request. Neither Agent nor any Lender shall incur liability to Borrowers as a result thereof. To induce

Agent and Lenders to do so and in consideration thereof, each Borrower hereby indemnifies Agent and each Lender and holds Agent and each Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Agent or any Lender by any Person arising from or incurred by reason of the handling of the financing arrangements of Borrowers as provided herein, reliance by Agent or any Lender on any request or instruction from Borrowing Agent or any other action taken by Agent or any Lender with respect to this Section 15.1 except due to willful misconduct or gross (not mere) negligence by the indemnified party (as determined by a court of competent jurisdiction in a final and non-appealable judgment).
(c)All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted by Agent or any Lender to any Borrower, failure of Agent or any Lender to give any Borrower notice of borrowing or any other notice, any failure of Agent or any Lender to pursue or preserve its rights against any Borrower, the release by Agent or any Lender of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Agent or any Lender to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses.
XV.2Joint and Several Liability of Borrowers. Each Borrower hereby agrees as follows:
(a)Each Borrower is accepting joint and several liability hereunder and under the Other Documents in consideration of the financial accommodations to be provided by Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b)Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 15.2), it being the intention of each Borrower and the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
(d)The Obligations of each Borrower under the provisions of this Section 15.2 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
XV.3Waiver of Subrogation. Each Borrower expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution of any other claim which such Borrower may now or hereafter have against the other Borrowers or any other Person directly or contingently liable for the Obligations hereunder, or against or with respect to any other Borrowers’

property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations.
XV.4Common Enterprise. The successful operation and condition of each of the Borrowers is dependent on the continued successful performance of the functions of the group of Borrowers as a whole and the successful operation of each Borrower is dependent on the successful performance and operation of each other Borrower. Each of the Borrowers expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly or indirectly, from successful operations of each of the other Borrowers. Each Borrower expects to derive benefit (and the board of directors or other governing body of each such Borrower have determined that it may reasonably be expected to derive benefit), directly and indirectly, from the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Borrower has determined that execution, delivery, and performance of this Agreement and any Other Documents to be executed by such Borrower is within its corporate purpose, will be of direct and indirect benefit to such Borrower, and is in its best interest.
ARTICLE XVIMISCELLANEOUS.
XVI.1Governing Law. This Agreement and each Other Document (unless and except to the extent expressly provided otherwise in any such Other Document), and all matters relating hereto or thereto or arising herefrom or therefrom (whether arising under contract law, tort law or otherwise) shall, in accordance with Section 5-1401 of the General Obligations Law of the State of New York, be governed by and construed in accordance with the laws of the State of New York. Any judicial proceeding brought by or against any Borrower with respect to any of the Obligations, this Agreement, the Other Documents or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, each Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified or registered mail (return receipt requested) directed to Borrowing Agent at its address set forth in Section 16.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at Agent’s option, by service upon Borrowing Agent which each Borrower irrevocably appoints as such Borrower’s Agent for the purpose of accepting service within the State of New York. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Borrower in the courts of any other jurisdiction. Each Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each Borrower waives the right to remove any judicial proceeding brought against such Borrower in any state court to any federal court. Any judicial proceeding by any Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York; provided, that the Borrowers may bring counterclaims in any other court in which the original claim was brought by Agent or any Lender.
XVI.2Entire Understanding.

(a)This Agreement and the documents executed concurrently herewith contain the entire understanding between each Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Borrower’s, Agent’s and each Lender’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Notwithstanding the foregoing, Agent may modify this Agreement or any of the Other Documents for the purposes of completing missing content or correcting erroneous content of an administrative nature, without the need for a written amendment, provided that the Agent shall send a copy of any such modification to the Borrowers and each Lender (which copy may be provided by electronic mail).Each Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and Other Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.
(b)Required Lenders, Agent with the consent in writing of Required Lenders, and Borrowers may, subject to the provisions of this Section 16.2(b), from time to time enter into written supplemental agreements to this Agreement or the Other Documents executed by Borrowers, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrowers thereunder or the conditions, provisions or terms thereof or waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall:
(i)increase the Revolving Commitment Percentage, the maximum dollar commitment of any Lender or the Maximum Revolving Advance Amount without the consent of each Lender directly affected thereby;
(ii)whether or not any Advances are outstanding, extend the Term or the time for payment of principal or interest of any Advance (excluding the due date of any mandatory prepayment of an Advance), or any fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Advances or reduce any fee payable to any Lender, without the consent of each Lender directly affected thereby (except that Required Lenders may elect to waive or rescind any imposition of the Default Rate under Section 3.1 or of default rates of Letter of Credit fees under Section 3.2 (unless imposed by Agent));
(iii)increase the Maximum Revolving Advance Amount without the consent of all Lenders holding a Revolving Commitment;
(iv)alter the definition of the term Required Lenders or alter, amend or modify this Section 16.2(b) without the consent of all Lenders;
(v)alter, amend or modify the provisions of Section 11.5 without the consent of all Lenders;
(vi)release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $250,000 without the consent of all Lenders;
(vii)change the rights and duties of Agent without the consent of all Lenders;

(viii)subject to clause (e) below, permit any Revolving Advance to be made if after giving effect thereto the total of Revolving Advances outstanding hereunder would exceed the Formula Amount for more than thirty (30) consecutive Business Days or exceed one hundred and ten percent (110%) of the Formula Amount without the consent of all Lenders holding a Revolving Commitment;
(ix)increase the Advance Rates above the Advance Rates in effect on the Restatement Date without the consent of all Lenders holding a Revolving Commitment; or
(x)release any Guarantor or Borrower without the consent of all Lenders.
(c)Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrowers, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrowers, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default which was waived), or impair any right consequent thereon.
(d)In the event that Agent requests the consent of a Lender pursuant to this Section 16.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the “Designated Lender”), for a price equal to (i) the then outstanding principal amount thereof plus (ii) accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrowers. In the event Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender’s denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.
(e)Notwithstanding (i) the existence of a Default or an Event of Default, (ii) that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, Agent may at its discretion and without the consent of any Lender, voluntarily permit the outstanding Revolving Advances and the Maximum Undrawn Amount at such time to exceed the Formula Amount at such time (such sum, the “Overadvance Threshold Amount”) by up to ten percent (10%) of the Formula Amount for up to sixty (60) consecutive Business Days (the “Out-of-Formula Loans”); provided that such outstanding Advances and undrawn Letters of Credit do not exceed the Maximum Revolving Advance Amount. If Agent is willing in its sole and absolute discretion to permit such Out-of-Formula Loans, Lenders holding the Revolving Commitments shall be obligated to fund such Out-of-Formula Loans in accordance with their respective Revolving Commitment Percentages, and such Out-of-Formula Loans shall be payable on demand and shall bear interest at the Default Rate for Revolving Advances; provided that, if Agent does permit Out-of-Formula Loans, neither Agent nor Lenders shall be deemed thereby to have changed the limits of Section 2.1(a) nor shall any Lender be obligated to fund Revolving Advances in excess of its Revolving Commitment Amount. For purposes of this paragraph, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Receivables” or “Eligible Inventory”, as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event Agent involuntarily permits the outstanding Revolving Advances and Maximum Undrawn Amount, in the aggregate, to exceed the Formula Amount by more than ten percent (10%), Agent shall use its efforts to have Borrowers decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence. To the extent any Out-of-Formula Loans are not actually funded by the other Lenders as provided for in this Section 16.2(e), Agent may elect in its discretion to fund such Out-of-Formula Loans and any such Out-of-Formula Loans so funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
(f)In addition to (and not in substitution of) the discretionary Revolving Advances permitted above in this Section 16.2, Agent is hereby authorized by Borrowers and Lenders, at any time in Agent’s sole discretion, regardless of (i) the existence of a Default or an Event of Default, (ii) whether any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied or the commitments of Lenders to make Revolving Advances hereunder have been terminated for any reason, or (iii) any other contrary provision of this Agreement, to make Revolving Advances (“Protective Advances”) to Borrowers on behalf of Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (c) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement; provided, that the Protective Advances made hereunder shall not exceed more than ten percent (10%) of the Formula Amount in the aggregate and provided further that at any time after giving effect to any such Protective Advances, the outstanding Revolving Advances, Swing Loans and Maximum Undrawn Amount of all outstanding Letters of Credit do not exceed the Maximum Revolving Advance Amount. Lenders holding the Revolving Commitments shall be obligated to fund such Protective Advances and effect a settlement with Agent therefor upon demand of Agent in accordance with their respective Revolving Commitment Percentages. To the extent any Protective Advances are not actually funded by the other Lenders as provided for in this Section 16.2(f), any such Protective Advances funded by Agent shall be deemed to be Revolving Advances made by and owing to Agent, and Agent shall be entitled to all rights (including accrual of interest) and remedies of a Lender holding a Revolving Commitment under this Agreement and the Other Documents with respect to such Revolving Advances.
XVI.3Successors and Assigns; Participations; New Lenders.
(a)This Agreement shall be binding upon and inure to the benefit of Borrowers, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement (including, in each case, by way of an LLC Division) without the prior written consent of Agent and each Lender.
(b)Each Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other Persons. Each Participant may exercise all rights of payment (including rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that (i) Borrowers shall not be required to pay to any Participant more than the amount which it would have been required to pay to Lender which granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) in no event shall Borrowers be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Each Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other property actually or constructively held by such Participant as security for the Participant’s interest in the Advances.
(c)Any Lender, with the consent of Agent (which shall not be unreasonably withheld or delayed), may sell, assign or transfer all or any part of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to one or more Eligible Assignees and one or more Eligible Assignees may commit to make Advances hereunder (each a “Purchasing Lender”), in minimum amounts of not less than $5,000,000 (or its entire interest, if less), pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording, provided, however, that each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to each of the Revolving Advances under this Agreement in which such Lender has an interest. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Revolving Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Each Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Revolving Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the Other Documents. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(d)Any Lender, with the consent of Agent which shall not be unreasonably withheld or delayed, may directly or indirectly sell, assign or transfer all or any portion of its rights and obligations under or relating to Revolving Advances under this Agreement and the Other Documents to an entity, whether a corporation, partnership, trust, limited liability company or other entity that (i) is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, serviced or managed by the assigning Lender or an Affiliate of such Lender (a “Purchasing CLO” and together with each Participant and Purchasing Lender, each a “Transferee” and collectively the “Transferees”), pursuant to a Commitment Transfer Supplement modified as appropriate to reflect the interest being assigned (“Modified Commitment Transfer Supplement”), executed by any intermediate purchaser, the Purchasing CLO, the transferor Lender, and Agent as appropriate and delivered to Agent for recording. Upon such execution and delivery, from and after the transfer effective date determined pursuant to such Modified Commitment Transfer Supplement, (i) Purchasing CLO thereunder shall be a party hereto and, to the extent provided in such Modified Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder and (ii) the transferor Lender thereunder shall, to the extent provided in such Modified Commitment Transfer Supplement, be released from its obligations under this Agreement, the Modified Commitment Transfer Supplement creating a novation for that purpose. Such Modified Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing CLO. Each Borrower hereby consents to the addition of such Purchasing CLO. Borrowers shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.
(e)Agent shall maintain at its address a copy of each Commitment Transfer Supplement and Modified Commitment Transfer Supplement delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and each Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrowing Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender and/or Purchasing CLO upon the effective date of each transfer or assignment (other than to an intermediate purchaser) to such Purchasing Lender and/or Purchasing CLO.
(f)Each Borrower authorizes each Lender to disclose to any Transferee and any prospective Transferee any and all financial information in such Lender’s possession concerning such Borrower which has been delivered to such Lender by or on behalf of such Borrower pursuant to this Agreement or in connection with such Lender’s credit evaluation of such Borrower.
(g)Notwithstanding anything to the contrary contained in this Agreement, any Lender may at any time and from time to time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
XVI.4Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations. To the extent that any Borrower makes a payment or Agent or any Lender receives any payment or proceeds of the Collateral for any Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.
XVI.5Indemnity. Each Borrower shall defend, protect, indemnify, pay and save harmless Agent, Issuer, each Lender and each of their respective officers, directors, Affiliates, attorneys, employees and agents (each an “Indemnified Party”) for and from and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, fines, actions, judgments, suits, costs, charges, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel (including allocated costs of internal counsel)) (collectively, “Claims”) which may be imposed on, incurred by, or asserted against any Indemnified Party in arising out of or in any way relating to or as a consequence, direct or indirect, of: (i) this Agreement, the Other Documents, the Advances and other

Obligations and/or the transactions contemplated hereby including the Closing, (ii) any action or failure to act or action taken only after delay or the satisfaction of any conditions by any Indemnified Party in connection with and/or relating to the negotiation, execution, delivery or administration of the Agreement and the Other Documents, the credit facilities established hereunder and thereunder and/or the transactions contemplated hereby including the Closing, (iii) any Borrower’s or any Guarantor’s failure to observe, perform or discharge any of its covenants, obligations, agreements or duties under or breach of any of the representations or warranties made in this Agreement and the Other Documents, (iv) the enforcement of any of the rights and remedies of Agent, Issuer or any Lender under the Agreement and the Other Documents, (v) any threatened or actual imposition of fines or penalties, or disgorgement of benefits, for violation of any ~~Anti-Terrorism~~Anti- Money Laundering Law by any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, and (vi) any claim, litigation, proceeding or investigation instituted or conducted by any Governmental Body or instrumentality, any Borrower, any Affiliate or Subsidiary of any Borrowers, or any Guarantor, or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the Other Documents, whether or not Agent or any Lender is a party thereto. Without limiting the generality of any of the foregoing, each Borrower shall defend, protect, indemnify, pay and save harmless each Indemnified Party from (x) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party arising out of or in any way relating to or as a consequence, direct or indirect, of the issuance of any Letter of Credit hereunder and (y) any Claims which may be imposed on, incurred by, or asserted against any Indemnified Party under any Environmental Laws with respect to or in connection with the Real Property, any Hazardous Discharge, the presence of any Hazardous Materials affecting the Real Property (whether or not the same originates or emerges from the Real Property or any contiguous real estate), including any Claims consisting of or relating to the imposition or assertion of any Lien on any of the Real Property under any Environmental Laws and any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrowers’ obligations under this Section 16.5 shall arise upon the discovery of the presence of any Hazardous Materials at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials, in each such case except to the extent that any of the foregoing arises out of the gross (not mere) negligence or willful misconduct of the Indemnified Party (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Without limiting the generality of the foregoing, this indemnity shall extend to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) asserted against or incurred by any of the Indemnified Parties by any Person under any Environmental Laws or similar laws by reason of any Borrower’s or any other Person’s failure to comply with laws applicable to solid or hazardous waste materials, including Hazardous Materials and Hazardous Waste, or other Toxic Substances. Additionally, if any taxes (excluding taxes imposed upon or measured solely by the net income of Agent and Lenders, but including any intangibles taxes, stamp tax, recording tax or franchise tax) shall be payable by Agent, Lenders or Borrowers on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the Other Documents, or the creation or repayment of any of the Obligations hereunder, by reason of any Applicable Law now or hereafter in effect, Borrowers will pay (or will promptly reimburse Agent and Lenders for payment of) all such taxes, including interest and penalties thereon, and will indemnify and hold the Indemnified Parties harmless from and against all liability in connection therewith. All amounts due under this Section 16.5 shall be payable not later than ten (10) days after demand therefor.
XVI.6Notice. Any notice or request hereunder may be given to Borrowing Agent or any Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 16.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made by telephone or in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission or by setting forth such Notice on a website to which Borrowers are directed (an “Internet Posting”) if Notice of such Internet Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 16.6) in accordance with this Section 16.6. Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 16.6 hereof or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 16.6. Any Notice shall be effective:
(a)In the case of hand-delivery, when delivered;
(b)If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;
(c)In the case of a telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, an Internet Posting or an overnight courier delivery of a confirmatory Notice (received at or before noon on such next Business Day);
(d)In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;
(e)In the case of electronic transmission, when actually received;
(f)In the case of an Internet Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 16.6; and
(g)If given by any other means (including by overnight courier), when actually received.
Any Lender giving a Notice to Borrowing Agent or any Borrower shall concurrently send a copy thereof to Agent, and Agent shall promptly notify the other Lenders of its receipt of such Notice.
(1)If to Agent or PNC at:
PNC Bank, National Association
~~350 S. Grand~~2 North Lake Avenue, Suite ~~3850~~450
~~Los Angeles~~Pasadena, California ~~90071~~91101
Attention:    ~~Lisa Pinckney / Assistant Vice President~~Anthony F. Armstrong/ Virco Account Officer
        ~~(Virco)~~
Telephone:    (626) ~~229-6223~~432-7542
Facsimile:    (626) 432-4589
Email: ~~lisa.pinckney~~    anthony.armstrong@pnc.com

with a copy to:

PNC Bank, National Association
PNC Agency Services
PNC Firstside Center
500 First Avenue (Mailstop: P7-PFSC-04-1)
Pittsburgh, Pennsylvania 15219
Attention:     Lori Killmeyer
Telephone:     (412) 807.7002
Facsimile:     (412) 762-8672

with an additional copy to:

~~McGuireWoods~~Holland & Knight LLP
~~355 S. Grand Avenue, Suite 4200~~
400 South Hope Street, 8th Floor
Los Angeles, California 90071
Attention:    Mark Spitzer
Telephone:    (213) ~~457-9847~~896-2573
Facsimile:    (213) ~~457-9884~~896-2450
Email:     mark.spitzer@hklaw.com

(2)If to a Lender other than Agent, as specified on its Administrative Questionnaire

(3)If to Borrowing Agent or any Borrower:
Virco Mfg. Corporation
2027 Harpers Way
Torrance, California 90501
Attention:     Robert E. Dose and Bassey Yau
Telephone:     (310) 533-0474
Facsimile:     (310) 553-1906
Email: ~~robertdose~~    robertdose@virco.com and basseyyau@virco.com

XVI.7Survival. The obligations of Borrowers under Sections 2.2(f), 2.2(g), 2.2(h), 3.7, 3.8, 3.9, 3.10, 16.5 and 16.9 and the obligations of Lenders under Sections 2.2, 2.15(b), 2.16, 2.18, 2.19, 14.8 and 16.5, shall survive termination of this Agreement and the Other Documents and payment in full of the Obligations.
XVI.8Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Laws, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.
XVI.9Expenses. All reasonable and documented out-of-pocket costs and expenses, including reasonable attorneys’ fees (including the allocated costs of in-house counsel, one primary counsel to Agent and, if necessary, one local counsel in any relevant jurisdiction) and disbursements incurred by Agent on its behalf or on behalf of Secured Parties, including all costs and expenses incurred (and including in or in connection with or anticipation of an insolvency proceeding, reorganization, or any similar proceeding): (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, or (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement and the Other Documents or any consents or waivers hereunder or thereunder and all related agreements, documents and instruments, or (c) in instituting, maintaining, preserving, enforcing and foreclosing on Agent’s security interest in or Lien on any of the Collateral, or maintaining, preserving or enforcing any of Agent’s or any Lender’s rights hereunder and under the Other Documents and under all related agreements, documents and instruments, whether through judicial proceedings or otherwise, or (d) in defending or prosecuting any actions or proceedings arising out of or relating to Agent’s or any Lender’s transactions with any Borrower, or (e) in connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and under the Other Documents and all related agreements, documents and instruments, may be charged to Borrowers’ Account and shall be part of the Obligations, or (f) in connection with any inspections or appraisals conducted pursuant to Section 4.7, provided that (i) absent the occurrence and continuation of an Event of Default and so long as the trailing 90-day average Availability shall exceed 17.5% of the then applicable Maximum Revolving Advance Availability, only one Field Exam during any 12 month period shall be at the expense of Borrowers (it being understood that should the trailing 90-day average Availability at any time be less than 17.5% of the then applicable Maximum Revolving Advance Availability, such additional Field Exams as Agent may conduct pursuant to Section 4.6 shall be at the expense of Borrowers) and (ii) absent the occurrence and continuation of an Event of Default only one machinery and equipment collateral appraisal (excluding desk top appraisals) during any successive 24 month period shall be at the expense of Borrowers.

XVI.10Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, or threatens to fail to perform, observe or discharge such obligations or liabilities, any remedy at law may prove to be inadequate relief to Lenders; therefor, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.
XVI.11Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to any Borrower, or any Guarantor (or any Affiliate of any such Person) for indirect, punitive, exemplary or consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations or as a result of any transaction contemplated under this Agreement or any Other Document.
XVI.12Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.
XVI.13Counterparts; Facsimile Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or electronic transmission (including email transmission of a PDF image) shall be deemed to be an original signature hereto.
XVI.14Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.
XVI.15Confidentiality; Sharing Information. Agent, each Lender and each Transferee shall hold all non-public information obtained by Agent, such Lender or such Transferee pursuant to the requirements of this Agreement in accordance with Agent’s, such Lender’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, Agent, each Lender and each Transferee may disclose such confidential information (a) to its Affiliates and its and their examiners, Affiliates, financing sources, directors, officers, partners, employees, agents, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Transferees, (c) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any of the Other Documents, and (d) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further that (i) unless specifically prohibited by Applicable Law, Agent, each Lender and each Transferee shall use its reasonable best efforts prior to disclosure thereof, to notify the applicable Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Transferee by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Transferee be obligated to return any materials furnished by any Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated. Each Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each Borrower hereby authorizes each Lender to share any information delivered to such Lender by such Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 16.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of this Agreement. Notwithstanding any non-disclosure agreement or similar document executed by Agent in favor of any Borrower or any of any Borrower’s affiliates, the provisions of this Agreement shall supersede such agreements.
XVI.16Publicity. Each Borrower and each Lender hereby authorizes Agent to make appropriate announcements of the financial arrangement entered into among Borrowers, Agent and Lenders, including announcements which are commonly known as tombstones, in such advertising, print media and promotional materials (including, without limitation, on any of the Agent’s websites) and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate. No Lender may make any such announcement without the prior written consent of Agent, such consent to be given or withheld in Agent’s sole and absolute discretion.
XVI.17Certifications From Banks and Participants; USA PATRIOT Act.
(a)Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations at such times as are required under the USA PATRIOT Act.
(b)The USA PATRIOT Act requires all financial institutions to obtain, verify and record certain information that identifies individuals or business entities which open an “account” with such financial institution. Consequently, any Lender may from time to time request, and each Borrower shall provide to such Lender, such Borrower’s name, address, tax identification number and/or such other identifying information as shall be necessary for such Lender to comply with the USA PATRIOT Act and any other ~~Anti-Terrorism~~Anti- Money Laundering Law
XVI.18Amendment and Restatement. Upon the effectiveness of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The Existing Obligations outstanding on the Restatement Date shall continue in full force and effect and constitute Obligations, and the effectiveness of this Agreement shall not constitute a novation or repayment of the Existing Obligations. Such Existing Obligations, together with any and all additional Obligations incurred by Borrowers under this Agreement or under any of the Other Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in this Agreement and the Other Documents. Each Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in the Existing Credit Agreement and in any and all Other Documents, as amended, supplemented or otherwise modified by this Agreement and by the Other Documents delivered on the Restatement Date. Any and all references in any Other Documents (including the “Loan

Documents” (as such term is defined in the Existing Credit Agreement) to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement.
[signature pages follow]

Each of the parties has signed this Agreement effective as of the day and year first above written.
BORROWERS:

VIRCO MFG. CORPORATION,
a Delaware corporation

By:    ________________________
Name:    ~~Robert E. Dose~~
Title:    ~~Senior Vice President Finance, Treasurer and~~
~~Secretary~~

VIRCO INC.,
a Delaware corporation

By:    ________________________
Name:    ~~Robert E. Dose~~
Title:    ~~Senior Vice President Finance, Treasurer and~~
~~Secretary~~

PNC BANK, NATIONAL ASSOCIATION,
As Lender and as Agent

By:    ________________________
Name:
Title:

Revolving Commitment Percentage: 100%
Maximum Revolving Commitment Amount $70,000,000